EXHIBIT 10.1
AMENDED AND RESTATED CREDIT AGREEMENT
dated as of October 6, 2023
among
SOUTH BAY ACCEPTANCE CORPORATION
and
SOUTH BAY FUNDING LLC,
as Borrowers,
THE GUARANTORS FROM TIME TO TIME PARTY HERETO,
THE LENDERS FROM TIME TO TIME PARTY HERETO,
and
FIFTH THIRD BANK, NATIONAL ASSOCIATION,
as Administrative Agent,

FIFTH THIRD BANK, NATIONAL ASSOCIATION,
as Lead Arranger and Sole Book Runner

TABLE OF CONTENTS
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Schedules
Schedule 1    -    Commitment Amounts
Schedule 4.1(d)    -    Post-Closing Obligations
Schedule 5.4    -    Litigation
Schedule 5.5    -    Permitted Liens
Schedule 5.8    -    Places of Business
Schedule 5.10    -    Jurisdictions
Schedule 5.13    -    Conditions Affecting Business or Properties
Schedule 5.15     -    Subsidiaries
Schedule 6.10    -    Additional Insurance Requirements

Exhibits
Exhibit A    -    Form of Assignment and Acceptance
Exhibit B    -    Reserved
Exhibit C-1    -    Form of SBAC Revolving Credit Note
Exhibit C-2    -    Form of SBF Revolving Credit Note
Exhibit C-3    -    Form of SBAC Swing Note
Exhibit C-4    -    Form of SBF Swing Note
Exhibit C-5    -    Form of SBAC Term Note
Exhibit C-6    -    Form of SBF Term Note
Exhibit D    -    Form of Security Agreement
Exhibit E    -    Form of Guaranty Supplement
Exhibit F-1    -    Form of Notice of Borrowing
Exhibit F-2    -    Form of Notice of Conversion
Exhibit G    -    Form of Secretary’s Certificate
Exhibit H    -    Form of Solvency Certificate
Exhibit I    -    Form of Compliance Certificate
Exhibit J-1    -    Form of SBAC Borrowing Base Certificate
Exhibit J-2    -    Form of SBF Borrowing Base Certificate
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AMENDED AND RESTATED CREDIT AGREEMENT
THIS AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is made and entered into as of October 6, 2023, by and among SOUTH BAY ACCEPTANCE CORPORATION, a corporation incorporated under the laws of the State of California (“SBAC”), and SOUTH BAY FUNDING LLC, a limited liability company organized under the laws of the State of Delaware (“SBF”, and together with SBAC, each, a “Borrower” and collectively, the “Borrowers”), the Guarantors (as defined below) from time to time party hereto, the several banks and other financial institutions and lenders from time to time party hereto (the “Lenders”), and FIFTH THIRD BANK, NATIONAL ASSOCIATION, in its capacity as administrative agent for the Lenders (the “Administrative Agent”).
W I T N E S S E T H:
WHEREAS, the Borrowers, the Lenders party thereto (the “Existing Lenders”), and Fifth Third Bank, National Association, as Administrative Agent, previously entered into that certain Credit Agreement (as amended by that certain First Amendment to Credit Agreement dated as of May 19, 2021 and as amended by that certain Second Amendment to Credit Agreement dated as of January 31, 2023, the “Prior Credit Agreement”) dated October 16, 2020 (such date, the “Prior Effective Date”) pursuant to which the Existing Lenders provided a credit facility to the Borrowers in an initial aggregate principal amount of $100,000,000 (“Existing Commitments”) and made extensions of credit (including loans (the “Existing Loans”)) to the Borrowers on the terms and conditions set forth therein.
WHEREAS, the Borrowers have requested that the Lenders and the Administrative Agent (i) increase the Aggregate SBF Revolving Commitment Amount, (ii) extend the maturity date and (iii) amend certain other terms of the Prior Credit Agreement, and the Lenders and the Administrative Agent have agreed to make certain revisions to the Prior Credit Agreement on the terms and conditions set forth herein. The parties hereto have agreed to amend and restate the Prior Credit Agreement in its entirety.
WHEREAS, this Agreement constitutes for all purposes an amendment and restatement of the Prior Credit Agreement and not a new or substitute agreement, and this Agreement shall not constitute a novation of the parties’ rights and obligations under the Prior Credit Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrowers, the Lenders and the Administrative Agent agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION
Section 1.1.    Definitions.
In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):
“Accountants” means a “big 4” accounting firm or another nationally or regionally recognized independent certified public accounting firm or such other accounting firm which is acceptable to the Administrative Agent in its Permitted Discretion.
“Acquisition” shall mean the acquisition (in one transaction or a series of transactions) of all or substantially all of the assets or Capital Stock of a Person, or any assets of any other Person that constitute a business unit or division of any other Person; provided, that the acquisition of “books of business” in the ordinary course of business shall not constitute an “Acquisition”.
“Additional Lender” shall have the meaning assigned to such term in Section 2.22(b).
“Adjusted EBITDA” means, for SBAC and its Subsidiaries for any period, the net income (or loss) of SBAC and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, subject to the following adjustments for SBAC and its Subsidiaries on a consolidated basis determined in accordance with GAAP:
    (1)    plus consolidated net interest expense for such period;
    (2)    plus expense for taxes on or measured by income, franchise taxes and other taxes in lieu of income taxes attributable to such period;
    (3)    plus depreciation and amortization expense for such period (including any depreciation on assets held in the insurance investment portfolio);
    (4)    less or plus (as the case may be) the cumulative effect of a change in accounting principles during such period;
    (5)    less or plus (as the case may be) changes as a result of the adoption or modification of accounting policies during such period;
    (6)    plus non-cash expenses and costs that result from the issuance of stock based awards, limited liability company or partnership interest based awards and similar incentive based compensation awards or arrangements during such period;

    (7)    plus adjustments for the value of business acquired not accounted for as depreciation or amortization during such period;
    (8)    plus impairment of goodwill and other similar non-cash charges, including, but not limited to, write downs and impairment of property, plant, equipment and intangibles and other long lived assets during such period;
    (9)    plus any (i) non-recurring Transaction Costs incurred prior to, or within thirty (30) days of, the Closing Date in connection with the Transactions in an amount not to exceed $1,000,000 in the aggregate and (ii) expenses incurred in connection with any other transaction, including the issuance of Capital Stock, investment, acquisition, disposition, recapitalization or the incurrence, repayment, amendment, restatement, amendment and restatement, waiver, supplement or other modification of Indebtedness (including in respect of the Commitments or Incremental Facility), in each case, whether or not consummated, including any amendment or other modification of this Agreement, during such period;
    (10)    plus to the extent actually reimbursed, expenses incurred during such period to the extent covered by indemnification provisions in any agreement in connection with any acquisition or investment;
    (11)    plus to the extent covered by insurance (and as to which the applicable insurance carrier has not denied coverage), expenses with respect to liability or casualty events or business interruption during such period;
    (12)    plus the amount of any expense or deduction associated with income of any Subsidiaries attributable to non-controlling interests or minority interests of management and other employees during such period;
    (13)    plus any net after-tax loss from the early extinguishment of Indebtedness (including any write-off or amortization made in such period of deferred financing costs and premiums paid or other expenses incurred directly in connection therewith);
    (14)    plus all other non-cash charges or losses for such period and/or less all non-cash gains for such period; and
    (15)    less income or plus loss from discontinued operations and extraordinary items.
“Administrative Agent” means Fifth Third (or any of its designated branch offices or affiliates) in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
“Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” shall mean, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, the Person specified.
“Agent” shall mean each of the Administrative Agent and any other Person appointed under the Loan Documents to serve in an agent or similar capacity.
“Agent’s Report” shall have the meaning assigned to such term in Section 2.27.
“Aggregate SBAC Revolving Commitment Amount” shall mean the aggregate principal amount of the Aggregate SBAC Revolving Commitments from time to time. As of the Closing Date, the Aggregate SBAC Revolving Commitment Amount equals $20,000,000.
“Aggregate SBAC Revolving Commitments” shall mean, collectively, all SBAC Revolving Commitments of all Lenders at any time outstanding.
“Aggregate SBF Revolving Commitment Amount” shall mean the aggregate principal amount of the Aggregate SBF Revolving Commitments from time to time. As of the Closing Date, the Aggregate SBF Revolving Commitment Amount equals $105,000,000.
“Aggregate SBF Revolving Commitments” shall mean, collectively, all SBF Revolving Commitments of all Lenders at any time outstanding.
“Agreement” shall have the meaning assigned to such term in the introductory paragraph hereof, as the same may be amended, restated, amended and restated or otherwise modified from time to time.
“Applicable Insurance Regulatory Authority” shall mean, when used with respect to any Regulated Insurance Company, the insurance department or similar administrative authority or agency located in (a) each state or other jurisdiction in which such Regulated Insurance Company is domiciled or (b) to the extent asserting regulatory jurisdiction over such Regulated Insurance Company, the insurance department, authority or agency in each state or other jurisdiction in which such Regulated Insurance Company is licensed, and shall include any Federal or national insurance regulatory department, authority or agency that may be created that asserts regulatory jurisdiction over such Regulated Insurance Company.
“Applicable Lending Office” shall mean, for each Lender, the lending office of such Lender (or an Affiliate of such Lender) designated in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrowers as the office by which its Loans are to be made and maintained.

“Applicable Margin” shall mean, as of any date, (a) with respect to Revolving Loans bearing interest at (i) the Base Rate, a percentage per annum equal to 1.75%, and (ii) the Tranche Rate, a percentage per annum equal to 2.75%, and (b) with respect to a Term Loan bearing interest at (i) the Base Rate, a percentage per annum equal to 2.25%, and (ii) the Tranche Rate, a percentage per annum equal to 3.25%.
“Applicable Percentage” shall mean 0.25% per annum.
“Approved Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Approved Insurer” means LSIC, any other Regulated Insurance Company which is an Affiliate of the Borrowers, or another insurer approved by the Administrative Agent, in each case, with a rating of B+ or better by A.M. Best or a similar rating agency (and with respect to any other approved insurer, such insurer has entered into a trust agreement similar to the Trust Agreement and has pledged its interest in such trust in a manner satisfactory to the Administrative Agent).
“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.4(b)) and accepted by the Administrative Agent, in the form of Exhibit A attached hereto or any other form approved by the Administrative Agent.
“Assignment of Payments under Trust Agreement” shall mean (i) that certain Assignment of Payments Under Trust Agreement dated the Prior Effective Date, executed and delivered by SBF in favor of the Administrative Agent, as the same was reaffirmed by the Reaffirmation Agreement, and (ii) any other collateral assignment of payments under any Trust Agreement to which any Borrower or any Subsidiary Loan Party is party from time to time, in each case, granting to the Administrative Agent a security interest in the rights of such Borrower or Subsidiary Loan Party, as applicable, in certain payments now or hereafter made under the applicable Trust Agreement.
“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing Requirement of Law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other Requirement of Law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms, or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Code” shall mean Title 11 of the United States Code, 11 U.S.C. § 101, et seq., as the same may be amended from time to time, and any successor statute or statutes and an rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights or any other Federal or state bankruptcy or insolvency law.
“Base Rate” means a variable per annum rate, as of any date of determination, equal to the Prime Rate. The Base Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Fifth Third may make commercial loans or other loans at rates of interest at, above or below the Base Rate. Any change in the Base Rate shall be effective for purposes of this Agreement on the date of such change without notice to the Borrowers.
“Base Rate Loan” shall mean any portion of the outstanding principal amount of the Loan that is bearing interest at the Base Rate.
“Beneficial Owner” shall mean, for each Borrower, any “beneficial owner” as defined in the Beneficial Ownership Regulation.
“Beneficial Owner Certification” shall mean a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form required by such Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Borrowers” shall have the meaning assigned to such term in the introductory paragraph hereof.
“Borrowing” shall mean a borrowing consisting of Loans made or continued on the same date. Borrowings of Loans are made and maintained ratably from each of the Lenders according to their Pro Rata Shares.
“Borrowing Base” means the SBAC Borrowing Base plus the SBF Borrowing Base.

“Borrowing Base Certificate” means either the SBAC Borrowing Base Certificate or the SBF Borrowing Base Certificate as the context so requires.
“Business Day” shall mean (i) with respect to all notices and determinations in connection with the Tranche Rate, any day (other than a Saturday or Sunday) on which commercial banks are open in New York, New York, and Cincinnati, Ohio and that is a U.S. Government Securities Business Day, which means any day other than Saturday or Sunday, or day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities; and (ii) in all cases, any day on which commercial banks in Cincinnati, Ohio are required by law to be open for business; provided that, notwithstanding anything to the contrary in this definition of “Business Day”, at any time during which a Master Agreement with a Lender is then in effect with respect to all or a portion of the Revolving Credit Notes, then the definitions of “Business Day” and “Banking Day”, as applicable, pursuant to such Master Agreement shall govern with respect to all applicable notices and determinations in connection with such portion of such Note subject to such Master Agreement.
“Capital Lease” shall mean any lease of property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.
“Capital Stock” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock and limited liability or partnership interests (whether general or limited), but excluding any debt securities convertible or exchangeable into such equity.
“Cash Collateral” shall have a meaning correlative to the cash or deposit account balances referred to in the definition of “Cash Collateralize” and shall include the proceeds of such cash collateral and other credit support.
“Cash Collateralize” shall mean, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Administrative Agent, the Swing Line Lender, or the Lenders, as collateral for obligations in respect of Swing Loans or obligations of the Lenders to fund participations in respect of Swing Loans, cash or deposit account balances or, if the Swing Line Lender shall agree, in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the Swing Line Lender.
“Change Date” means the last Business Day of each calendar month occurring after the Closing Date; provided, that until the first Change Date to occur after the Closing Date, the “Change Date” shall be the Closing Date.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means any Person, or any group of related Persons, shall have or obtain legal or beneficial ownership of a majority of the outstanding Voting Stock of a Loan Party, other than (a) SBAC, with respect to the ownership of SBF, (b) LOTS Intermediate Co., or (c) another Person which directly or indirectly through one or more intermediaries currently controls or is currently under common control with LOTS Intermediate Co., with respect to the ownership of SBAC.
“Charges” shall have the meaning assigned to such term in Section 11.12.
“Closing Date” shall mean the date on which the conditions precedent set forth in Section 4.1 and Section 4.2 hereof have been satisfied or waived in accordance with Section 11.2, as applicable.
“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.
“Collateral” shall mean the business assets of the Loan Parties pledged as collateral for the Loans, as further described in the Security Agreement and the Collateral Assignments.
“Collateral Assignment of Payment Plan Agreements” shall mean (i) that certain Collateral Assignment of Payment Plan Agreements, dated as of the Prior Effective Date, executed by SBF in favor of the Administrative Agent, as the same was reaffirmed pursuant to the Reaffirmation Agreement, and (ii) any other collateral assignment of a Warranty Service Payment Plan Agreement, executed by any Borrower or any Subsidiary Loan Party, in each case, granting to the Administrative Agent a security interest in the applicable Warranty Service Payment Plan Agreements to which such Borrower or Subsidiary Loan Party is party from time to time.
“Collateral Assignment of Premium Finance Agreements” shall mean (i) that certain Collateral Assignment of Premium Finance Agreements dated as of the Prior Effective Date, executed by SBAC in favor of the Administrative Agent, as the same was reaffirmed pursuant to the Reaffirmation Agreement, and (ii) any other collateral assignment of a Premium Finance Agreement, executed by any Borrower or any Subsidiary Loan Party, in each case, granting to the Administrative Agent a security interest in the applicable Premium Finance Agreements to which such Borrower or Subsidiary Loan Party is party from time to time.

“Collateral Assignments” shall mean, collectively, the Collateral Assignments of Payment Plan Agreements, the Collateral Assignments of Premium Finance Agreements, and the Assignments of Payments under Trust Agreement.
“Commitments” shall mean, collectively, as to all Lenders, the SBAC Revolving Commitments of such Lenders and the SBF Revolving Commitments of such Lenders.
“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Communications” shall have the meaning assigned to such term in Section 11.1(e)(ii).
“Compliance Certificate” shall mean a certificate from the principal executive officer or the principal financial officer of the Borrowers in the form of, and containing the certifications set forth in, the certificate attached hereto as Exhibit I.
“Conforming Changes” means, with respect to the use, administration of, or any conventions associated with the Tranche Rate or any proposed Successor Rate, as applicable, any changes to the terms of this Agreement related to the timing, frequency, and methodology of determining rates and making payments of interest, including changes to the definition of Business Day, lookback periods or observation shift, prepayments, and borrowing, conversion, or continuation notices, and other technical, administrative, or operational matters, as may be appropriate, in the discretion of Administrative Agent (in consultation with the Borrowers), to reflect the adoption and implementation of such applicable rate and to permit the administration thereof by Administrative Agent in an operationally feasible manner and, to the extent feasible, consistent with market practice.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” shall have the meaning correlative thereto.
“Daily Simple SOFR” means, for any Change Date, a rate of interest (adjusted for reserves if the Administrative Agent is required to maintain reserves with respect to relevant advances) per annum equal to the greater of (a) SOFR for the day (such day “i”) that is five (5) U.S. Government Securities Business Days prior to (i) if such Change Date is a U.S. Government Securities Business Day, such Change Date or (ii) if such Change Date is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such Change Date, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website, plus the Spread Adjustment and (b) the Floor. If by 5:00 pm (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any day “i”, the SOFR in respect of such day “i” has not been published on the SOFR Administrator’s Website and a Benchmark Replacement with respect to the Daily Simple SOFR has not occurred, then the SOFR for such day “i” will be the SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive Change Dates. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrowers. Each determination by Agent of Daily Simple SOFR shall be conclusive and binding in the absence of manifest error. Notwithstanding anything to the contrary contained in this Agreement, at any time during which a Master Agreement with any Related Party is then in effect with respect to all or a portion of the Obligations bearing interest based upon Daily Simple SOFR, the Floor shall be disregarded and no longer of any force and effect with respect to such Obligations (or portion thereof) subject to such Master Agreement.
“Debtor Relief Laws” shall mean the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.
“Defaulting Lender” shall mean, subject to Section 2.21, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder or (ii) pay to the Administrative Agent, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its Loans or participation in Swing Loans) within two Business Days of the date when due, (b) has notified the Borrowers, the Administrative Agent or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrowers, to confirm in writing to the Administrative Agent and the Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrowers), or (d) has, or has a direct or indirect Parent Company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect Parent Company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination made in good faith by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrowers, the Swing Line Lender and each Lender, until such time as such Defaulting Lender status is cured through an agreement among the Borrowers, the Administrative Agent and the Swing Line Lender pursuant to Section 2.21(b).
“Disposition” or “Dispose” shall mean the sale, lease, conveyance or other disposition of Property, other than (a) sales or other dispositions of Property made in the ordinary course of business and (b) sales or dispositions of Property of any Loan Party to another Loan Party.
“Disproportionate Advance” is defined in Section 2.5(b).
“Division” means a division of the assets, liabilities and/or obligations of a Person among two or more surviving Persons, pursuant to a plan of division or similar arrangement under Delaware law (or any comparable event under a different jurisdiction’s laws).
“Dollar(s)” and the sign “$” shall mean lawful money of the United States of America.
“Domestic Subsidiary” shall mean a direct or indirect Subsidiary of the Borrowers organized under the laws of one of the fifty states or commonwealths of the United States or the District of Columbia.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.4(b)(iii), Section 11.4(b)(v) and Section 11.4(b)(vi) (subject to such consents, if any, as may be required under Section 11.4(b)(iii)).

“Eligible First Tier Financed Insurance Premiums” means, as of the relevant date of determination, those sums payable to SBAC by Premium Finance Customers in the ordinary course of business under Premium Finance Agreements that: (a) have been duly assigned to the Administrative Agent and which are not subject to any Lien other than the Lien in favor of the Administrative Agent; (b) relate to policies issued by Insurance Companies rated B+ or better by A.M. Best or a similar rating agency; (c) have not had a total amount of insurance premium financed that exceeds seventy-five percent (75%) of the total premium under the applicable insurance policy; (d) are not more than thirty (30) days past due on any payment obligation to SBAC under the terms of the applicable Premium Finance Agreement; and (e) are not otherwise in default in any material obligation owed to SBAC under the terms of the applicable Premium Finance Agreement; provided, however, that the following shall not qualify as “Eligible First Tier Financed Insurance Premiums”: (i) the extent to which the sums payable by any Premium Finance Customer (or any two or more affiliated Premium Finance Customers) who, individually or together, exceed a concentration of twenty percent (20%) of all sums then payable under SBAC’s Premium Finance Agreements (but, for the avoidance of doubt, only the excess of such twenty percent (20%) concentration shall be considered ineligible); and (ii) any sums payable by any Premium Finance Customer who: (A) has filed or has had filed against it a petition for bankruptcy, insolvency, reorganization or any other type of relief under insolvency laws, (B) has made an assignment for the benefit of creditors, or (C) is deemed to be “ineligible” by the Administrative Agent based upon such credit and collateral considerations as the Administrative Agent may deem appropriate, in the Administrative Agent’s Permitted Discretion exercised in good faith.
“Eligible Return Premiums” means, as of the relevant date of determination, those Return Premiums payable to SBAC by Insurance Companies rated B+ or better by A.M. Best or a similar rating agency with respect to policies cancelled in accordance with the terms of SBAC’s Premium Finance Agreements following the default of a Premium Finance Customer; which are not (a) in the case of Return Premiums payable to SBAC by Lloyd’s of London or Lloyd’s of London Insurance Companies, unpaid more than seventy-five (75) days past the date the cancelled policy was subject to cancellation (e.g., in the case of certain Premium Finance Agreements, such date may be twenty-one (21) days after the Premium Finance Customer failed to make payment) or (b) in the case of Return Premiums payable to SBAC by Insurance Companies other than Lloyd’s of London or Lloyd’s of London Insurance Companies, unpaid more than sixty (60) days past the date the cancelled policy was subject to cancellation.
“Eligible Second Tier Financed Insurance Premiums” means, as of the relevant date of determination, those sums payable to SBAC that would qualify as Eligible First Tier Financed Insurance Premiums except that such amounts have had a total amount of insurance premium financed that exceeds seventy-five percent (75%) of the total premium under the applicable insurance policy; provided, however, that the following shall not qualify as “Eligible Second Tier Financed Insurance Premiums”: (a) the extent to which the sums payable by any Premium Finance Customer (or any two or more affiliated Premium Finance Customers) who, individually or together, exceed a concentration of twenty percent (20%) of all sums then payable under SBAC’s Premium Finance Agreements (but, for the avoidance of doubt, only the excess of such twenty percent (20%) concentration shall be considered ineligible); and (b) any sums payable by any Premium Finance Customer who; (i) has filed or has had filed against it a petition for bankruptcy, insolvency, reorganization or any other type of relief under insolvency laws, (ii) has made an assignment for the benefit of creditors, or (iii) is deemed to be “ineligible” by the Administrative Agent based upon such credit and collateral considerations as the Administrative Agent may deem appropriate, in the Administrative Agent’s Permitted Discretion exercised in good faith.
“Eligible Third Tier Financed Insurance Premiums” means, as of the relevant date of determination, those sums payable to SBAC that would qualify as either Eligible First Tier Financed Insurance Premiums or Eligible Second Tier Financed Insurance Premiums except that such amounts relate to policies issued by unrated Insurance Companies or by Insurance Companies rated less than B+ by A.M. Best or a similar rating agency; provided, however, that the following shall not qualify as “Eligible Third Tier Financed Insurance Premiums”: (a) sums payable with respect to policies issued by Preferred Contractors Insurance Company RRG (PCIC); (b) the extent to which the sums payable by any Premium Finance Customer (or any two or more affiliated Premium Finance Customers) who, individually or together, exceed a concentration of twenty percent (20%) of all sums then payable under SBAC’s Premium Finance Agreements (but, for the avoidance of doubt, only the excess of such twenty percent (20%) concentration shall be considered ineligible); and (c) any sums payable by any Premium Finance Customer who; (i) has filed or has had filed against it a petition for bankruptcy, insolvency, reorganization or any other type of relief under insolvency laws, (ii) has made an assignment for the benefit of creditors, or (iii) is deemed to be “ineligible” by the Administrative Agent based upon such credit and collateral considerations as the Administrative Agent may deem appropriate, in the Administrative Agent’s Permitted Discretion exercised in good faith.
“Eligible Warranty Service Payment Plan Agreements” means, as of the relevant date of determination, Warranty Service Payment Plan Agreements evidencing sums payable to Warranty Service Contract Providers or to SBF as assignee or purchaser by Warranty Service Contract Customers under Warranty Service Contracts entered into in the ordinary course of business: (a) that have been duly assigned to or purchased by SBF and pledged to the Administrative Agent under the Collateral Assignment of Payment Plan Agreements, and which are not subject to any Lien other than the Lien in favor of the Administrative Agent; (b) for which a Contractual Liability Insurance Policy has been issued by an Approved Insurer; (c) that are and have been in full force and effect and for which the first monthly installment payment has been made and received and which have not been cancelled by the applicable Warranty Service Contract Customer; (d) that are not more than sixty (60) days past due; (e) that are not otherwise in default in any material respect; (f) that do not evidence sums payable by any Warranty Service Contract Customer who: (i) has filed or has had filed against it a petition for bankruptcy, insolvency, reorganization or any other type of relief under insolvency laws, or (ii) has made an assignment for the benefit of creditors; and (g) that such Warranty Service Payment Plan Agreement has not been deemed to be “ineligible” by the Administrative Agent based upon such credit and collateral considerations as the Administrative Agent may deem appropriate, in the Administrative Agent’s Permitted Discretion exercised in good faith. In the event any Approved Insurer fails to meet the ratings requirements set forth in the definition hereof, (i) the related Warranty Service Payment Plan Agreement shall not, as of the date of such downgrade, become ineligible for any related Warranty Service Payment Plan Agreement that has been included in the then-current SBF Borrowing Base Certificate unless such insurer’s rating has not been restored to B+ or better within ninety (90) days of such downgrade, at which time such agreements shall cease to be Eligible Warranty Service Payment Plan Agreements and (ii) any Warranty Service Payment Plan Agreements relating to such insurer created or arising after the date of such downgrade shall not be Eligible Warranty Service Payment Plan Agreements until such insurer’s rating has been restored to B+ or better.
“Environmental Laws” shall mean all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating to the protection of the environment, preservation or reclamation of natural resources, or the management, Release or threatened Release of any Hazardous Material.
“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of either Borrower or any Subsidiary resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any actual or alleged exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute including any regulations promulgated thereunder.
“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Event of Default” shall have the meaning assigned to such term in Section 9.1.
“Event of Loss” means, with respect to any Property, any of the following: (a) any loss, destruction or damage of such Property or (b) any condemnation, seizure, or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.
“Excluded Hedging Obligation” shall mean, with respect to any Guarantor, any Hedging Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Hedging Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Hedging Obligation. If a Hedging Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Hedging Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.
“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment (or otherwise pursuant to any Loan Document) pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or becomes a party to this Agreement, other than pursuant to an assignment request by the Borrowers under Section 2.19 or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.19, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Lender’s failure to comply with the requirements of Section 2.19(f) and Section 2.19(d) any withholding Taxes imposed under FATCA.
“Existing Commitments” shall have the meaning assigned to such term in the introductory paragraph hereof.
“Existing Loans” shall have the meaning assigned to such term in the introductory paragraph hereof.
“Extensions of Credit” shall mean, as to any Lender at any time, (a) an amount equal to the sum of (i) the aggregate principal amount of all Loans made by such Lender then outstanding and (ii) such Lender’s Pro Rata Share of the Swing Loans then outstanding, or (b) the making of any Loan or participation in any Swing Loan by such Lender.
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreements, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“Federal Funds Rate” means, for any day, a floating rate equal to the weighted average of the rates on overnight federal funds transactions among members of the Federal Reserve System, as determined by Administrative Agent in its sole discretion, which determination shall be final, binding and conclusive (absent manifest error).

“Fifth Third” means Fifth Third Bank, National Association.
“Fiscal Quarter” shall mean any fiscal quarter of the Borrowers.
“Fiscal Year” shall mean any fiscal year of the Borrowers.
“Floor” shall have the meaning assigned to such term in the definition of “Tranche Rate”.
“Foreign Lender” shall mean any Lender that is not a United States person under Section 7701(a)(30) of the Code.
“Fortegra Credit Agreement” means that certain Second Amended and Restated Credit Agreement dated October 21, 2022, by and among Fortegra Financial Corporation, LOTS Intermediate Co. and Fortegra Group Inc., as borrowers, the guarantors party thereto, the several banks and other financial institutions from time to time party thereto, as lenders, and Fifth Third in its capacity as administrative agent for the lenders, as such agreement may be amended, modified, extended, renewed, supplemented, restated and/or replaced from time to time (whether with the same or different agent or lenders).
“Fortegra Loan Documents” means the Fortegra Credit Agreement, the Security Agreement (as defined in the Fortegra Credit Agreement) to which SBAC is now or hereafter a party and all other Loan Documents (as defined in the Fortegra Credit Agreement) to which SBAC is now or hereafter a party or by which SBAC is now or hereafter bound.
“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, with respect to the Swing Line Lender, such Defaulting Lender’s Pro Rata Share of outstanding Swing Loans other than Swing Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the date of the relevant calculation, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in this Agreement shall be computed in conformity with GAAP.
“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the lesser of (x) the stated or determinable amount of the primary obligation in respect of which such Guarantee is made (or, if the amount of such primary obligation is not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder)), or (y) the stated maximum liability under such Guarantee.
“Guarantor” shall mean the Subsidiary Loan Parties, if any.
“Guaranty Agreement” shall mean and include the Guarantee of the Loan Parties provided for in Article XII, and any other guaranty agreement executed and delivered in order to guarantee the Obligations or any part thereof in form and substance acceptable to the Administrative Agent.
“Guaranty Supplement” shall mean each supplement substantially in the form of Exhibit E executed and delivered by a Domestic Subsidiary of the Borrowers pursuant to Section 6.18.
“Hazardous Materials” shall mean all substances or wastes that are defined or regulated as explosive, radioactive, hazardous, toxic, a pollutant or a contaminant pursuant to any Environmental Law, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes.
“Hedging Counterparty” shall mean any Person that, at the time it enters into a Hedging Transaction with a Loan Party, is a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent, in its capacity as a party to such Hedging Transaction; provided that at the time of entering into a Hedging Transaction, no Hedging Counterparty shall be a Defaulting Lender.
“Hedging Obligations” shall mean, collectively, all obligations and other liabilities of any Loan Parties (a) with respect to obligations and other liabilities existing on the Closing Date, owed to any counterparty that is the Administrative Agent or a Lender or an Affiliate of the Administrative Agent or a Lender as of the Closing Date or (b) owed to any Hedging Counterparty, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (i) any and all Hedging Transactions, (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (iii) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.
“Hedging Transaction” of any Person shall mean (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into by such Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Home Warranty Service Contract” means an agreement entered into between a Warranty Service Contract Provider and a Warranty Service Contract Customer which agreements provide, inter alia, that in consideration of payment of an amount due thereunder by the Warranty Service Contract Customer paying to the Warranty Service Contract Provider, the Warranty Service Contract Provider will pay or reimburse the Warranty Service Contract Customer for specified repairs or replacements with respect to a home covered under the Warranty Service Contract between the parties.
“Incremental Facility” shall have the meaning assigned to such term in Section 2.22(a).
“Incremental Revolving Commitment” shall have the meaning assigned to such term in Section 2.22(a).
“Indebtedness” shall mean all items which, in accordance with GAAP, would be included in determining total liabilities as shown on the liability side of a balance sheet as of the date Indebtedness is to be determined and, in any event, shall include (without duplication) (i) any liability secured by any mortgage pledge, lien or security interest on property owned or acquired, whether or not such liability shall have been assumed, (ii) guarantees, endorsements (other than for collection in the ordinary course of business) and (iii) other contingent obligations in respect of the obligations of others except related entities. Notwithstanding anything set forth herein to the contrary, in no event shall amounts due to or from any Borrower to any Affiliate in respect of its respective allocation of operating expenses, in each case consistent with past business practices of the Borrowers, be deemed to be “Indebtedness.”

“Indemnified Taxes” shall mean (i) Taxes, other than Excluded Taxes imposed on or with respect to any payment made by or on account of any obligation of a Borrower under any Loan Document and (ii) to the extent not otherwise described in (i), Other Taxes.
“Indemnitee” shall have the meaning assigned to such term in Section 11.3(b).
“Insurance Business” shall mean one or more of the aspects of the business of selling, issuing or underwriting insurance or reinsurance.
“Insurance Company” shall include an insurance company and any risk retention group authorized to issue insurance policies.
“Intellectual Property” shall mean, with respect to the Borrowers and their Subsidiaries, all patents, licenses, franchises, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, trade secrets and copyrights.
“Interest Coverage Ratio” shall mean the ratio of (a) Adjusted EBITDA of SBAC and its Subsidiaries on a consolidated basis to (b) Interest Expense.
“Interest Expense” shall mean interest expense of SBAC and its Subsidiaries in respect of Borrowings determined in accordance with GAAP for the applicable measurement period.
“Interest Payment Date” means (a) with respect to any Tranche Rate Loan, the last Business Day of every calendar month and on the applicable Maturity Date, (b) with respect to any Base Rate Loan (other than Swing Loans), the last Business Day of every calendar month and on the applicable Maturity Date, and (c) as to any Swing Loan, the last day of the Interest Period with respect to such Swing Loan and on the applicable Maturity Date.
“Interest Period” shall mean, with respect to Swing Loans, the period commencing on the date a Borrowing of Swing Loans is advanced and ending on the date one to five Business Days thereafter as mutually agreed to by the applicable Borrower and the Swing Line Lender; provided that no Interest Period on any Swing Loan may extend beyond the applicable Revolving Credit Maturity Date.
“IRS” means the United States Internal Revenue Service or any successor thereto.
“Lenders” shall have the meaning assigned to such term in the introductory paragraph of this Agreement and shall include, where appropriate, each SBAC Lender, each SBF Lender and, as applicable, each Additional Lender that joins this Agreement pursuant to Section 2.22. Unless the context requires otherwise, the term “Lenders” includes the Swing Line Lender.
“License” shall mean any license, certificate of authority, permit or other authorization which is required to be obtained from any Applicable Insurance Regulatory

Authority or other Governmental Authority in connection with the operation, ownership or transaction of the Insurance Business.
“Lien” shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement or any preference, priority or other arrangement, in each case, having the practical effect of a security interest or any other security agreement or preferential arrangement having the practical effect of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any Capital Lease having the same economic effect as any of the foregoing but excluding operating leases).
“Loan” shall mean any SBAC Revolving Loan, SBF Revolving Loan, Term Loan or Swing Loan, as the context shall require.
“Loan Documents” shall mean, collectively, this Agreement, the Notes (if any), the Guaranty Agreement, each Guaranty Supplement, the Collateral Assignments, the Security Documents, all Notices of Borrowing, all Borrowing Base Certificates and all Compliance Certificates, and each other agreement, instrument or document delivered hereunder or thereunder or otherwise that is specified to be a Loan Document. In no event shall any agreements in connection with Hedging Transactions or Treasury Management Agreements constitute a Loan Document.
“Loan Obligations” shall mean all amounts owing by the Loan Parties to the Administrative Agent or any other Lender pursuant to or in connection with this Agreement or any other Loan Document or otherwise with respect to any Loan, including, without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to either Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Administrative Agent and any other Lender incurred, or required to be reimbursed, by the Borrowers, in each case, pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder.
“Loan Parties” shall mean the Borrowers and the Guarantors.
“LSIC” means Lyndon Southern Insurance Company.
“Master Agreement” shall have the meaning assigned to such term in the definition of “Hedging Transaction”.
“Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, a material adverse change in, or a material adverse effect on, (i) the business, results of operations, financial condition, assets, operations or liabilities (contingent or otherwise) of the Borrowers and their Subsidiaries taken as a whole, (ii) the ability of the Loan Parties to perform any of their respective obligations under the Loan Documents, (iii) the rights and remedies of the Administrative Agent and the Lenders under any of the Loan Documents or (iv) the legality, validity or enforceability of any of the Loan Documents.
“Material Agreement” shall mean any contract or other arrangement (other than the Loan Documents), to which either Borrower or any Subsidiary is a party as to which the breach, nonperformance, termination, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.
“Maturity Date” means the SBAC Revolving Credit Maturity Date, the SBAC Term Loan Maturity Date, the SBF Revolving Credit Maturity Date and/or the SBF Term Loan Maturity Date, as the context may require.
“Maximum Rate” shall have the meaning assigned to such term in Section 11.12.
“Minimum Collateral Amount” shall mean, at any time, with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 100% of the Fronting Exposure of Swing Loans outstanding at such time.
“Net Cash Proceeds” shall mean as applicable, (a) with respect to any Disposition by a Person, cash and cash equivalent proceeds received by or for such Person’s account, net of (i) reasonable direct costs relating to such Disposition and (ii) sale, use or other transactional taxes paid or payable by such Person as a direct result of such Disposition, and (b) with respect to any Event of Loss of a Person, (i) cash and cash equivalent proceeds received by or for such Person’s account (whether as a result of payments made under any applicable insurance policy therefor or in connection with condemnation proceedings or otherwise), net of reasonable direct costs incurred in connection with the collection of such proceeds, awards or other payments and (ii) sale, use or other transactional taxes paid or payable by such Person as a direct result of such Event of Loss.
“Net Mark-to-Market Exposure” of any Person shall mean, as of any date of determination with respect to any Hedging Obligation, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from such Hedging Obligation. “Unrealized losses” shall mean the fair market value of the cost to such Person of replacing the Hedging Transaction giving rise to such Hedging Obligation as of the date of determination (assuming the Hedging Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Hedging Transaction as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date).
“Non-Defaulting Lender” shall mean, at any time, a Lender that is not a Defaulting Lender.

“Notes” shall mean the SBAC Revolving Credit Notes, the SBF Revolving Credit Notes, the SBAC Term Notes, the SBF Term Notes, the SBAC Swing Note and SBF Swing Note.
“Notice of Borrowing” shall have the meaning assigned to such term in Section 2.4.
“Notice of Conversion” shall have the meaning assigned to such term in Section 2.4.
“Obligations” shall mean (a) all Loan Obligations, (b) all Hedging Obligations, (c) all Treasury Management Obligations and (d) all obligations and indebtedness of either Borrower or any other Loan Party under corporate card agreements, arrangements or programs (including, without limitation, purchasing card and travel and entertainment card agreements, arrangements or programs) maintained with the Administrative Agent, any Lender and any Affiliate of the Administrative Agent or a Lender, together with all renewals, extensions, modifications or refinancings of any of the foregoing; provided that the Obligations of a Loan Party shall exclude any Excluded Hedging Obligations with respect to such Loan Party.
“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“OSHA” means the Occupational Safety and Health Act, as amended, and rules and regulations promulgated thereunder.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” shall mean any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.24).
“Outstanding SBAC Revolving Loans” shall have the meaning assigned to such term in Section 2.26.
“Outstanding SBF Revolving Loans” shall have the meaning assigned to such term in Section 2.26.

“Parent Company” shall mean, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.
“Participant” shall have the meaning assigned to such term in Section 11.4(d).
“Participant Register” shall have the meaning assigned to such term in Section 11.4(d).
“Patriot Act” shall have the meaning assigned to such term in Section 4.1(f).
“Payment” has the meaning specified in Section 10.11.
“Payment Notice” has the meaning specified in Section 10.11.
“Payment Office” shall mean the office of the Administrative Agent located at 38 Fountain Square Plaza, Cincinnati, Ohio 45263, or such other location as to which the Administrative Agent shall have given written notice to the Borrowers and the other Lenders.
“Payment Plan Purchase Agreement” means that certain Payment Plan Agreement Acquisition and Subservicing Agreement by and among SBF, EFS Companies, LLC, as Subservicer, and EGV Companies, Inc., as Administrator, dated as of August 5, 2019, providing for the acquisition by SBF of Warranty Service Payment Plan Agreements and the terms of payment to SBF of account receivable accruing under such agreements.
“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.
“Perfection Certificate” means that certain Perfection Certificate dated as of the Closing Date from the Borrowers and the other Loan Parties to the Administrative Agent.
“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a commercial lender) business judgment.
“Permitted Indebtedness” means, collectively, (a) the Permitted Senior Indebtedness; (b) the Obligations; (c) intercompany indebtedness among the Loan Parties and (d) additional Indebtedness in an aggregate principal amount not to exceed $1,000,000 at any time outstanding.
“Permitted Liens” means any of the following: (a) Liens for taxes, assessments or other governmental charges or levies not delinquent, or, being contested in good faith by appropriate proceedings and with respect to which proper reserves have been taken by the Loan Parties; provided that a stay of enforcement of any such Lien shall be in effect; (b) deposits or pledges securing obligations under worker’s compensation, unemployment insurance, social security or public liability laws or similar legislation; (c) deposits or pledges securing bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of the Loan Parties’ business; (d) judgment Liens that have been stayed or bonded or that do not otherwise give rise to an Event of Default under Section 9.1(k); (e) mechanics’, workers’, materialmen’s or other like Liens arising in the ordinary course of the Loan Parties’ business with respect to obligations which are not due, or, being contested in good faith by appropriate proceedings and with respect to which proper reserves have been taken by the Loan Parties; (f) Liens placed upon fixed assets hereafter acquired to secure a portion of the purchase price thereof; provided that, any such Lien shall not encumber any other property of the Loan Parties; (g) security interests being terminated concurrently with the execution of the Loan Documents; (h) such other Liens and encumbrances listed on Schedule 5.5 hereof; (i) Liens or encumbrances securing the Permitted Senior Indebtedness or created pursuant to this Agreement or any other Loan Documents; and (j) customary rights of set-off relating to (i) revocation, refund or chargeback under deposit agreements or under the UCC or common law of banks or other financial institutions where either Borrower or any of its Subsidiaries maintains deposits (other than deposits intended as Cash Collateral) in the ordinary course of business and (ii) purchase orders and other similar agreements entered into in the ordinary course of business.
“Permitted Senior Indebtedness” means that certain revolving line of credit extended pursuant to the Fortegra Credit Agreement and the Fortegra Loan Documents and guaranteed by SBAC and certain of its Affiliates.
“Permitted Senior Loan Documents” means the Fortegra Credit Agreement and the Fortegra Loan Documents.
“Person” shall mean any natural person, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Authority or any other entity.
“Place of Business” shall mean any location at which a Loan Party undertakes its business, including, but not limited to, the maintenance of its books and records.
“Platform” shall have the meaning assigned to such term in Section 11.1(e)(i).
“Premium Finance Agreement” means an agreement entered into between SBAC and a customer of SBAC which agreement provides, inter alia, that in consideration of SBAC paying to an Insurance Company issuing an insurance policy specified in said agreement, or such company’s agent, certain premiums on certain insurance policies said customer will pay to SBAC the amount of the premium paid by SBAC plus interest and other charges as specified in said agreement and as security for such customer’s obligations under said agreement, said customer, inter alia, assigns to SBAC Unearned Premiums and dividends with respect to said insurance policy. The term “Premium Finance Agreement” shall also include Premium Finance Agreements acquired by SBAC from an affiliate of SBAC or a third party and Premium Finance Agreements of any Subsidiary of SBAC presently in existence or hereafter established or acquired, and financed insurance premiums under such Premium Finance Agreements shall be included in the SBAC Borrowing Base to the same extent as insurance premiums financed by

SBAC; provided, however, that SBAC shall have first complied with the requirements of Section 6.18 hereof before any amount payable with respect to Premium Finance Agreements owned by a Subsidiary may be included in the SBAC Borrowing Base.
“Premium Finance Customer” or “Premium Finance Customers” means one or more customers of SBAC and all other persons obligated to SBAC under Premium Finance Agreements.
“Prime Rate” means, as of any date, the greater of: (a) 0.00% or (b) the rate that Fifth Third publicly announces, publishes or designates from time to time as its index rate or prime rate, or any successor rate thereto, in effect at its principal office. Such rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Fifth Third may make commercial loans or other loans at rates of interest at, above or below its index rate or prime rate.
“Prior Credit Agreement” shall have the meaning assigned to such term in the introductory paragraph hereof.
“Prior Effective Date” shall have the meaning assigned to such term in the introductory paragraph hereof.
“Pro Rata Share” shall mean (i) with respect to, and when used in the context of, any SBAC Revolving Commitment of any SBAC Lender and any participations in SBAC Swing Loans purchased by any SBAC Lender, a percentage, the numerator of which shall be such SBAC Lender’s SBAC Revolving Commitment (or if such SBAC Revolving Commitments have been terminated or expired or the SBAC Revolving Loans have been declared to be due and payable, such Lender’s SBAC Revolving Credit Exposure), and the denominator of which shall be Aggregate SBAC Revolving Commitments (or if such SBAC Revolving Commitments have been terminated or expired or the SBAC Revolving Loans have been declared to be due and payable, all SBAC Revolving Credit Exposure of all Lenders), (ii) with respect to, and when used in the context of, Obligations owed to any Lender in connection with Obligations under clause (i) above, shall mean a percentage, the numerator of which shall be the outstanding principal balance of such Lender’s SBAC Revolving Commitment (or if such SBAC Revolving Commitments have been terminated or expired or the SBAC Revolving Loans have been declared to be due and payable, such Lender’s SBAC Revolving Credit Exposure), and the denominator of which shall be the Aggregate SBAC Revolving Commitments (or if such Aggregate SBAC Revolving Commitments have been terminated or expired or the SBAC Revolving Loans have been declared to be due and payable, all SBAC Revolving Credit Exposure of all Lenders), (iii) with respect to, and when used in the context of, any SBF Revolving Commitment of any SBF Lender and any participations in SBF Swing Loans purchased by any SBF Lender, a percentage, the numerator of which shall be such SBF Lender’s SBF Revolving Commitment (or if such SBF Revolving Commitments have been terminated or expired or the SBF Revolving Loans have been declared to be due and payable, such Lender’s SBF Revolving Credit Exposure), and the denominator of which shall be Aggregate SBF Revolving Commitments (or if such SBF Revolving Commitments have been terminated or expired or the SBF Revolving Loans have been declared to be due and payable, all SBF

Revolving Credit Exposure of all Lenders), (iv) with respect to, and when used in the context of, Obligations owed to any Lender in connection with Obligations under clause (iii) above, shall mean a percentage, the numerator of which shall be the outstanding principal balance of such Lender’s SBF Revolving Commitment (or if such SBF Revolving Commitments have been terminated or expired or the SBF Revolving Loans have been declared to be due and payable, such Lender’s SBF Revolving Credit Exposure), and the denominator of which shall be the Aggregate SBF Revolving Commitments (or if such Aggregate SBF Revolving Commitments have been terminated or expired or the SBF Revolving Loans have been declared to be due and payable, all SBF Revolving Credit Exposure of all Lenders), and (v) with respect to, and when used in the context of, any Term Loans, a percentage, the numerator of which shall be the amount of such Lender’s Term Loans and the denominator of which shall be the amount of Term Loans of all Lenders.
“Property” means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its Subsidiaries under GAAP.
“Protective Advances” shall have the meaning assigned to such term in Section 2.3.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Qualified ECP Guarantor” means, in respect of any Hedging Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Hedging Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Reaffirmation Agreement” means that certain Reaffirmation Agreement, dated as of the date hereof, by and between the Loan Parties and the Administrative Agent, reaffirming the Security Documents and the Collateral Assignments.
“Recipient” means (a) the Administrative Agent and (b) any Lender.
“Register” shall have the meaning assigned to such term in Section 11.4(c).
“Regulated Insurance Company” shall mean any Subsidiary of the Borrowers, whether now owned or hereafter acquired, that is authorized or admitted to carry on or transact Insurance Business in any jurisdiction and is regulated by any Applicable Insurance Regulatory Authority.

“Regulation T, U and X” shall mean Regulation T, U and X, respectively, of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
“Reinsurance Agreement” shall mean that certain Indemnity Reinsurance Agreement dated May 7, 2013, by and between LSIC as “Insurer” and Ensurety Reinsurance, Ltd., as “Reinsurer”, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.
“Reinsurance Documents” shall mean the Reinsurance Agreement and the Trust Agreement.
“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors or other representatives of such Person and such Person’s Affiliates.
“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.
“Removal Effective Date” shall have the meaning assigned to such term in Section 10.8(b).
“Required Lenders” shall mean, at any date, any combination of Lenders holding more than fifty percent (50%) of the aggregate amount of the Revolving Commitments or, if the Revolving Commitments have been terminated, any combination of Lenders holding more than fifty percent (50%) of the aggregate Extensions of Credit; provided that the Commitments of, and the portion of the Extensions of Credit, as applicable, held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders. For the purposes of this definition, any Lender and its Affiliates shall constitute a single Lender. Notwithstanding the foregoing, at any time there are exactly two Lenders, “Required Lenders” shall mean both Lenders.
“Required SBAC Lenders” shall mean, at any date, any combination of SBAC Lenders holding more than fifty percent (50%) of the aggregate amount of the SBAC Revolving Commitment or, if the SBAC Revolving Commitment has been terminated, any combination of Lenders holding more than fifty percent (50%) of the aggregate SBAC Revolving Credit Exposure; provided that the SBAC Revolving Commitment of, and the portion of the SBAC Revolving Credit Exposure, as applicable, held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of SBAC Required Lenders. For the purposes of this definition, any Lender and its Affiliates shall constitute a single Lender. Notwithstanding the foregoing, at any time there are exactly two Lenders, “SBAC Required Lenders” shall mean both Lenders.
“Required SBF Lenders” shall mean, at any date, any combination of SBF Lenders holding more than fifty percent (50%) of the aggregate amount of the SBF Revolving Commitment or, if the SBF Revolving Commitment has been terminated, any combination of Lenders holding more than fifty percent (50%) of the aggregate SBF Revolving Credit Exposure; provided that the SBF Revolving Commitment of, and the portion of the SBF Revolving Credit

Exposure, as applicable, held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of SBF Required Lenders. For the purposes of this definition, any Lender and its Affiliates shall constitute a single Lender. Notwithstanding the foregoing, at any time there are exactly two Lenders, “SBF Required Lenders” shall mean both Lenders.
“Requirement of Law” for any Person shall mean any law, treaty, rule or regulation, or determination of a Governmental Authority having the force of law, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Resignation Effective Date” shall have the meaning assigned to such term in Section 10.8(a).
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” shall mean any of the chairman, the president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer or a vice president of the Borrowers or such other representative of the Borrowers as may be designated in writing by any one of the foregoing with the consent of the Administrative Agent; provided that, with respect to the financial covenants and Compliance Certificate, “Responsible Officer” shall mean only the chief financial officer or the treasurer of the Borrowers.
“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares (or equivalent) of any class of Capital Stock of SBAC, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares (or equivalent) of any class of Capital Stock of SBAC, now or hereafter outstanding, and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of SBAC, now or hereafter outstanding.
“Return Premiums” means any and all Unearned Premiums and dividends at any time and from time to time assigned pursuant to executed Premium Finance Agreements as security for amounts due under executed Premium Finance Agreements.
“Revolving Commitment” shall mean the SBAC Revolving Commitment or the SBF Revolving Commitment, as applicable.
“Revolving Credit Exposure” shall mean the SBAC Revolving Credit Exposure or the SBF Revolving Credit Exposure, as applicable.
“Revolving Credit Maturity Date” shall mean the SBAC Revolving Credit Maturity Date or the SBF Revolving Credit Maturity Date, as applicable.
“Revolving Loan” shall mean any SBAC Revolving Loan or SBF Revolving Loan, as applicable.
“Sanctioned Country” shall mean a country or territory that is the subject of a Sanctions Program.

“Sanctioned Person” shall mean (i) a Person named on a Sanctions List, each Person owned or controlled by a Person named on a Sanctions List, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled, directly or indirectly, by a Sanctioned Country, or (C) a Person resident in a Sanctioned Country, to the extent subject to a Sanctions Program.
“Sanctions Lists” means, and includes, (a) the list of the Specially Designated Nationals and Blocked Persons maintained by OFAC, (b) the list of Sectoral Sanctions Identifications maintained by the U.S. Department of Treasury, (c) the list of Foreign Sanctions Evaders maintained by the U.S. Department of Treasury, and (d) any similar list maintained by the U.S. State Department, the U.S. Department of Commerce, the U.S. Department of Treasury, or any other U.S. Governmental Authority, or maintained by a Canadian Governmental Authority, the United Nations Security Counsel, or the European Union.
“Sanctions Programs” means (a) all economic, trade, and financial sanctions programs administered by OFAC (including all laws, regulations, and Executive Orders administered by OFAC), the U.S. State Department, and any other U.S. Governmental Authority, including the Bank Secrecy Act, anti-money laundering laws (including the Patriot Act), and any and all similar United States federal laws, regulations or Executive Orders, and, to the extent applicable, any similar laws, regulations or orders adopted by any State within the United States, and (b) to the extent applicable, all similar economic, trade, and financial sanctions programs administered, enacted, or enforced by the European Union or the United Kingdom.
“SBAC” shall have the meaning assigned to such term in the introductory paragraph hereof.
“SBAC Availability Period” shall mean the period from the Closing Date to the SBAC Revolving Credit Maturity Date.
“SBAC Borrowing Base” means, at any time, the sum of the following, without duplication: (a) eighty-five percent (85%) of amounts owing to SBAC with respect to Eligible First Tier Financed Insurance Premiums, plus (b) seventy-five percent (75%) of amounts owing to SBAC with respect to Eligible Second Tier Financed Insurance Premiums, plus (c) seventy-five percent (75%) of amounts owing to SBAC with respect to Eligible Third Tier Financed Insurance Premiums, plus (d) eighty-five percent (85%) of amounts owing to SBAC with respect to Eligible Return Premiums; provided, however, that (i) the maximum amount of Eligible Second Tier Financed Insurance Premiums included within the SBAC Borrowing Base at any time shall not exceed $7,500,000 (which results in maximum aggregate Borrowings against Eligible Second Tier Financed Insurance Premiums of no greater than $5,625,000 at any time outstanding), and (ii) the maximum amount of Eligible Third Tier Financed Insurance Premiums included within the SBAC Borrowing Base at any time shall not exceed $500,000 (which results in maximum aggregate advances against Eligible Third Tier Financed Insurance Premiums of no greater than $375,000 at any time outstanding).
“SBAC Borrowing Base Certificate” means, a certificate of SBAC containing a computation of the SBAC Borrowing Base in the form of the certificate attached hereto as Exhibit J-1.
“SBAC Lender” shall mean any Lender with an outstanding SBAC Revolving Commitment or, (a) if the SBAC Revolving Commitments have terminated or expired, any Lender with any SBAC Revolving Credit Exposure or, (b) if the SBAC Revolving Loans have been converted to SBAC Term Loans pursuant to Section 2.26, any Lender with a SBAC Term Loan.
“SBAC Revolving Commitment” shall mean, with respect to each Lender, the obligation of such Lender to make SBAC Revolving Loans to SBAC in an aggregate principal amount not exceeding the amount set forth with respect to such Lender on Schedule I, as such schedule may be amended pursuant to Section 2.22, or in the case of a Person becoming a Lender after the Closing Date through an assignment of an existing SBAC Revolving Commitment, the amount of the assigned “SBAC Revolving Commitment” as provided in the Assignment and Acceptance executed by such Person as an assignee, as the same may be increased or decreased pursuant to the terms hereof.
“SBAC Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of (i) the outstanding principal amount of such Lender’s SBAC Revolving Loans, (ii) the amount of such Lender’s funded participations in SBAC Swing Loans at such time and (iii) such Lender’s Pro Rata Share of any unfunded participations in SBAC Swing Loans at such time.
“SBAC Revolving Credit Maturity Date” shall mean October 6, 2026 or such earlier date on which the Revolving Commitments are terminated in whole pursuant to Section 2.7 or Section 9.1.
“SBAC Revolving Credit Note” shall mean a promissory note of SBAC payable to a requesting SBAC Lender in the principal amount of such SBAC Lender’s SBAC Revolving Commitment, in substantially the form of Exhibit C-1, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extensions thereof, in whole or in part.
“SBAC Revolving Loan” shall mean a loan made by a Lender to SBAC under its SBAC Revolving Commitment.
“SBAC Swing Line” means the credit facility for making one or more SBAC Swing Loans described in Section 2.2(a)(i).
“SBAC Swing Line Sublimit” means $2,000,000, as reduced pursuant to the terms hereof.
“SBAC Swing Loan” and “SBAC Swing Loans” each is defined in Section 2.2(a)(i).
“SBAC Swing Note” shall mean a promissory note of SBAC payable to the Swing Line Lender in the principal amount of the SBAC Swing Line Sublimit, in substantially the form of Exhibit C-4, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extensions thereof, in whole or in part.
“SBAC Term Loan” shall have the meaning assigned to such term in Section 2.26.

“SBAC Term Loan Maturity Date” shall mean three-hundred sixty-four (364) days after the SBAC Revolving Credit Maturity Date, or such earlier date on which the SBAC Term Loans are terminated in whole pursuant to Section 9.1.
“SBAC Term Note” shall mean a promissory note of SBAC payable to a requesting SBAC Lender in the principal amount of such SBAC Lender’s SBAC Term Loans, in substantially the form of Exhibit C-5, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extensions thereof, in whole or in part.
“SBF” shall have the meaning assigned to such term in the introductory paragraph hereof.
“SBF Availability Period” shall mean the period from the Closing Date to the SBF Revolving Credit Maturity Date.
“SBF Borrowing Base” means, at any time, without duplication, an amount equal to seventy percent (70%) of the total amount advanced and outstanding by SBF to the applicable subservicer for purchase or financing under the Payment Plan Purchase Agreement with respect to Eligible Warranty Service Payment Plan Agreements; provided, however, sums due SBF by reason of the subsequent cancellation of Warranty Service Contracts covered by such Warranty Service Payment Plan Agreements previously included in the SBF Borrowing Base shall be excluded.
“SBF Borrowing Base Certificate” means a certificate of SBF containing a computation of the SBF Borrowing Base in the form of the certificate attached hereto as Exhibit J-2.
“SBF Lender” shall mean any Lender with an outstanding SBF Revolving Commitment or, (a) if the SBF Revolving Commitments have terminated or expired, any Lender with any SBF Revolving Credit Exposure or, (b) if the SBF Revolving Loans have been converted to SBF Term Loans pursuant to Section 2.26, any Lender with a SBF Term Loan.
“SBF Revolving Commitment” shall mean, with respect to each Lender, the obligation of such Lender to make SBF Revolving Loans to SBF in an aggregate principal amount not exceeding the amount set forth with respect to such Lender on Schedule I, as such schedule may be amended pursuant to Section 2.22, or in the case of a Person becoming a Lender after the Closing Date through an assignment of an existing SBF Revolving Commitment, the amount of the assigned “SBF Revolving Commitment” as provided in the Assignment and Acceptance executed by such Person as an assignee, as the same may be increased or decreased pursuant to the terms hereof.
“SBF Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of (i) the outstanding principal amount of such Lender’s SBF Revolving Loans, (ii) the amount of such Lender’s funded participations in SBF Swing Loans at such time and (iii) such Lender’s Pro Rata Share of any unfunded participations in SBF Swing Loans at such time.
“SBF Revolving Credit Maturity Date” shall mean October 6, 2026 or such earlier date on which the SBF Revolving Commitments are terminated in whole pursuant to Section 2.7 or Section 9.1.

“SBF Revolving Credit Note” shall mean a promissory note of SBF payable to a requesting SBF Lender in the principal amount of such SBF Lender’s SBF Revolving Commitment, in substantially the form of Exhibit C-2, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extensions thereof, in whole or in part.
“SBF Revolving Loan” shall mean a loan made by a Lender to SBF under its SBF Revolving Commitment.
“SBF Swing Line” means the credit facility for making one or more SBF Swing Loans described in Section 2.2(a)(ii).
“SBF Swing Line Sublimit” means $5,500,000, as reduced pursuant to the terms hereof.
“SBF Swing Loan” and “SBF Swing Loans” each is defined in Section 2.2(a)(ii).
“SBF Swing Note” shall mean a promissory note of the SBF payable to the Swing Line Lender in the principal amount of the SBF Swing Line Sublimit, in substantially the form of Exhibit C-4, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extensions thereof, in whole or in part.
“SBF Term Loan” shall have the meaning assigned to such term in Section 2.26.
“SBF Term Loan Maturity Date” shall mean three-hundred sixty-four (364) days after the SBF Revolving Credit Maturity Date, or such earlier date on which the SBF Term Loans are terminated in whole pursuant to Section 9.1.
“SBF Term Note” shall mean a promissory note of SBF payable to a requesting SBF Lender in the principal amount of such SBF Lender’s SBF Term Loans, in substantially the form of Exhibit C-6, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extensions thereof, in whole or in part.
“Secured Creditors” shall have the meaning assigned to such term in the Security Agreement.
“Security Agreement” shall mean the Security Agreement, dated as of the Prior Effective Date and substantially in the form of Exhibit D, agreed by the Borrowers and the Subsidiary Loan Parties in favor of the Administrative Agent for the benefit of the Lenders, as the same was reaffirmed by the Reaffirmation Agreement.
“Security Documents” shall mean the Security Agreement, and each of the security agreements, mortgages and other instruments and documents executed and delivered pursuant thereto or pursuant to Section 6.18.
“Settlement” shall mean as of any time, the making of, or the receiving of, payments, in immediately available funds, by a Lender, to the extent necessary to cause such Lender’s actual share of the outstanding amount of Loans to be equal to such Lender’s Pro Rata Share of the Loans then outstanding, in any case where, prior to such event or action, such Lender’s actual share of the Loans is not so equal.

“Settlement Amount” is defined in Section 2.27.
“Settlement Date” is defined in Section 2.27.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate published by the Federal Reserve Bank of New York (or a successor administrator) on the administrator’s website (or any successor source for the secured overnight financing rate identified as such by the administrator) at approximately 2:30 p.m. (New York City time) on the immediately succeeding Business Day.
“SOFR Adjustment” means 0.10% per annum.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the Federal Reserve Bank of New York’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“Solvent” shall mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small amount of capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Spread Adjustment” means (i) with respect to Daily Simple SOFR, 0.10% per annum, and (ii) with respect to any other Successor Rate, a mathematical or other adjustment to an alternate benchmark rate selected pursuant to Section 2.16(b) of the Agreement and such adjustment may be positive, negative, or zero, subject to the specific Spread Adjustments set forth in Section 2.16(b).
“Subsidiary” of any Person shall mean (1) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or Persons performing similar functions) or (2) any partnership, joint venture limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (1) and (2), at the time owned or controlled, directly or indirectly, by (a) such Person, (b) such Person and one or more Subsidiaries of such Person or (c) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of a Borrower.

“Subsidiary Loan Party” shall mean each Subsidiary of the Borrowers.
“Successor Rate” shall mean any successor index rate determined pursuant to Section 2.16 from time to time, including any applicable Spread Adjustment.
“Sweep Arrangements” means the arrangement among Agent and the Loan Parties pursuant to Section 2.27 which provides for the transfer of monies from accounts maintained by any Borrower or Guarantor with the Administrative Agent from time to time to (i) at the direction of SBAC, pay Obligations hereunder and (ii) receive a Borrowing of Revolving Loans.
“Swing Line Lender” means Fifth Third and any successor acting in such capacity.
“Swing Line Lender’s Quoted Rate” is defined in Section 2.2(c).
“Swing Loan” shall mean a SBAC Swing Loan or SBF Swing Loan, as applicable.
“Tangible Net Worth” shall mean the total of the Capital Stock (less treasury stock), paid-in capital surplus, general contingency reserves and retained earnings (deficit) of SBAC and its Subsidiaries as determined in accordance with GAAP after eliminating all intercompany items and all amounts properly attributable to minority interests, if any, in the stock and surplus of any Subsidiary, minus the following items (without duplication of deductions), if any, appearing on the balance sheet of SBAC and its Subsidiaries: (a) all deferred charges (less amortization, unamortized debt discount and expense and corporate organization expenses); (b) the book amount of all assets which would be treated as intangibles under GAAP, including, without limitation, such items as goodwill, trademark applications, trade names, service marks, brand names, copyrights, patents, patent applications and licenses, and rights with respect to the foregoing; (c) the amount by which aggregate inventories or aggregate securities appearing on the asset side of such balance sheet exceed the lower of cost or market value (at the date of such balance sheet) thereof; and (d) any write-up in the book amount of any asset resulting from a revaluation thereof from the book amount entered upon acquisition of such asset.
“Tangible Net Worth Ratio” shall mean the ratio of (a) the Total Liabilities of SBAC and its Subsidiaries on a consolidated basis to (b) the Tangible Net Worth of SBAC and its Subsidiaries on a consolidated basis.
“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges, assessments or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Loan” shall mean the SBAC Term Loan and the SBF Term Loan.
“Term SOFR” means, with respect to a Tranche Rate Loan on any Change Date, the forward-looking SOFR rate administered by CME Group, Inc. (or other administrator selected by Administrative Agent) and published on the applicable Bloomberg LP screen page (or such other commercially available source providing such quotations as may be reasonably selected by Administrative Agent), fixed by the administrator thereof two Business Days prior to such Change Date (provided, however, that if Term SOFR is not published for such Business Day, then Term SOFR shall be determined by reference to the immediately preceding Business Day on which such rate is published), plus the SOFR Adjustment.
“Termination Conditions” shall mean, collectively, (a) the payment in full in cash of the Loan Obligations (other than any (1) contingent obligations for which no claim has been asserted and (2) secured Hedging Obligations owed to any Hedging Counterparty or Treasury Management Obligations) and (b) the termination or expiration of the Commitments.
“Total Liabilities” shall mean all liabilities of SBAC and its Subsidiaries determined in accordance with GAAP; provided, however, Permitted Senior Indebtedness shall not be included in the determination of Total Liabilities.
“Tranche Rate” means, with respect to any Change Date, the greater of (a) 0.00% (the “Floor”) and (b) Term SOFR relating to quotations for one (1) month as determined by the Administrative Agent on each Change Date. Each determination by Administrative Agent of the Tranche Rate shall be conclusive and binding in the absence of manifest error.
“Tranche Rate Loan” shall mean any portion of the outstanding principal amount of the Loan that is bearing interest at the Tranche Rate.
“Tranche Rate Replacement Date” means as defined in Section 2.16(b).

“Transaction Costs” shall mean any costs, fees or expenses paid in cash by a Borrower or any of its Subsidiaries in connection with the Transactions.
“Transactions” shall mean, on the Closing Date, the execution and delivery of the Loan Documents and the payment of fees and expenses incurred in connection therewith.
“Treasury Management Agreement” shall mean any agreements governing the provision to such Loan Parties of treasury or cash management services, including deposit accounts, funds transfer, purchasing card services, automated clearing house, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services.
“Treasury Management Bank” means any Person that, at the time it enters into a Treasury Management Agreement, is a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent, in its capacity as a party to such Treasury Management Agreement; provided that at the time of entering into a Treasury Management Agreement, no Treasury Management Bank shall be a Defaulting Lender.
“Treasury Management Obligations” shall mean, collectively, all obligations and other liabilities of any Loan Parties (a) with respect to obligations and other liabilities existing on the Closing Date, owed to any counterparty that is the Administrative Agent or a Lender or an Affiliate of the Administrative Agent or a Lender as of the Closing Date or (b) owed to any Treasury Management Bank, pursuant to any Treasury Management Agreements.
“Trust Agreement” shall mean that certain Trust Agreement dated May 7, 2013, as amended by that certain Amendment to Trust Agreement dated May 17, 2019, and as the same may be further amended from time to time, made by and among LSIC and other affiliates of SBF, as “Beneficiaries,” Ensurety Reinsurance, Ltd., as “Grantor,” and SunTrust Bank, as “Trustee”, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.
“UCC” means the Uniform Commercial Code as in effect, from time to time, in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the Security Interests (as defined in the Security Agreement) in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unearned Premiums” means the portion of an insurance premium paid in advance to an insurance company (or other issuer of a policy) but not yet earned by such company, and subject to refund in the event the applicable policy is cancelled.
“Unused SBAC Revolving Commitment” means, at any time, the difference between (a) the SBAC Revolving Commitments then in effect and (b) the aggregate outstanding principal amount of SBAC Revolving Loans and SBAC Swing Loans then outstanding; provided that SBAC Swing Loans outstanding from time to time shall be deemed to reduce the Unused SBAC Revolving Commitment of the Administrative Agent for purposes of computing the commitment fee under Section 2.13(b).
“Unused SBF Revolving Commitment” means, at any time, the difference between (a) the SBF Revolving Commitments then in effect and (b) the aggregate outstanding principal amount of SBF Revolving Loans and SBF Swing Loans then outstanding; provided that SBF Swing Loans outstanding from time to time shall be deemed to reduce the Unused SBF Revolving Commitment of the Administrative Agent for purposes of computing the commitment fee under Section 2.13(b).
“U.S. Government Securities Business Day” means any day other than a Saturday, Sunday, or day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities
“Vehicle Warranty Service Contract” means an agreement entered into between a Warranty Service Contract Provider and a Warranty Service Contract Customer which agreements provide, inter alia, that in consideration of payment of an amount due thereunder by the Warranty Service Contract Customer paying to the Warranty Service Contract Provider, the Warranty Service Contract Provider will pay or reimburse the Warranty Service Contract

Customer for specified repairs to a vehicle or vehicles covered under the Warranty Service Contract between the parties.
“Voting Stock” as applied to stock of any person, means shares, interests, participations or other equivalents in the equity interest (however designated) in such person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such person, other than shares, interests, participations or other equivalents having such power only by reason of the occurrence of a contingency.
“Warranty Service Contract” means a Home Warranty Service Contract or a Vehicle Warranty Service Contract.
“Warranty Service Contract Customer” means the purchaser of a Warranty Service Contract.
“Warranty Service Contract Provider” means the provider of a Warranty Service Contract.
“Warranty Service Payment Plan Agreement” means an agreement between a Warranty Service Contract Customer and a Warranty Service Contract Provider whereby the Warranty Service Contract Customer agrees to pay the amount due under a Warranty Service Contract in monthly installments.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
    Section 1.2.    Accounting Terms and Determination.
Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statements of SBAC and its Subsidiaries delivered pursuant to Section 6.3(a) (or, if no such financial statements have been delivered, on a basis consistent with the audited consolidated financial statements of SBAC and its Subsidiaries last delivered to the Administrative Agent in connection with this Agreement). Notwithstanding anything herein to the contrary, any obligation of a Person under a lease that is not (or would not be) required to be classified and accounted for as a capitalized lease on a balance sheet of such Person shall not be treated as a capitalized lease as a result of the adoption of FASB ASC 842 (or any other similar promulgation or methodology under GAAP with respect to the same subject matter as FASB ASC 842) and/or any future changes in GAAP or changes in the application of GAAP.
Section 1.3.    Terms Generally.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall.” In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein (including this Agreement and any other Loan Document) shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement, (v) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. To the extent that any of the representations and warranties contained in ARTICLE V under this Agreement is qualified by “Material Adverse Effect”, then the qualifier “in any material respect” contained in Section 9.1(d) shall not apply. Unless otherwise indicated, all references to time are references to Eastern Standard Time or Eastern Daylight Savings Time, as the case may be. Unless otherwise expressly provided herein, all references to dollar amounts shall mean Dollars. In determining whether any individual event, act, condition or occurrence of the foregoing types could reasonably be expected to result in a Material Adverse Effect, notwithstanding that a particular event, act, condition or occurrence does not itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event, act, condition or occurrence and all other such events, acts, conditions or occurrences of the foregoing types which have occurred could reasonably be expected to result in a Material Adverse Effect. Any certificate or other writing required hereunder or under any other Loan Document to be certified by a Responsible Officer of any Person shall be deemed to be executed and delivered by such Responsible Officer solely in such individual’s capacity as a Responsible Officer of such Person and not in such Responsible Officer’s individual capacity.
Section 1.4.    Rounding.
Any financial ratios required to be maintained pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).
Section 1.5.    Rates.
The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes (it being understood that this sentence does not limit Administrative Agent’s obligation to make any determination or calculation of such reference rate to the extent expressly required to be made by the Administrative Agent pursuant to the terms of this Agreement). The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrowers.  The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrowers, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.
Section 1.6.    Divisions.
For all purposes under the Loan Documents, in connection with any Division or plan of Division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, consummate a Division without the prior written consent of Administrative Agent.
ARTICLE II

AMOUNT AND TERMS OF THE COMMITMENTS
Section 2.1.    Revolving Loans.
(a)    SBAC Revolving Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make SBAC Revolving Loans, ratably in accordance with its Pro Rata Share of the SBAC Revolving Commitments, to SBAC, from time to time during the SBAC Availability Period, in an aggregate principal amount outstanding at any time that will not result in (i) such Lender’s SBAC Revolving Credit Exposure exceeding such Lender’s SBAC Revolving Commitment or (ii) the sum of the aggregate SBAC Revolving Credit Exposures of all Lenders exceeding the lesser of (A) the Aggregate SBAC Revolving Commitment Amount then in effect and (B) the SBAC Borrowing Base as determined based on the most recently delivered SBAC Borrowing Base Certificate. During the SBAC Availability Period, SBAC shall be entitled to borrow, prepay and reborrow SBAC Revolving Loans in accordance with the terms and conditions of this Agreement; provided that SBAC may not borrow or reborrow should there exist a Default or Event of Default.
(b)    SBF Revolving Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make SBF Revolving Loans, ratably in accordance with its Pro Rata Share of the SBF Revolving Commitments, to SBF, from time to time during the

SBF Availability Period, in an aggregate principal amount outstanding at any time that will not result in (i) such Lender’s SBF Revolving Credit Exposure exceeding such Lender’s SBF Revolving Commitment or (ii) the sum of the aggregate SBF Revolving Credit Exposures of all Lenders exceeding the lesser of (A) the Aggregate SBF Revolving Commitment Amount then in effect and (B) the SBF Borrowing Base as determined based on the most recently delivered SBF Borrowing Base Certificate. During the SBF Availability Period, SBF shall be entitled to borrow, prepay and reborrow SBF Revolving Loans in accordance with the terms and conditions of this Agreement; provided that SBF may not borrow or reborrow should there exist a Default or Event of Default.
Section 2.2.    Swing Loans.
(a)     Generally.
(i)    Subject to the terms and conditions hereof, as part of the SBAC Revolving Commitment, the Swing Line Lender shall make loans in Dollars to SBAC under the SBAC Swing Line (individually a “SBAC Swing Loan” and collectively the “SBAC Swing Loans”) which shall not in the aggregate at any time outstanding exceed the SBAC Swing Line Sublimit; provided, however, the sum of the aggregate SBAC Revolving Credit Exposures of all Lenders at any time outstanding shall not exceed the lesser of (A) the Aggregate SBAC Revolving Commitment Amount then in effect and (B) the SBAC Borrowing Base as determined based on the most recently delivered SBAC Borrowing Base Certificate. The SBAC Swing Loans may be availed of by SBAC from time to time and borrowings thereunder may be repaid and used again during the period ending on the SBAC Revolving Credit Maturity Date; provided that each SBAC Swing Loan must be repaid on the last day of the Interest Period applicable thereto.
(ii)    Subject to the terms and conditions hereof, as part of the SBF Revolving Commitment, the Swing Line Lender shall make loans in Dollars to SBF under the SBF Swing Line (individually a “SBF Swing Loan” and collectively the “SBF Swing Loans”) which shall not in the aggregate at any time outstanding exceed the SBF Swing Line Sublimit; provided, however, the sum of the aggregate SBF Revolving Credit Exposures of all Lenders at any time outstanding shall not exceed the lesser of (A) the Aggregate SBF Revolving Commitment Amount then in effect and (B) the SBF Borrowing Base as determined based on the most recently delivered SBF Borrowing Base Certificate. The SBF Swing Loans may be availed of by SBF from time to time and borrowings thereunder may be repaid and used again during the period ending on the SBF Revolving Credit Maturity Date; provided that each SBF Swing Loan must be repaid on the last day of the Interest Period applicable thereto.
(iii)    Each Swing Loan shall be in a minimum amount of $100,000 or such greater amount which is an integral multiple of $50,000. Notwithstanding anything herein to the contrary, the Swing Line Lender shall be under no obligation to make any Swing Loan if any Lender is at such time a Defaulting Lender hereunder unless the applicable Borrower or such Defaulting Lender has provided Cash Collateral in compliance with Section 2.25 sufficient to eliminate the Swing Line Lender’s risk with respect to such Defaulting Lender.
(b)    Interest on Swing Loans. Each Swing Loan shall bear interest until maturity (whether by acceleration or otherwise) at a rate per annum equal to, at the option of the applicable Borrower, (i) the sum of the Base Rate plus the Applicable Margin for Base Rate Loans as from time to time in effect (computed on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days elapsed) or (ii) the Swing Line Lender’s Quoted Rate

(computed on the basis of a year of 360 days for the actual number of days elapsed). Interest on each Swing Loan shall be due and payable prior to such maturity on the last day of each Interest Period applicable thereto.
(c)    Requests for Swing Loans. The applicable Borrower shall give the Administrative Agent prior notice (which may be written or oral), no later than 10:00 a.m. (Cincinnati time) on the date upon which such Borrower requests that any Swing Loan be made, of the amount and date of such Swing Loan, and the Interest Period requested therefor. The Administrative Agent shall promptly advise the Swing Line Lender of any such notice received from a Borrower. Within 30 minutes after receiving such notice, the Swing Line Lender shall in its discretion quote an interest rate to the applicable Borrower at which the Swing Line Lender would be willing to make such Swing Loan available to such Borrower for the Interest Period so requested (the rate so quoted for a given Interest Period being herein referred to as “Swing Line Lender’s Quoted Rate”). Each Borrower acknowledges and agrees that the interest rate quote is given for immediate and irrevocable acceptance. If the applicable Borrower does not so immediately accept the Swing Line Lender’s Quoted Rate for the full amount requested by such Borrower for such Swing Loan, the Swing Line Lender’s Quoted Rate shall be deemed immediately withdrawn and such Swing Loan shall bear interest at the rate per annum determined by adding the Applicable Margin for Base Rate Loans to the Base Rate as from time to time in effect. Subject to the terms and conditions hereof, the proceeds of such Swing Loan shall be made available to the applicable Borrower on the date so requested at the offices of the Swing Line Lender in Cincinnati, Ohio. Anything contained in the foregoing to the contrary notwithstanding (i) the obligation of the Swing Line Lender to make Swing Loans shall be subject to all of the terms and conditions of this Agreement and (ii) the Swing Line Lender shall not be obligated to make more than one Swing Loan to a Borrower during any one day.
(d)    Refunding of Swing Loans. In its sole and absolute discretion, the Swing Line Lender may at any time, on behalf of the applicable Borrower (which each Borrower hereby irrevocably authorizes the Swing Line Lender to act on its behalf for such purpose) and with notice to such Borrower and the Administrative Agent, request each Lender to make a SBAC Revolving Loan or a SBF Revolving Loan, as applicable, in the form of a Base Rate Loan in an amount equal to such Lender’s Pro Rata Share of the amount of the Swing Loans outstanding on the date such notice is given. Unless an Event of Default described in Section 9.1(i) or 9.1(j) exists with respect to either Borrower, regardless of the existence of any other Event of Default, each Lender shall make the proceeds of its requested SBAC Revolving Loan and/or SBF Revolving Loan, as applicable, available to the Administrative Agent, in immediately available funds, at the Administrative Agent’s principal office in Cincinnati, Ohio, before 2:00 p.m. (Cincinnati time) on the Business Day such notice is given. The proceeds of such Borrowing of SBAC Revolving Loans and/or SBF Revolving Loans, as applicable, shall be immediately applied to repay the outstanding Swing Loans.
(e)    Participations. If any Lender refuses or otherwise fails to make a SBAC Revolving Loan or SBF Revolving Loan, as applicable, when requested by the Swing Line Lender pursuant to Section 2.2(d) above (because an Event of Default described in Section 9.1(i) or 9.1(j) exists with respect to either Borrower or otherwise), such Lender will, by the time and in the manner such Revolving Loan was to have been funded to the Administrative Agent, purchase from the Swing Line Lender an undivided participating interest in the outstanding Swing Loans in an amount equal to its Pro Rata Share of the aggregate principal amount of Swing Loans that were to have been repaid with such Revolving Loans; provided that the foregoing purchases shall be deemed made hereunder without any further action by such Lender, the Swing Line Lender or the Administrative Agent. Each Lender that so purchases a participation in a Swing Loan shall thereafter be entitled to receive its Pro Rata Share of each payment of principal received on the Swing Loan and of interest received thereon accruing from the date such Lender funded to the Swing Line Lender its participation in such Loan. The several obligations of the Lenders under this Section shall be absolute, irrevocable and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment which any Lender may have or have had against either Borrower, any other Lender or any other Person whatsoever. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of the Revolving Commitment of any Lender, and each payment made by a Lender under this Section shall be made without any offset, abatement, withholding or reduction whatsoever.
Section 2.3.    Protective Advances.
In addition to any other rights of the Administrative Agent provided for herein or in the other Loan Documents, the Administrative Agent may, in its discretion (but with absolutely no obligation), make SBAC Revolving Loans to SBAC or SBF Revolving Loans to SBF, on behalf of the applicable Lenders, which the Administrative Agent deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Obligations, or (iii) to pay any other amount chargeable to or required to be paid by any Borrower or any other Loan Party pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 11.3) and other sums payable under the Loan Documents (any such Loans are herein referred to collectively as “Protective Advances”). Protective Advances may be made even if the conditions precedent set forth in Section 4.2 have not been satisfied; provided that no Protective Advance shall be made after the applicable Revolving Credit Maturity Date, or cause any Lender’s outstanding Loans to exceed its SBAC Revolving Commitment or SBF Revolving Commitment. The Administrative Agent will promptly advise the Lenders after making any Protective Advance. The authority of the Administrative Agent to make Protective Advances is limited to an aggregate amount not to exceed (x) $2,000,000 at any time with respect to Protective Advances made to SBAC and (y) $5,500,000 at any time with respect to Protective Advances made to SBF; provided that, the Required SBAC Lenders or the Required SBF Lenders, as applicable, may at any time with prior written notice to the Administrative Agent revoke the Administrative Agent’s authorization to make additional Protective Advances hereunder. Absent such revocation, the Administrative Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive. All Protective Advances shall constitute Base Rate Loans made hereunder. Upon the making of a Protective Advance by the Administrative Agent, each SBAC Lender or SBF Lender, as applicable, shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent without recourse or warranty an undivided interest and participation in such Protective Advance in proportion to its Pro Rata Share thereof. The Administrative Agent may, at any time, require the Lenders to fund their participations. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender its Pro Rata Share of all payments of principal and interest and all proceeds of Collateral and other amounts due and payable hereunder with respect thereto received by the Administrative Agent in respect of such Protective Advance. All Protective Advances shall be Obligations, secured by the Collateral, and treated for all purposes as an expense of the Administrative Agent entitled to the priorities set forth in Section 9.2.
Section 2.4.    Procedure for Borrowings.
(a)    Notice to the Administrative Agent.    The applicable Borrower shall give the Administrative Agent notice of each Borrowing prior to 11:00 a.m. (Cincinnati time) on the date such Borrower requests the Lenders to advance a Borrowing. The Loans included in each

Borrowing shall bear interest initially at the type of rate specified in such notice. Thereafter, the applicable Borrower may from time to time elect to change the type of interest rate borne by each Borrowing or, subject to Section 2.6, a portion thereof, as follows: (i) if such Borrowing is of Tranche Rate Loans, on any Business Day, such Borrower may convert part or all of such Borrowing into Base Rate Loans or (ii) if such Borrowing is of Base Rate Loans, on any Business Day, such Borrower may convert all or part of such Borrowing into Tranche Rate Loans. The applicable Borrower shall give all such notices requesting the advance or conversion of a Borrowing to the Administrative Agent by email (with a pdf copy of the applicable fully-executed notice), telephone, or telecopy (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing in a manner acceptable to the Administrative Agent), substantially in the form attached hereto as Exhibit F-1 (“Notice of Borrowing”) or Exhibit F-2 (“Notice of Conversion”), as applicable, or in such other form acceptable to the Administrative Agent. Notice of the conversion of part or all of a Borrowing of Base Rate Loans into Tranche Rate Loans or of Tranche Rate Loans into Base Rate Loans must be given by no later than 11:00 a.m. (Cincinnati time) on the date of the requested conversion. Each notice shall be irrevocable and shall specify: (i) the aggregate principal amount of such Borrowing to be advanced or converted, (ii) the date of such Borrowing (which shall be a Business Day), (iii) the type of Loans to comprise such new or converted Borrowing, and (iv) the Borrower requesting such Borrowing. A notice received after 11:00 a.m. (Cincinnati time) shall be deemed received on the next Business Day. Promptly following the receipt of a Notice of Borrowing herewith, the Administrative Agent shall advise each Lender of the details thereof and the amount of such Lender’s Revolving Loan to be made as part of the requested Borrowing of Revolving Loans. Each Borrower agrees that the Administrative Agent may rely on any such email, telephonic or telecopy notice given by any person the Administrative Agent in good faith believes is a Responsible Officer without the necessity of independent investigation (each Borrower hereby indemnifies the Administrative Agent from any liability or loss ensuing from such reliance) and, in the event any such notice by telephone conflicts with any written confirmation, such telephonic notice shall govern if the Administrative Agent has acted in reliance thereon. Notwithstanding the foregoing, so long as the Sweep Arrangement is in effect for a particular Borrower, (i) such Borrower shall not be required to deliver a Notice of Borrowing in respect of any proposed Borrowing, and the terms of Section 2.27 shall govern the making and prepayments of Revolving Loans to such Borrower, and (ii) any such Borrowing under the Revolving Commitment pursuant to Section 2.27 shall be a Tranche Rate Loan.
(b)    Automatic Continuations. Until the applicable Borrower gives proper notice of the conversion of any outstanding Borrowing of Tranche Rate Loans or Base Rate Loans, such Borrowing shall automatically continue as Tranche Rate Loans or Base Rate Loans, as applicable.
Section 2.5.    Funding of Borrowings.
(a)    Subject to Section 2.27, each Lender will make available each Loan to be made by it hereunder on the proposed date thereof by wire transfer in immediately available funds by 1:00 p.m. to the Administrative Agent at the Payment Office. The Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts that it receives, in like funds by the close of business on such proposed date, to an account maintained by such Borrower with the Administrative Agent or at such Borrower’s option, by effecting a wire transfer of such amounts to an account designated by such Borrower to the Administrative Agent.
(b)    Unless the Administrative Agent shall have been notified by any Lender prior to 12:00 p.m. on the date of a Borrowing in which such Lender is to participate that such Lender will not make available to the Administrative Agent such Lender’s share of such

Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance on such assumption, may make available to the applicable Borrower on such date a corresponding amount (each such advance, a “Disproportionate Advance”). If such corresponding amount is not in fact made available to the Administrative Agent by such Lender on the date of such Borrowing, the Administrative Agent shall be entitled to recover such Disproportionate Advance on demand from such Lender together with interest thereon in respect of each day during the period commencing on the date such Disproportionate Advance was made available to the applicable Borrower and ending on (but excluding) the date such Lender makes available such Disproportionate Advance to the Administrative Agent at a rate per annum equal to: (i) from the date the Disproportionate Advance was made by the Administrative Agent to the date 2 Business Days after payment by such Lender is due hereunder, the greater of, for each such day, (x) the Federal Funds Rate and (y) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any standard administrative or processing fees charged by the Administrative Agent in connection with such Lender’s non-payment and (ii) from the date 2 Business Days after the date such share of the applicable Borrowing is due from such Lender to the date such payment is made by such Lender, the Base Rate in effect for each such day. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the applicable Borrower, and such Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest at the rate specified for such Borrowing. Nothing in this subsection shall be deemed to relieve any Lender from its obligation to fund its Pro Rata Share of any Borrowing hereunder or to prejudice any rights which any Borrower may have against any Lender as a result of any default by such Lender hereunder.
(c)    All Borrowings shall be made by the Lenders on the basis of their respective Pro Rata Shares of the applicable facility. No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to make its Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.
(d)    With respect to any Tranche Rate Loan, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrowers and the Lenders reasonably promptly after such amendment becomes effective.
Section 2.6.    Minimum Borrowing Amounts. Except in connection with Borrowings made pursuant to any Sweep Arrangement, each Borrowing of Base Rate Loans (other than Swing Loans) advanced shall be in an amount not less than $100,000 or such greater amount that is an integral multiple of $50,000. Except in connection with Borrowings made pursuant to any Sweep Arrangement, each Borrowing of Tranche Rate Loans advanced or converted shall be in an amount equal to $100,000 or such greater amount that is an integral multiple of $50,000.
Section 2.7.    Optional Reduction and Termination of Revolving Commitments.

(a)    Unless previously terminated, (i) all SBAC Revolving Commitments shall terminate on the SBAC Revolving Credit Maturity Date and (ii) all SBF Revolving Commitments shall terminate on the SBF Revolving Credit Maturity Date.
(b)    Upon at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent (which notice shall be irrevocable):
(i)     SBAC may reduce the Aggregate SBAC Revolving Commitments in part or terminate the Aggregate SBAC Revolving Commitments in whole; provided that any partial reduction shall (A) apply to reduce proportionately and permanently the SBAC Revolving Commitment of each Lender and (B) be in an amount of a least $1,000,000 and any larger multiple of $500,000. SBAC shall not terminate or reduce the SBAC Revolving Commitments if, after giving effect to any concurrent prepayment of the SBAC Revolving Loans in accordance with Section 2.11, the SBAC Revolving Credit Exposure of all Lenders would exceed the Aggregate SBAC Revolving Commitment Amount. Any termination of the Aggregate SBAC Revolving Commitments pursuant to this Section 2.7(b)(i) may not be reinstated.
(ii)     SBF may reduce the Aggregate SBF Revolving Commitments in part or terminate the Aggregate SBF Revolving Commitments in whole; provided that any partial reduction shall (A) apply to reduce proportionately and permanently the SBF Revolving Commitment of each Lender and (B) be in an amount of a least $1,000,000 and any larger multiple of $500,000. SBF shall not terminate or reduce the SBF Revolving Commitments if, after giving effect to any concurrent prepayment of the SBF Revolving Loans in accordance with Section 2.11, the SBF Revolving Credit Exposure of all Lenders would exceed the Aggregate SBF Revolving Commitment Amount. Any termination of the Aggregate SBF Revolving Commitments pursuant to this Section 2.7 may not be reinstated.
(c)    The applicable Borrower may terminate (on a non-ratable basis) the unused amount of a Revolving Commitment of a Defaulting Lender upon not less than five Business Days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof), and in such event the provisions of Section 2.21 will apply to all amounts thereafter paid by such Borrower for the account of any such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that such termination will not be deemed to be a waiver or release of any claim such Borrower, the Administrative Agent or any Lender may have against such Defaulting Lender.
(d)    Notwithstanding the foregoing, any notice of a termination of a Commitment delivered by the applicable Borrower may state that such notice is conditioned upon the effectiveness of one or more other transactions, in which case such notice may be revoked by such Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.
Section 2.8.    Repayment of Loans.
(a)    Subject to clauses (b) and (c) below, the outstanding principal amount of (i) all SBAC Revolving Loans and SBAC Swing Loans shall be due and payable (together with accrued and unpaid interest thereon) on the SBAC Revolving Credit Maturity Date and (ii) all SBF Revolving Loans and SBF Swing Loans shall be due and payable (together with accrued and unpaid interest thereon) on the SBF Revolving Credit Maturity Date.

(b)    In the event the Outstanding SBAC Revolving Loans are converted into SBAC Term Loans pursuant to Section 2.26, SBAC shall make principal payments on the SBAC Term Loans in equal installments on the last Business Day of each fiscal quarter ending after the SBAC Revolving Credit Maturity Date (commencing on the last day of the first full fiscal quarter ending after the SBAC Revolving Credit Maturity Date), with the amount of each such principal installment equal to twenty-five percent (25%) of the Outstanding SBAC Revolving Loans on the SBAC Revolving Credit Maturity Date; it being further agreed that a final payment comprised of all principal and interest not sooner paid on the SBAC Term Loans shall be due and payable on the SBAC Term Loan Maturity Date.
(c)    In the event the Outstanding SBF Revolving Loans are converted into SBF Term Loans pursuant to Section 2.26, SBF shall make principal payments on the SBF Term Loans in equal installments on the last Business Day of each fiscal quarter ending after the SBF Revolving Credit Maturity Date (commencing on the last day of the first full fiscal quarter ending after the SBF Revolving Credit Maturity Date), with the amount of each such principal installment equal to twenty-five percent (25%) of the Outstanding SBF Revolving Loans on the SBF Revolving Credit Maturity Date; it being further agreed that a final payment comprised of all principal and interest not sooner paid on the SBF Term Loans shall be due and payable on the SBF Term Loan Maturity Date.
Section 2.9.    Evidence of Indebtedness.
(a)    Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the Indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain appropriate records in which shall be recorded (i) the Revolving Commitments of each Lender, (ii) the amount of each Extension of Credit made hereunder by each Lender, (iii) the date and amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder in respect of such Extension of Credit and (iv) both the date and amount of any sum received by the Administrative Agent hereunder from each Borrower in respect of the Loans and each Lender’s applicable Pro Rata Share thereof. The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of each Borrower therein recorded; provided that the failure or delay of any Lender or the Administrative Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of any Borrower to repay the applicable Loans (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement.
(b)    At the request of any Lender at any time, each Borrower agrees that it will execute and deliver to such Lender a SBAC Revolving Credit Note, SBF Revolving Credit Note, SBAC Term Note or SBF Term Note, as applicable, payable to the order of such Lender. At the request of the Swing Line Lender, each Borrower agrees that it will execute and deliver a SBAC Swing Note and SBF Swing Note, as applicable, payable to the order of the Swing Line Lender.
Section 2.10.    Optional Prepayments.
Each Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty, by giving irrevocable written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent no later than 11:00 a.m. on the date of prepayment. Each such notice shall be irrevocable and shall specify the proposed date of such prepayment and the principal amount of each Borrowing or portion thereof to be prepaid. Upon receipt of any such notice, the Administrative Agent shall promptly notify each affected Lender of the contents thereof and of such Lender’s applicable Pro Rata Share of any such prepayment. If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice and, in the case of Tranche Rate Loans, all accrued interest to such date on the amount so prepaid in accordance with Section 2.12(b). Partial prepayments (other than partial prepayments made in respect of Swing Loans) shall be in an aggregate amount of $100,000 or a whole multiple of $50,000 in excess thereof; provided, that the amount remaining outstanding shall be in an amount not less than required by Section 2.6. Each prepayment of a Borrowing shall be applied ratably to the Loans comprising such Borrowing; provided that, if the Outstanding SBAC Revolving Loans have been converted to SBAC Term Loans or the Outstanding SBF Revolving Loans have been converted to SBF Term Loans, in each case, pursuant to Section 2.26, then each prepayment shall be applied to the remaining installment payments of the Term Loans on a ratable basis until paid in full. A notice of prepayment received after 11:00 a.m. shall be deemed received on the next Business Day. All prepayments of Tranche Rate Loans under this Section 2.10 shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of prepayment. Notwithstanding the foregoing, any notice of prepayment delivered by a Borrower may state that such notice is conditioned upon the effectiveness of one or more other transactions, in which case such notice may be revoked by such Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied, so long as notice of such revocation is delivered to the Administrative Agent no later than the Business Day (or such shorter period as the Administrative Agent may agree) prior to the proposed date of prepayment. Notwithstanding the foregoing, neither Borrower need give any notice or comply with any minimum amount with respect to automatic prepayments made pursuant to Section 2.27.
Section 2.11.    Mandatory Prepayments.
(a)    If at any time the SBAC Revolving Credit Exposure of all SBAC Lenders exceeds the lesser of (i) the Aggregate SBAC Revolving Commitment Amount then in effect and (ii) the SBAC Borrowing Base as determined based on the most recently delivered SBAC Borrowing Base Certificate, SBAC shall immediately (and in any event within three Business Days) repay SBAC Revolving Loans and, if necessary, SBAC Swing Loans, together with all accrued and unpaid interest on such excess amount.
(b)    If at any time the SBF Revolving Credit Exposure of all SBF Lenders exceeds the lesser of (i) the Aggregate SBF Revolving Commitment Amount then in effect and (ii) the SBF Borrowing Base as determined based on the most recently delivered SBF Borrowing Base Certificate, SBF shall immediately (and in any event within three Business Days) repay SBF Revolving Loans and, if necessary, SBF Swing Loans, together with all accrued and unpaid interest on such excess amount.
(c)    At any time after the Outstanding SBAC Revolving Loans have been converted to SBAC Term Loans or the Outstanding SBF Revolving Loans have been converted to SBF Term Loans, in each case, pursuant to Section 2.26:
(i)    If either Borrower or any Subsidiary shall at any time or from time to time make or agree to make a Disposition or shall suffer an Event of Loss with respect to any Property which results in Net Cash Proceeds in excess of $100,000 individually or on a cumulative basis in any fiscal year of the Borrowers, then (A) the Borrowers shall promptly notify the Administrative Agent of such proposed Disposition or Event of Loss (including the amount of the estimated Net Cash Proceeds to be received by such Borrower or such Subsidiary in respect thereof) and (B) promptly upon receipt by such Borrower or such Subsidiary of the Net Cash Proceeds of such Disposition or such Event of Loss, the Borrowers shall prepay the Obligations in an aggregate amount equal to one hundred percent (100%) of the amount of all such Net Cash Proceeds in excess of $100,000; provided that in the case of each Disposition and Event of Loss, if the Borrowers state in their notice of such event that the applicable Borrower or the applicable Subsidiary intends to invest or reinvest, as applicable, within ninety (90) days of the applicable Disposition or receipt of Net Cash Proceeds from an Event of Loss, the Net Cash Proceeds thereof in similar like-kind assets, then so long as no Default or Event of Default then exists, the Borrowers shall not be required to make a mandatory prepayment under this Section in respect of such Net Cash Proceeds to the extent such Net Cash Proceeds are actually invested or reinvested as described in the Borrowers’ notice within such ninety (90) day period. Promptly after the end of such applicable period, the Borrowers shall notify the Administrative Agent whether such Borrower or such Subsidiary has invested or reinvested such Net Cash Proceeds as described in the Borrowers’ notice, and to the extent such Net Cash Proceeds have not been so invested or reinvested, the Borrowers shall promptly prepay the Obligations in the amount of such Net Cash Proceeds in excess of $100,000 not so invested or reinvested. The amount of each such prepayment shall be applied to the remaining installment payments of the Term Loans on a ratable basis until paid in full. If the Administrative Agent or the Required Lenders so request, all proceeds of such Disposition or Event of Loss shall be deposited with the Administrative Agent and held by it in an account at the Administrative Agent. So long as no Default or Event of Default exists, the Administrative Agent is authorized to disburse amounts representing such proceeds from such account to or at the Borrowers’ direction for application to or reimbursement for the costs of replacing, rebuilding or restoring such Property.
(ii)    If either Borrower or any Subsidiary shall incur or assume any Indebtedness other than Permitted Indebtedness, the Borrowers shall promptly notify the Administrative Agent of the estimated Net Cash Proceeds of such incurrence or assumption to be received by or for the account of such Borrower or such Subsidiary in respect thereof. Promptly upon receipt by such Borrower or such Subsidiary of Net Cash Proceeds of such incurrence or assumption, the Borrowers shall prepay the Obligations in the amount of such Net Cash Proceeds. The amount of each such prepayment shall be applied to the remaining installment payments of the Term Loans on a ratable basis until paid in full. The Borrowers acknowledge that their performance hereunder shall not limit the rights and remedies of the Lenders for any breach of Section 8.2 or any other terms of this Agreement.
Section 2.12.    Interest on Loans.
(a)    Base Rate Loans. Each Base Rate Loan made or maintained by a Lender shall bear interest (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced or created by conversion from a Tranche Rate Loan until, but excluding, the date of repayment thereof at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect, payable in arrears by the applicable Borrower on each Interest Payment Date and at maturity (whether by acceleration or otherwise).
(b)    Tranche Rate Loans. Each Tranche Rate Loan made or maintained by a Lender shall bear interest (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced or created by conversion from a Base Rate Loan until, but excluding, the date of repayment thereof at a rate per annum equal to the sum of the Applicable Margin plus the Tranche Rate from time to time in effect, payable in arrears by the applicable Borrower on each Interest Payment Date and at maturity (whether by acceleration or otherwise).
(c)    Default Rate. Notwithstanding clauses (a) and (b) above, if (i) an Event of Default specified in Section 9.1(a), Section 9.1(i) or Section 9.1(j) has occurred and is continuing, (ii) if an Event of Default specified in Section 9.1(b) (solely with respect to noncompliance with Section 6.17) or Section 9.1(o) (solely with respect the failure to deliver the financial statements required by Section 6.3) has occurred and has been continuing for thirty (30) days or (iii) otherwise at the request of the Required Lenders if any other Event of Default has occurred and is continuing, then at the request of the Required Lenders, each Borrower shall pay interest, in each case (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Loans and other amounts owing by it at a rate per annum equal to:
(i)    for any Base Rate Loan, Tranche Rate Loan and any Swing Loan bearing interest at the Base Rate, the sum of 2.00% per annum plus the Applicable Margin plus the Base Rate from time to time in effect;
(ii)    for any Swing Loan bearing interest at the Swing Line Lender’s Quoted Rate, the sum of 2.00% per annum plus the rate of interest in effect thereon at the time of such Event of Default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of 2.00% plus the Applicable Margin for Base Rate Loans plus the Base Rate from time to time in effect;
    (iii)    for any other amount owing hereunder not covered by clauses (i) and (ii) above, the sum of 2.00% plus the Applicable Margin plus the Base Rate from time to time in effect.
(d)    Rate Determinations. The Administrative Agent shall determine each interest rate applicable to the Loans hereunder, and its determination thereof shall be conclusive and binding except in the case of manifest error.
Section 2.13.    Fees.
(a)    The Borrowers shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon in writing by SBAC and the Administrative Agent in that certain Engagement Letter dated September 5, 2023, or as otherwise agreed to in writing between SBAC and the Administrative Agent.
(b)    SBAC agrees to pay to the Administrative Agent for the account of each SBAC Lender (other than Defaulting Lenders) a commitment fee, which shall accrue at the Applicable Percentage per annum on the daily amount of the Unused SBAC Revolving Commitment of such Lender during the SBAC Availability Period. SBF agrees to pay to the Administrative Agent for the account of each SBF Lender (other than Defaulting Lenders) a commitment fee, which shall accrue at the Applicable Percentage per annum on the daily amount of the Unused SBF Revolving Commitment of such Lender during the SBF Availability Period.
(c)    Accrued fees under clause (b) above shall be payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing on December 31, 2023 and on the applicable Revolving Credit Maturity Date (and if later, the date the Loans shall be repaid in their entirety); provided further, that any such fees accruing after either Revolving Credit Maturity Date shall be payable on demand. For the avoidance of doubt, if (i) the Outstanding SBAC Revolving Loans are converted to a SBAC Term Loan on the SBAC Revolving Credit Maturity Date or (ii) the Outstanding SBF Revolving Loans are converted to a SBF Term Loan on the SBF Revolving Credit Maturity Date, in each case, in accordance with Section 2.26, the commitment fees under clause (b) above shall no longer be payable.
(d)    Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any fees accruing during such period pursuant to clause (b) of this Section (without prejudice to the rights of the Lenders other than Defaulting Lenders in respect of such fees), or any amendment fees hereafter offered to any Lender, and the pro rata payment provisions of Section 2.20 will automatically be deemed adjusted to reflect the provisions of this Section.
Section 2.14.    Computation of Interest and Fees.
Interest on the Loans shall accrue commencing on the day on which the disbursement of proceeds of the Loan or applicable portion thereof is made. Payments of interest that are periodically required shall include interest accrued to (but excluding) the day on which the payment is made. Except as set forth in Section 2.12, all other computations of interest and fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable (to the extent computed on the basis of days elapsed). Each determination by the Administrative Agent of an interest amount or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.
Section 2.15.    Illegality.
Notwithstanding any other provisions of this Agreement or any other Loan Document, if at any time any Change in Law makes it unlawful for any Lender to make or continue to maintain any Tranche Rate Loans or to perform its obligations relating thereto as contemplated hereby, such Lender shall promptly give notice thereof to the Borrowers, the Administrative Agent and the other Lenders and such Lender’s obligations to make or maintain Tranche Rate Loans under this Agreement shall be suspended until it is no longer unlawful for such Lender to make or maintain Tranche Rate Loans. The Borrowers shall prepay on the next Interest Payment Date (or at such earlier time as may be required by such Change in Law) the outstanding principal amount of any such affected Tranche Rate Loans, together with all interest accrued thereon and all other amounts then due and payable to such Lender under this Agreement; provided subject to all of the terms and conditions of this Agreement, the Borrowers may then elect to borrow the principal amount of the affected Tranche Rate Loans from such Lender by means of Base Rate Loans from such Lender, which Base Rate Loans shall not be made ratably by the Lenders but only from such affected Lender.
    Section 2.16.    Inability to Determine Rates.
(a)     Temporary Replacement of the Tranche Rate and Tenor Replacement. In the event (subject to Section 2.16(b) below), prior to any Change Date relating to a Tranche Rate Loan, Administrative Agent shall reasonably determine or be notified by Required Lenders that no Successor Rate has been determined in accordance with Section 2.16(b) and either: (i) the Tranche Rate is unavailable, unrepresentative, or unreliable, (ii) the Tranche Rate as reasonably determined by Administrative Agent will not adequately and fairly reflect the cost to Lenders of funding their applicable Tranche Rate Loans, or (iii) the making or funding of Tranche Rate Loans has become impracticable; then, in any such case, Administrative Agent shall promptly provide notice of such determination to Borrowers and affected Lenders (which shall be conclusive and binding on all parties hereto absent manifest error), and (A) any request for a Tranche Rate Loan or for a conversion to or continuation of a Tranche Rate Loan shall be automatically withdrawn and shall be deemed a request for a Base Rate Loan, (B) each Tranche Rate Loan will automatically become a Base Rate Loan, and (C) the obligations of Lenders to make Tranche Rate Loans shall be suspended until Administrative Agent or Required Lenders determine that the circumstances giving rise to such suspension no longer exist, in which event Administrative Agent shall so notify Borrowers and applicable Lenders. If a Successor Rate has been determined in accordance with Section 2.16(b) and Administrative Agent reasonably determines, or Required Lenders provide notice, that any of the circumstances described in clauses (i)-(iii) of this paragraph has occurred, then clauses (A)-(C) of this paragraph shall apply as if each reference to a Tranche Rate therein were a reference to the Successor Rate.
At any time (including in connection with the implementation of a Successor Rate), the Administrative Agent may remove any tenor of a Tranche Rate that is unavailable, non-representative, or not in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, in the Administrative Agent’s sole discretion, for Tranche Rate settings; provided however that the Administrative Agent may reinstate such previously removed tenor for Tranche Rate settings, if the Administrative Agent reasonably determines in its sole discretion that such tenor has become available and representative again.
(b)    Tranche Rate Replacement.
    (i)    Notwithstanding anything to the contrary herein or in any other Loan Document (and any Master Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 2.16(b)), but without limiting Section 2.16(a) above, if the Administrative Agent reasonably determines (which determination shall be conclusive and binding on all parties hereto absent manifest error) that any of the circumstances described in Section 2.16(a)(i)-(iii) has occurred and is unlikely to be temporary or the administrator of the Tranche Rate or a Governmental Authority having or purporting to have jurisdiction over the Administrative Agent or such administrator has made a public statement identifying a specific date (the “Scheduled Unavailability Date”) after which the Tranche Rate will no longer be representative or made available or used for determining the interest rate of loans or otherwise cease or will no longer be in compliance or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Benchmarks, and there is no successor administrator reasonably satisfactory to the Administrative Agent, then on a date and time determined by the Administrative Agent (the “Tranche Rate Replacement Date”), but no later than the Scheduled Unavailability Date, the Tranche Rate will be replaced hereunder and under any other Loan Document with (1) Daily Simple SOFR plus the SOFR Adjustment or, (2) if the Tranche Rate described in (1) above is not available, such other rate to be determined by the Administrative Agent (in consultation with the Borrower); provided, however, that such rate shall be substantially similar to the rate described in Section 2.16(b)(i)(1) and determined consistent with such determinations made by the Administrative Agent in the ordinary course of business.
    (ii)    If the Successor Rate is based on Daily Simple SOFR, interest shall be due and payable on the last Business Day of each month.

    (iii)    Notwithstanding anything to the contrary herein, if the Administrative Agent reasonably determines that the Successor Rate designated in Section 2.16(b)(i) above is not available or administratively feasible prior to the Tranche Rate Replacement Date, or if any of the circumstances described in the initial paragraph of this Section 2.16(b) with regard to the Tranche Rate has occurred with respect to a Successor Rate then in effect, the Administrative Agent and Borrowers may amend this Agreement solely for the purpose of replacing the Tranche Rate or any then current Successor Rate in accordance with this Section 2.16(b) with another alternative benchmark rate and a Spread Adjustment, giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities and any recommendations of a relevant Governmental Authority, and which Spread Adjustment or method for calculating such Spread Adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion. Any such alternative benchmark rate and Spread Adjustment shall constitute a Successor Rate hereunder. Any such amendment shall become effective on the date set forth in a written notice provided by the Administrative Agent to the Borrowers and Lenders (such date to be five (5) or more Business Days after the date of such notice) unless the Required Lenders have provided written notice of their objection to such amendment on or before the fifth Business Day after the Administrative Agent provides such notice.
    (iv)    The Administrative Agent will promptly (in one or more notices) notify the Borrowers and Lenders of the implementation of any Successor Rate. Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.
    (v)    In connection with the use, implementation and administration of a Tranche Rate, including any Successor Rate (including, without limitation, pursuant to Section 2.16(b)(vii) below), the Administrative Agent will have the right, in consultation with the Borrowers, to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that the Administrative Agent shall provide notice of such Conforming Changes to the Borrowers and Lenders reasonably promptly after such amendment becomes effective.
    (vi)    Notwithstanding anything to the contrary herein, if the Successor Rate would be less than the Floor, the Successor Rate will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
    (vii)    Notwithstanding anything to the contrary contained herein, if, after the Closing Date, the Borrowers enter into a Master Agreement with respect to all or part of an advance (a “Swapped Portion”) and the floating interest rate under the Master Agreement is Daily Simple SOFR, the Administrative Agent and Borrowers may agree to replace the Tranche Rate hereunder solely in respect of such Swapped Portion with Daily

Simple SOFR and a Spread Adjustment without consent of any other party hereto; provided further that, if subsequent thereto, the Administrative Agent and Borrowers amend such Master Agreement to include, or terminate such Master Agreement and enter into a new Master Agreement with, a floating interest rate thereunder of Term SOFR, then the Administrative Agent and Borrowers may further agree to replace Daily Simple SOFR hereunder solely in respect of such Swapped Portion with Term SOFR (and a Spread Adjustment, if applicable) hereunder without consent of any other party hereto; and, in either such event, (A) Daily Simple SOFR or Term SOFR, as applicable, shall be a Successor Rate hereunder, and (B) the Administrative Agent shall provide written notice thereof to the Lenders.
    Section 2.17.    Increased Cost.
(a)    Increased Costs Generally.    If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;
(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender or the applicable interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, the Borrowers will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Swing Loans held by, such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)    Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Section 2.17(a) or (b) above and delivered to the Borrowers, shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
Section 2.18.    Reserved.
Section 2.19.    Taxes.
(a)    For purposes of this Section 2.19, the term “applicable law” includes FATCA.
(b)    Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes except to the extent required by law; provided that if the Borrowers shall be required (as determined in the good faith discretion of the applicable Borrower) to deduct or withhold any Tax from such payments, then (i) the Borrowers shall be entitled to make such deductions or withholdings, (ii) the Borrowers shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law, and (iii) if such Tax is an Indemnified Tax, then the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to Indemnified Taxes) the Administrative Agent or any Lender (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made.
(c)    In addition, the Borrowers shall pay, without duplication, any Other Taxes to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent, timely reimburse it for the payment of any Other Taxes.
(d)    The Borrowers shall indemnify the Administrative Agent and each Lender, twenty Business Days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrowers hereunder (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.19) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment delivered to the Borrowers by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error; provided, however, that as soon as practicable after any payment of such Indemnified Taxes by such Lender or the Administrative Agent to any Governmental Authority, such Lender or the Administrative Agent shall deliver to the Borrowers, as soon as reasonably practicable, the original or a certified copy of a receipt issued by such authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Borrowers.
(e)    Each Lender shall severally indemnify the Administrative Agent, within ten days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrowers have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.4 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (d).
(f)    As soon as practicable after any payment of Indemnified Taxes by the Borrowers to a Governmental Authority, the Borrowers shall, to the extent available to the Borrowers, deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)    Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under the Loan Documents shall deliver to the Borrowers (with a copy to the Administrative Agent), at the time or times reasonably requested by the Borrowers in writing, such properly completed and executed documentation prescribed by applicable law or reasonably requested in writing by the Borrowers as will permit such payments to be made without withholding or at a reduced rate. In addition, any Lender, if reasonably requested by the Borrowers, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers as will enable the Borrowers to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, each Foreign Lender agrees that it will deliver to the Administrative Agent and the Borrowers (or in the case of a Participant, to the Lender from which the related participation shall have been purchased and to the Administrative Agent), as appropriate, two duly completed originals of (i) IRS Form W-8ECI, or any successor form thereto, certifying that the payments received from the Borrowers under the Loan Documents are effectively connected with such Foreign Lender’s conduct of a trade or business in the United States; or (ii) IRS Form W-8BEN, W-8BEN-E, or any successor form thereto, certifying that such Foreign Lender is entitled to benefits under an income tax treaty to which the United States is a party which eliminates or reduces the rate of withholding tax on payments of interest; or (iii) IRS Form W-8BEN, W-8BEN-E, or any successor form prescribed by the IRS, together with a certificate (A) establishing that the payment to the Foreign Lender qualifies as “portfolio interest” exempt from U.S. withholding tax under Code section 871(h) or 881(c), and (B) stating that (1) the Foreign Lender is not a bank for purposes of Code section 881(c)(3)(A), or the obligation of the Borrowers hereunder is not, with respect to such Foreign Lender, a loan agreement entered into in the ordinary course of its trade or business, within the meaning of that section; (2) the Foreign Lender is not a 10% shareholder of the Borrowers within the meaning of Code section 871(h)(3) or 881(c)(3)(B); and (3) the Foreign Lender is not a controlled foreign corporation that is related to the Borrowers within the meaning of Code section 881(c)(3)(C); or (iv) such other IRS forms as may be applicable to the Foreign Lender, including Forms W-8IMY

(including all required statements) or W-8EXP. Each non-Foreign Lender agrees that it will deliver to the Administrative Agent and the Borrowers (or in the case of a Participant, to the Lender from which the related participation shall have been purchased and to the Administrative Agent), as appropriate, two duly completed originals of Form W-9, or any successor form thereto, certifying that such non-Foreign Lender is entitled to an exemption from U.S. backup withholding tax. Each Lender shall deliver to the Borrowers and the Administrative Agent such forms required to be delivered to it by this Section 2.19(f) on or before the date that it becomes a party to this Agreement (or in the case of a Participant, on or before the date such Participant purchases the related participation). In addition, each Lender shall deliver to the Borrowers and the Administrative Agent any requisite updated or new forms promptly upon (i) the obsolescence, expiration, or invalidity of any form previously delivered by such Lender under this Section 2.19 and (ii) the reasonable request from a Borrower or the Administrative Agent from time to time. Each such Lender shall promptly notify the Borrowers and the Administrative Agent at any time that it determines that it is no longer in a position to provide any previously delivered certificate to the Borrowers (or any other form of certification adopted by the IRS for such purpose).
(h)    If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(i)    If the Administrative Agent or a Lender determines, in its sole discretion, exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Borrower or with respect to which the Borrowers have paid additional amounts pursuant to this Section 2.19, the Administrative Agent or such Lender shall pay to the Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section 2.19 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrowers, upon the request of the Administrative Agent or such Lender, agree to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information that it deems confidential) to the Borrowers or any other person.
(j)    Each party’s obligations under this Section 2.19 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.20.    Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
(a)    The Borrowers shall make each payment required to be made by them hereunder (whether of principal, interest or fees, or otherwise) prior to 2:00 p.m. on the date when due, in immediately available funds, free and clear of any defenses, rights of set-off, or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office, except that payments pursuant to Section 2.17, Section 2.19, and Section 11.3 hereof shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension. All payments hereunder shall be made in Dollars.
(b)    If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied in the order of priority set forth in Section 9.2. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of such outstanding Loans or other Obligations then owing to such Lender.
(c)    If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans that would result in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrowers or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrowers consent to the foregoing and agree, to the extent they may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.
(d)    Unless the Administrative Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that such Borrower will not make such payment, the Administrative Agent may assume that the applicable Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount or amounts due. In such event, if the applicable Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
Section 2.21.    Payments to Defaulting Lenders.
(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
    (i)    Waivers and Amendments.    Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders, SBAC Required Lenders and SBF Required Lenders, and Section 11.2.
    (ii)    Payments to Defaulting Lenders. Any amount paid by the Borrowers for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but will instead be retained by the Administrative Agent in a segregated non-interest bearing account until the termination of the Revolving Commitments at which time the funds in such account will be applied by the Administrative Agent, to the fullest extent permitted by law, in the following order of priority: first to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement, second to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Swing Line Lender hereunder, third to Cash Collateralize the Fronting Exposure of the Swing Line Lender with respect to such Defaulting Lender in accordance with Section 2.25 (in which case, any Cash Collateral previously provided to a Borrower shall be returned to them to the extent of the amount so applied under this clause third), fourth as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, fifth if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans and funded participations under this Agreement and (B) Cash Collateralize the Swing Line Lender’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Swing Loans made under this Agreement, in accordance with Section 2.25, sixth to the payment of any amounts owing to the Lenders or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, seventh so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and eighth to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct; provided that in the case of this clause eighth, if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.21(a)(i) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
    (iii)    Certain Fees. (A) No Defaulting Lender shall be entitled to receive any commitment fee under Section 2.13(a) or any amendment fees, waiver fees, or similar fees for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(B)    Each Defaulting Lender shall be entitled to receive any amounts owed to it in respect of participating interest in Swing Loans under Section 2.2(e) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the participating interests in Swing Loans for which it has provided Cash Collateral pursuant to Section 2.25.
(C)    With respect to any fees not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Swing Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Swing Line Lender the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
    (iv)    Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Swing Loans shall automatically be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Share of the respective Revolving Commitments (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (A) the conditions set forth in Section 4.2 are satisfied at the time of such reallocation (and, unless the Borrowers shall have otherwise notified the Administrative Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (B) such reallocation does not cause (i) the aggregate SBAC Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s SBAC Revolving Commitment and (ii) the aggregate SBF Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s SBF Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
    (v)    Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the applicable Borrower shall, without prejudice to any right or remedy available to them hereunder or under law, Cash Collateralize the Swing Line Lender’s Fronting Exposure in accordance with the procedures set forth in Section 2.25.

(b)    Defaulting Lender Cure. If the Borrowers, the Administrative Agent and the Swing Line Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable facility hereunder (without giving effect to Section 2.21(a)(ii)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(c)    New Swing Loans. So long as any Lender is a Defaulting Lender, the Swing Line Lender shall not be required to fund any Swing Loans under the applicable facility unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Loan.
Section 2.22.    Increase of Commitments; Additional Lenders.
(a)    So long as no Default or Event of Default has occurred and is continuing, from time to time after the Closing Date, either Borrower may, upon at least ten days’ written notice (or such shorter period of time as the Administrative Agent may agree to in its sole discretion) to the Administrative Agent (who shall promptly provide a copy of such notice to each Lender), propose to increase the Aggregate SBAC Revolving Commitments or the Aggregate SBF Revolving Commitments (each, an “Incremental Revolving Commitment” or an “Incremental Facility”); provided that the aggregate amount of all Incremental Revolving Commitments shall not exceed $50,000,000 in the aggregate over the term of this Agreement. No Lender shall have any obligation to extend any Incremental Facility.
(b)    The applicable Borrower may designate a bank or other financial institution (which may be, but need not be, one or more of the existing Lenders) to extend such Incremental Facility (each, an “Additional Lender”), which at the time agrees to extend such Incremental Facility; provided however, that any new bank or financial institution must be acceptable to the Administrative Agent, which acceptance will not be unreasonably withheld or delayed.
(c)    In the case of each Incremental Revolving Commitment:
    (i)    such Incremental Revolving Commitment shall have the same terms as the existing SBAC Revolving Commitments or SBF Revolving Commitments, as applicable (other than any initial upfront fees paid to the Additional Lenders extending such Incremental Revolving Commitment); and
    (ii)    the outstanding SBAC Revolving Loans or SBF Revolving Loans will be reallocated by the Administrative Agent on the applicable increase effective date among the applicable Lenders (including the Additional Lenders providing such Incremental Revolving Commitment) in accordance with their revised Pro Rata Shares (and the applicable Lenders (including the Additional Lenders providing such Incremental

Revolving Commitment) agree to make all payments and adjustments necessary to effect such reallocation).
(d)    An Incremental Revolving Commitment pursuant to this Section 2.22 shall become effective upon the receipt by the Administrative Agent of:
    (i)    a supplement or joinder in form and substance reasonably satisfactory to the Administrative Agent executed by the Borrowers and by each Additional Lender setting forth the Incremental Revolving Commitments of such Lenders and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof,
    (ii)    evidence of appropriate corporate authorization on the part of the applicable Borrower with respect to the Incremental Facility, and
    (iii)    a certificate of a Responsible Officer of the applicable Borrower to the effect that (A)     the conditions set forth in Section 4.2(a) and (b) will be satisfied before and after giving effect to the incurrence of the Incremental Facility and (B) after giving effect to such increase and the payment of any related fees, the Borrowers would be in compliance on a pro forma basis with the covenants set forth in Section 6.17 (after giving effect to any Borrowings to be made on the date that the Incremental Facility becomes effective, and deeming any Incremental Revolving Commitment to be fully drawn for purposes of calculating such compliance).
(e)    Upon the acceptance of any such agreement by the Administrative Agent, (i) the Aggregate SBAC Revolving Commitment Amount or the Aggregate SBF Revolving Commitment Amount, as applicable, shall automatically be increased by the amount of the Incremental Revolving Commitments added through such agreement and (ii) Schedule I shall automatically be deemed amended to reflect the Commitments of all Lenders after giving effect to the addition of such Commitments.
(f)    Each supplement or joinder agreement referred to in clause (d)(i) above may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary, in the reasonable opinion of the Administrative Agent and the Borrowers, to effect the provision of this Section 2.22, and for the avoidance of doubt, this Section 2.22 shall supersede any provisions of Sections 2.20 or 11.2 to the contrary.
Section 2.23.    Mitigation of Obligations.
If any Lender requests compensation by reason of increased costs as provided in Section 2.17, or if the Borrowers are required to indemnify or pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.19, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if such designation or assignment (i) would eliminate or reduce amounts payable under Section 2.17 or Section 2.19, as the case may be, in the future and (ii) in the sole judgment of such Lender, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all costs and expenses incurred by any Lender in connection with such designation or assignment.
Section 2.24.    Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.17, (b) if the Borrowers are required to indemnify or pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.19, (c) if any Lender is a Defaulting Lender, or (d) if, in connection with any proposed amendment, waiver, or consent, the consent of all of the Lenders, or all of the Lenders directly and adversely affected thereby, is required pursuant to Section 11.2, and any such Lender refuses to consent to such amendment, waiver or consent as to which the Required Lenders have consented, then the Borrowers may, at their sole expense and effort (but without prejudice to any rights or remedies the Borrowers may have against such Defaulting Lender), upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions set forth in Section 11.4(b)) all its interests, rights and obligations under this Agreement and the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender but excluding any Defaulting Lender); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal amount of all Loans owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (in the case of such outstanding principal and accrued interest) and from the Borrowers (in the case of all other amounts) and (iii) in the case of a claim for compensation under Section 2.17 or payments required to be made pursuant to Section 2.19, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.
Section 2.25.    Cash Collateral.
At any time that there shall exist a Defaulting Lender, promptly following the written request of the Administrative Agent, the Swing Line Lender (with a copy to the Administrative Agent), the Borrowers shall Cash Collateralize the Fronting Exposure of the Swing Line Lender with respect to such Defaulting Lender (determined after giving effect to Section 2.21(a)(ii) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.
(a)    Grant of Security Interest. Each Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Swing Line Lender, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of Swing Loans, to be applied pursuant to subsection (b) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent (other than Permitted Liens) or the Swing Line Lender as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrowers will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.25 or Section 2.21 in respect of Swing Loans shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Swing Loans (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(c)    Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Fronting Exposure of the Swing Line Lender shall no longer be required to be held as Cash Collateral pursuant to this Section 2.25 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the good faith determination by the Administrative Agent, the Swing Line Lender that there exists excess Cash Collateral; provided that, subject to Section 2.21, the Person providing Cash Collateral and the Swing Line Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; and provided further that to the extent that such Cash Collateral was provided by the Borrowers, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.
Section 2.26.    Optional Conversion to Term Loan.
(a)    So long as no Default or Event of Default has occurred and is continuing at the time of giving of the notice referred to below and at the time of effectiveness of such conversion (but determined without regard to non-payment of the Revolving Loans upon the Revolving Credit Maturity Date), the applicable Borrower may request that the aggregate principal amount of (i) SBAC Revolving Loans outstanding on the SBAC Revolving Credit Maturity Date (including, for the avoidance of doubt, all SBAC Swing Loans and Protective Advances outstanding at such time) (collectively, the “Outstanding SBAC Revolving Loans”) be converted into a term loan to SBAC (the “SBAC Term Loan”) and/or (ii) SBF Revolving Loans outstanding on the SBF Revolving Credit Maturity Date (including, for the avoidance of doubt, all SBF Swing Loans and Protective Advances outstanding at such time) (collectively, the “Outstanding SBF Revolving Loans”) be converted into a term loan to SBF (the “SBF Term Loan”). Subject to the terms and conditions hereof, upon written notice from the applicable Borrower to the Administrative Agent no earlier than ninety (90) days prior to the applicable Revolving Credit Maturity Date, and no later than thirty (30) days prior to the applicable Revolving Credit Maturity Date (or such shorter period of time as the Administrative Agent may agree to in its sole discretion), the applicable Borrower, the Lenders and the Administrative Agent acknowledge and agree that (A) the Outstanding SBAC Revolving Loans shall be converted into a SBAC Term Loan on the SBAC Revolving Credit Maturity Date, at which time the commitment of the Lenders to convert Outstanding SBAC Revolving Loans into a SBAC Term Loan shall expire and/or (B) the Outstanding SBF Revolving Loans shall be converted into a SBF Term Loan on the SBF Revolving Credit Maturity Date, at which time the commitment of the Lenders to convert Outstanding SBF Revolving Loans into a SBF Term Loan shall expire. The Term Loans will be allocated by the Administrative Agent on the applicable Revolving Credit Maturity Date among the Lenders in accordance with their Pro Rata Shares.
(b)    The Term Loans pursuant to this Section 2.26 shall become effective on the applicable Revolving Credit Maturity Date upon the receipt by the Administrative Agent of a certificate of a Responsible Officer of the applicable Borrower to the effect that the conditions set forth in Section 4.2 will be satisfied at the time of the giving of the notice referred to above and immediately upon giving effect to the incurrence of the Term Loans.
Section 2.27.    Sweep Arrangement
(a)    Borrowings and, if applicable, repayments of Revolving Loans will be settled according to the procedures described in this Section 2.27. The Administrative Agent shall, no later than 1:00 p.m. (Cincinnati time) every Business Day (each such day being a “Settlement Date”) after any immediately preceding Business Day that there is activity in the accounts that are the subject of the Sweep Arrangement that results, at the direction of SBAC, in the payment of Obligations or a Borrowing of a Revolving Loan, distribute to each Lender a statement (the “Agent’s Report”) disclosing as of the immediately preceding Business Day the net amount (the “Settlement Amount”) due to or due from each Lender to effect a Settlement and the calculations therefor. The Agent’s Report submitted to a Lender shall be prima facie evidence of the amount due to, or from, such Lender to effect a Settlement. If the Agent’s Report discloses a net amount due from the Administrative Agent to any Lender to effect the Settlement, the Administrative Agent, concurrently with the delivery of the Agent’s Report to the Lenders, shall transfer such amount to such Lender in funds immediately available to such Lender. If the Agent’s Report discloses a net amount due to the Administrative Agent from any Lender to effect the Settlement, then such Lender shall wire transfer before the end of business on the Settlement Date such amount in funds immediately available to the Administrative Agent and to the account designated by it. Payments to effect a Settlement shall be made without set-off, counterclaim or reduction of any kind. The failure or refusal of any Lender to make available to the Administrative Agent at the aforesaid time and place the amount of the Settlement Amount due from such Lender shall not relieve any other Lender from its several obligation hereunder to make available to the Administrative Agent the amount of such other Lender’s Settlement Amount.
(b)    Notwithstanding the requirements set forth in Section 2.4 and Section 2.5, the Administrative Agent may make Revolving Loans (bearing interest at the Tranche Rate plus the Applicable Margin for Tranche Rate Loans from time to time in effect) in amounts necessary to honor checks and other orders for the payment of monies made by any Loan Party and presented to the Administrative Agent for payment and other Treasury Management Obligations owing by any Loan Party to the Administrative Agent. Any such Revolving Loans so funded by the Administrative Agent shall be deemed Revolving Loans made by the Lenders under the applicable Revolving Commitments. Each Lender’s obligation to fund its portion of any such Revolving Loan made by the Administrative Agent will commence on the date such Revolving Loan is actually so made by the Administrative Agent. However, until the date on which the Settlement of such Revolving Loan is required in accordance with Section 2.27(a), such funding obligation of the Lender shall be deemed satisfied by the Administrative Agent making such Revolving Loan. Each Borrower acknowledges and agrees that the making of such Revolving Loans by the Administrative Agent under this Section 2.27(b) shall constitute a “Borrowing” hereunder and otherwise be subject in all respects to the provisions of this Agreement as if each such Revolving Loan were made in response to a Notice of Borrowing requesting such Revolving Loan made in accordance with Section 2.4, including, without limitation, the limitations set forth in Section 2.1 and the requirements of Section 4.2. All actions taken by the Administrative Agent pursuant to the provisions of this Section 2.27(b) shall be conclusive and binding on each Borrower and the Lenders in the absence of manifest error. Prior to the Settlement Date for any Revolving Loan funded by the Administrative Agent under this Section 2.27, interest payable on such Revolving Loan shall be for the pro rata account of the Lenders according to their Pro Rata Shares.

(c)    For the purpose of calculating the aggregate principal balance of Obligations outstanding hereunder, Obligations shall be deemed to be paid on the date payments or collections, as the case may be, are applied by the Administrative Agent (at the direction of SBAC) to such Obligations. To the extent directed by SBAC, the Administrative Agent shall apply all payments and collections received in respect of the Obligations, and all proceeds of Collateral, in each case received by the Administrative Agent, in reduction of the Obligations promptly after the Administrative Agent deems such sums to be collected in good funds in accordance with its then standard criteria for determining availability of funds. Notwithstanding the foregoing, if any item credited or payment or collection received by the Administrative Agent in reduction of the Obligations is not honored or finally collected, the Administrative Agent may reverse any provisional credit which has been given for the item and make appropriate adjustments to the amount of interest and principal otherwise due hereunder.
(d)    The Administrative Agent may in its discretion make automatic advances of Tranche Rate Loans under the conditions set forth in this Section 2.27; provided that any automatic advance made by the Administrative Agent in accordance with this Section 2.27 shall be deemed a Tranche Rate Loan as of the time such automatic advance is made notwithstanding any provision in this Agreement to the contrary.
Section 2.28.    Assignment and Reallocation of Existing Commitments and Existing Loans
(a)    Each of the parties hereto severally and for itself agrees that on the Closing Date, each Existing Lender hereby irrevocably sells, transfers, conveys and assigns, without recourse, representation or warranty (except as expressly set forth herein), to each Lender, and each such Lender hereby irrevocably purchases from such Existing Lender, a portion of the rights and obligations of such Existing Lender under the Prior Credit Agreement and each other Loan Document in respect of its Existing Loans and Existing Commitments under the Prior Credit Agreement such that, after giving effect to the foregoing assignment and delegation and any changes to the Commitments effected pursuant hereto, each Lender’s percentage of the Commitments and portion of the Loans for the purposes of this Agreement and each other Loan Document will be as set forth opposite such Person’s name on Schedule 1.
(b)    Each Existing Lender hereby represents and warrants to each Lender that, immediately before giving effect to the provisions of this Section 2.28, (i) such Existing Lender is the legal and beneficial owner of the portion of its rights and obligations in respect of its Existing Loans and Existing Commitments being assigned to each Lender as set forth above; and (ii) such rights and obligations being assigned and sold by such Existing Lender are free and clear of any adverse claim or encumbrance created by such Existing Lender.
(c)    Each of the Lenders hereby acknowledges and agrees that (i) other than the representations and warranties contained above, no Lender nor the Administrative Agent has made any representations or warranties or assumed any responsibility with respect to (A) any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness or sufficiency of this Agreement, the Prior Credit Agreement or any other Loan Document or (B) the financial condition of any Loan Party or the performance by any Loan Party of the Obligations; (ii) it has received such information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; and (iii) it has made and continues to make its own credit decisions in taking or not taking action under this Agreement, independently and without reliance upon the Administrative Agent or any other Lender.

(d)    The Borrowers, each of the Lenders and the Administrative Agent also agree that each of the Lenders shall, as of the Closing Date, have all of the rights and interests as a Lender in respect of the Existing Loans and Existing Commitments purchased and assumed by it, to the extent of the rights and obligations so purchased and assumed by it.
(e)    Each Lender which is purchasing any portion of the Existing Loans and Existing Commitments shall deliver to the Administrative Agent immediately available funds in the full amount of the purchase made by it and the Administrative Agent shall, to the extent of the funds so received, disburse such funds to the Existing Lenders that are making sales and assignments in the amount of the portions so sold and assigned.
ARTICLE III
RESERVED
ARTICLE IV
CONDITIONS PRECEDENT TO CLOSING AND BORROWING
Section 4.1.    Conditions to Closing and Initial Extensions of Credit.
The obligations of the Lenders to make the initial Extensions of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 11.2).
(a)    Payment of Fees and Expenses. The Administrative Agent and the Lenders shall have received payment of all expenses and other amounts due and payable on or prior to the Closing Date, including reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced at least two Business Days prior to the Closing Date) required to be reimbursed or paid by the Borrowers hereunder.
(b)    Executed Loan Documents, Certificates, Etc. The Administrative Agent (or its counsel) shall have received the following:
    (i)    a counterpart of this Agreement and the Reaffirmation Agreement, in each case, signed by or on behalf of each party thereto or written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic (pdf) transmission of a signed signature page of such Agreement) that such party has signed a counterpart of such Agreement;
    (ii)    a certificate of the Secretary or Assistant Secretary of each Loan Party substantially in the form of Exhibit G, attaching and certifying copies of its bylaws and of the resolutions of its board of directors, or partnership agreement or limited liability company agreement, or comparable organizational documents and authorizations,     authorizing the execution, delivery and performance of the Loan Documents to which it is a party and certifying the name, title and true signature of each officer of such Loan Party executing the Loan Documents to which it is a party;
    (iii)    certified copies of the articles or certificate of incorporation, certificate of organization or limited partnership, or other registered organizational documents of each Loan Party, together with certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of organization of such Loan Party (provided that, with respect to any organization documents of any Loan Party which would otherwise be delivered with any such certificate referred to in clause (ii) above, such Loan Party may provide, in lieu thereof, a certification that such organization document has not been amended, modified, revoked or otherwise altered since its delivery to the Administrative Agent on the Prior Effective Date (or in connection with any joinder, supplement or other transaction pursuant to which such Person became a Loan Party that occurred after the Prior Effective Date) and otherwise remains in full force and effect);
    (iv)    a favorable written opinion addressed to the Administrative Agent and each other Lender of Sidley Austin LLP, as special counsel to the Loan Parties relating to the Loan Documents to be executed on the Closing Date and the transactions contemplated therein as the Administrative Agent shall reasonably request;
    (v)    if applicable, a duly executed Notice of Borrowing;
    (vi)    a solvency certificate, substantially in the form of Exhibit H hereto, and signed by the chief financial officer of the Borrowers;
    (vii)    a certificate dated as of the Closing Date and signed by the chief financial officer of the Borrowers certifying that the conditions precedent set forth in Section 4.2 have been satisfied;
    (viii)    a duly completed and executed Perfection Certificate;
    (ix)    for each Lender requesting Notes, such Lender’s duly executed Notes of the Borrowers;
    (x)    evidence of insurance required to be maintained under the Loan Documents, naming the Administrative Agent as additional insured and/or lenders loss payee, as applicable;
    (xi)    true, correct and complete copies of (A) the Reinsurance Documents and all amendments, supplements and modifications thereto and (B) the Payment Plan Purchase Agreement and all amendments, supplements and modifications thereto, in each case, certified by an officer of the Borrowers;
    (xii)    a duly executed and completed SBAC Borrowing Base Certificate and SBF Borrowing Base Certificate, each calculated as of June 30, 2023; and

    (xiii)    a duly executed and completed certificate, calculated as of June 30, 2023, in form and substance reasonably acceptable to the Administrative Agent, calculating the financial covenants set forth in Section 6.17 on a pro forma basis after giving effect to the initial Borrowings hereunder.
(c)    Pledged Collateral. To the extent not previously delivered, the Administrative Agent shall have received the certificates, if any, representing the shares of Capital Stock pledged pursuant to the Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof.
(d)    Collateral Assignments. To the extent not previously delivered, the Administrative Agent shall have received a duly executed copy of each Collateral Assignment in respect of each Payment Plan Agreement, Premium Finance Agreement and Trust Agreement to which a Borrower or a Subsidiary Loan Party is party on the Closing Date.
(e)    All actions necessary to establish to the Administrative Agent’s satisfaction that the Liens granted pursuant to the Security Documents will be first priority perfected Liens on the Collateral shall have been taken; provided that, to the extent any Lien on any Collateral (other than Liens that may be perfected by (x) the filing of a financing statement under the UCC, and (y) the delivery of certificates evidencing the Capital Stock pledged pursuant to the Security Agreement) is not or cannot be perfected on the Closing Date after the Borrowers’ use of commercially reasonable efforts to do so, then neither the creation of such Liens (in case of clause (x) above) nor the perfection of such Liens (in case of clause (y) above) shall constitute a condition precedent under this Section 4.1(d) so long as the Borrowers agree to deliver or cause to be delivered such documents and instruments, and take or cause to be taken such other actions as may be required to perfect such security interests, and the Borrowers further agree to take or cause to be taken any other actions set forth on Schedule 4.1(d), within the time frames set forth on Schedule 4.1(d), and the failure to deliver such documents or instruments or to take or cause to be taken such other actions within such time frames shall be an immediate and automatic Event of Default.
(f)    Existing Indebtedness. Upon consummation of the Transactions, no Indebtedness of SBAC or SBF will remain outstanding after the Closing Date except (i) Permitted Indebtedness, and (ii) Indebtedness incurred pursuant to this Agreement.
(g)    Patriot Act, etc. No later than five days prior to the Closing Date, each Borrower and each of the Subsidiary Loan Parties shall have provided to the Administrative Agent and the Lenders (i) a Beneficial Owner Certification and (ii) all documentation and other information requested by the Administrative Agent at least ten days prior to the Closing Date and required by regulatory authorities in order to comply with requirements of applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT ACT (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”).
Without limiting the generality of the provisions of this Section 4.1, for purposes of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
Section 4.2.    Each Credit Event.
The obligation of each Lender to make or participate in any Extensions of Credit are subject to the satisfaction of the following conditions precedent on the relevant borrowing date:
(a)    at the time of and immediately after giving effect to such Borrowing, no Default or Event of Default shall exist and be continuing or would result from such Extension of Credit;
(b)    at the time of and immediately after giving effect to such Borrowing, all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing before and after giving effect thereto, (except (i) for those representations and warranties that are qualified by materiality, in which such case such representations and warranties shall be true and correct without qualification and (ii) to the extent that such representation or warranty expressly relates to an earlier date (in which event such representation and warranty shall be true and correct in all material respects as of such earlier date));
(c)    since the date of the financial statements of the Borrowers described in Section 5.17, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect; and
(d)    except as otherwise provided herein (including any Sweep Arrangement pursuant to Section 2.27), the applicable Borrower shall have delivered the required Notice of Borrowing.
Each Borrowing (including any Borrowing pursuant to Section 2.27) shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section 4.2.
Section 4.3.    Delivery of Documents.
All of the Loan Documents, certificates, legal opinions and other documents and papers referred to in this ARTICLE IV, unless otherwise specified, shall be delivered to the Administrative Agent for the account of each of the Lenders.

ARTICLE V

REPRESENTATIONS AND WARRANTIES
The Borrowers represent and warrant to the Administrative Agent and each Lender as follows:
Section 5.1.    Organization, Etc.
SBAC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California. SBF is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of SBAC and SBF has all requisite power and authority to own its properties and assets and to carry on its business as now conducted and proposed to be conducted, is duly qualified to do business and is in good standing in every jurisdiction in which such qualification is necessary, except for those jurisdictions in which the failure to so qualify would not have a Material Adverse Effect. Each of SBAC and SBF has all requisite power and authority to execute and deliver, and to perform its obligations under the Loan Documents.
Section 5.2.    Authorization of Loan.
The execution, delivery and performance of the Loan Documents by the Loan Parties (a) have been duly authorized by all requisite action and (b) will not (i) violate in any material respects (A) any provision of law, any governmental rule or regulation, any order of any court or other agency of government or any Loan Party’s organizational documents or (B) any provision of any indenture, agreement or other instrument to which a Loan Party is a party or by which such Loan Party or its properties or assets are bound, (ii) in any material respects be in conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or (iii) result in the creation or imposition of any Lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of a Loan Party other than as permitted by the terms hereof.
Section 5.3.    Material Agreements.
Neither of the Loan Parties is in default in any material respect in the performance, observance or fulfillment of any of the material obligations, covenants or conditions contained in any Material Agreement or instrument to which such Loan Party is a party.
Section 5.4.    Litigation, Etc.
As of the date hereof, except as set forth in Schedule 5.4, there are no actions, proceedings or investigations, however described or denominated, pending or, to the actual knowledge of the Loan Parties, threatened in writing, against any Loan Party or affecting it (or any basis therefor to the actual knowledge of the Loan Parties) which, either in any case or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.5.    Priority of Security Interest.
The security interest granted to the Administrative Agent in the Collateral shall be a first security interest and there will be no other security interests or other encumbrances upon the Collateral during the term of the Loan, other than Permitted Liens.
Section 5.6.    Ownership of Business Assets.
Each Loan Party has absolute and unencumbered title to (or valid leasehold interest in) assets owned by it, free and clear of all encumbrances, liens, security interests and the rights of any other parties whatsoever except for Permitted Liens.
Section 5.7.    Solvency.
The Loan Parties, on a consolidated basis, are Solvent after giving effect to the relevant Borrowing.
Section 5.8.    Places of Business.
As of the Closing Date and as of the date of delivery of each Compliance Certificate, the places of business set forth in Schedule 5.8 (as supplemented from time to time simultaneously with the delivery of each Compliance Certificate required by Section 6.3(c) hereof) attached hereto are true and correct.
Section 5.9.    Taxes.
Each Loan Party has filed on or before its respective due date or within the applicable grace period, all federal tax returns and all other material state and foreign tax returns which are required to be filed or has obtained extensions for filing such tax returns and is not delinquent in filing such returns in accordance with such extensions and has paid all material taxes which have become due pursuant to those returns or pursuant to any assessments received by any such party, as the case may be, to the extent such taxes have become due, except to the extent such tax payments are being actively contested in good faith by appropriate proceedings and with respect to which adequate provision has been made on the books of each Loan Party.
Section 5.10.    Licenses; Compliance with Laws.
As of the Closing Date and as of the date of delivery of each Compliance Certificate, each Loan Party is duly licensed and otherwise authorized to do business in the jurisdictions set forth on Schedule 5.10 (as supplemented from time to time simultaneously with the delivery of each Compliance Certificate required by Section 6.3(c) hereof) attached hereto. Each Loan Party has complied in all material respects with all applicable federal, state and local laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders), including but not limited to ERISA, OSHA and Environmental Laws.

Section 5.11.    No Investment Company or Margin Stock.
No Loan Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is engaged principally, or as one of its important activities, directly or indirectly, in the business of extending credit for the purpose of purchasing or carrying margin stock. None of the proceeds of the Loans will be used by any Loan Party to purchase or carry margin stock or will be made available by any Loan Party in any manner to any other Person to enable or assist such Person in purchasing or carrying margin stock, in each case, in violation of Regulation U referred to below. Terms for which meanings are provided in Regulation U of the Board of Governors of the Federal Reserve System or any regulations substituted therefor, as from time to time in effect, are used in this paragraph with such meanings.
Section 5.12.    ERISA.
No Loan Party maintains or contributes to any Pension Plan subject to Title IV of ERISA, and there is no accumulated funding deficiency within the meaning of ERISA, or any outstanding liability with respect to any of the Pension Plans owed by any Loan Party to the PBGC or any successor thereto other than future premiums due and owing pursuant to Section 4006 of ERISA, and no “reportable event” as defined in ERISA has occurred with respect to any Pension Plan other than an event for which the notice requirement has been waived by the PBGC. No Loan Party has engaged in a transaction with respect to any Pension Plan, other than a transaction for which an exemption is available and has been obtained, which could subject a Loan Party to a tax or penalty imposed by Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in an amount that would be material. All Pension Plans are in material compliance with the requirements of the Internal Revenue Code and ERISA.
Section 5.13.    Conditions Affecting Business or Properties.
As of the Closing Date and as of the date of delivery of each Compliance Certificate, other than as set forth on Schedule 5.13 (as supplemented from time to time simultaneously with the delivery of each Compliance Certificate required by Section 6.3(c) hereof), no business or property of a Loan Party is affected by any fire, explosion, accident, strike, lockout or other dispute, drought, storm, hail, earthquake, embargo, Act of God, or other casualty (not covered by insurance).
Section 5.14.    Environmental and Safety Matters.
(a)    All facilities and property owned or leased by each Loan Party are in material compliance with all Environmental Laws.
(b)    There have been no material unresolved and outstanding past, and there are no material pending or, to the actual knowledge of any Loan Party, threatened:

(i)    written claims, complaints, notices or requests for information received by a Loan Party with respect to any alleged violation of any Environmental Law; or
(ii)    written complaints, notices or inquiries to a Loan Party regarding potential material liability of such Loan Party under any Environmental Law.
(c)    There are no Environmental Liabilities, Hazardous Materials or conditions in, on, or under any property now or previously owned or leased by any Loan Party, that may support a claim or cause of action against such Loan Party or is reasonably likely to give rise to a material liability of such Loan Party under any Environmental Law.
Section 5.15.    Subsidiaries.
As of the date hereof, Borrower has no Subsidiaries other than the Subsidiaries disclosed on Schedule 5.15.
Section 5.16.    Ownership Interests.
(a)    As of the date hereof, SBAC’s entire issued and outstanding Capital Stock consists of the equity interests owned both beneficially and of record by LOTS Intermediate Co. As of the date hereof, there are no outstanding options, warrants or rights to purchase, nor any agreement for the subscription, purchase or acquisition of, any Capital Stock of SBAC other than any security interests created under the Permitted Senior Loan Documents.
(b)    As of the date hereof, 100% of the membership interest in SBF is owned by SBAC. As of the date hereof, there are no outstanding options, warrants or rights to purchase, nor any agreement for the subscription, purchase or acquisition of, any membership interests of SBF.
Section 5.17.    Accuracy of Information.
The financial statements of each Borrower dated as of December 31, 2022 furnished to the Administrative Agent, fairly present in all material respects the financial condition of such Borrower and the results of its operations for the periods covered thereby, and there has been no change in the business, assets, liabilities, properties, condition (financial or otherwise), or results of operations of the Loan Parties (taken as a whole) since December 31, 2022 that would have or constitute a Material Adverse Effect. Any projections and pro forma financial information provided to the Administrative Agent are based upon good faith estimates and assumptions believed by management of the Loan Parties to be accurate and reasonable at the time made, it being recognized by the Administrative Agent that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein.

Section 5.18.    Franchises, Patents, Copyrights, Tradenames, Etc.
Each Loan Party possesses all material franchises, patents, copyrights, trademarks, trade names, Licenses and permits, and rights in respect of the foregoing, adequate for the conduct of such Loan Party’s business substantially as now conducted without known material conflict with any rights of others.
Section 5.19.    Insurance Agreements.
Solely in respect of determining whether the conditions set forth in Section 4.2 shall be satisfied with respect to any extension of credit to SBF, the Reinsurance Documents and the Payment Plan Purchase Agreement are in full force and effect.
Section 5.20.    Compliance with Sanctions Programs. None of the Borrowers, any Subsidiary of the Borrowers or any Affiliate of the Borrowers or any Subsidiary Loan Party (i) is a Sanctioned Person, (ii) has more than 15% of its assets in Sanctioned Countries, or (iii) derives more than 15% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries. Each Loan Party is in compliance in all material respects with the requirements of all Sanctions Programs applicable to it. Each Subsidiary of each Loan Party is in compliance in all material respects with the requirements of all Sanctions Programs applicable to such Subsidiary. No Loan Party nor, to the knowledge of each Loan Party, any of its officers or directors, Affiliates or Subsidiaries is, as of the date hereof, a Sanctioned Person. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977. Each Loan Party has instituted and maintained policies and procedures designed to promote and achieve compliance with such Sanctions Programs.
Section 5.21.    Patriot Act, etc.
Neither any Loan Party nor any of its Subsidiaries (a) is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.) as amended or any enabling legislation or executive order relating thereto, or (b) is in violation of (i) the Trading with the Enemy Act, as amended, (ii) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (iii) the Patriot Act. None of the Loan Parties (A) is a blocked person described in Section 1 of Executive Order 13224, signed by President George W. Bush on September 24, 2001 or (B) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.

Section 5.22.    Security Documents.
The Security Agreement creates in favor of the Administrative Agent, for the ratable benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral (as defined in the Security Agreement) and the proceeds thereof (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity), in which a security interest may be created under the New York Uniform Commercial Code as in effect from time to time, and the Lien created under the Security Agreement is (or will be, upon the filing of appropriate financing statements with appropriate offices, the filings of grants of security in Intellectual Property with the United States Patent and Trademark Office and the United States Copyright Office, as applicable, the execution of appropriate control agreements and the delivery of certificated securities and instruments to the Administrative Agent) a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral, in each case prior and superior in right to any other Person, other than with respect to Permitted Liens.
Section 5.23.    No Default.
No Default or Event of Default has occurred and is continuing.
Section 5.24.    Beneficial Owner Certification.
The Beneficial Owner Certification executed and delivered to the Administrative Agent and the Lenders for each Borrower on or prior to the date of this Agreement, as updated from time to time in accordance with this Agreement, is accurate, complete and correct as of the date hereof and as of the date any such update is delivered.
ARTICLE VI

AFFIRMATIVE COVENANTS
The Borrowers covenant and agree that so long as the Termination Conditions are not satisfied:
Section 6.1.    Compliance with Laws.
Each Loan Party operates in full compliance with all applicable laws, statutes, regulations, certificates of authority and orders in respect to the conduct of its business, except where the failure to do so would not have a Material Adverse Effect.

Section 6.2.    Reserved.
Section 6.3.    Accounting; Financial Statements; Etc.
The Loan Parties shall maintain a standard and modern system for accounting and shall furnish to the Administrative Agent and the Lenders:
(a)    within one hundred twenty (120) days after the end of each Fiscal Year, a copy of consolidated financial statements of SBAC audited by Accountants and accompanied by an audit opinion of such Accountants, which opinion shall be prepared in accordance with generally accepted auditing standards relating to reporting and which opinion shall not be subject to any “going concern” or like explanation, qualification or exception or any explanation, qualification or exception as to the scope of such audit and shall contain no material exceptions or qualifications except for qualifications relating to accounting changes (with which such Accountant concurs) in response to FASB releases or other authoritative pronouncements;
(b)    within forty-five (45) days after the end of each Fiscal Quarter of each Fiscal Year, consolidated and consolidating balance sheets of the Loan Parties as of the end of such quarter, and consolidated and consolidating statements of income and retained earnings of the Loan Parties, for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, all in reasonable detail and prepared in accordance with GAAP consistently applied and certified by the chief financial officer of SBAC (subject to year-end adjustments);
(c)    with the quarterly statements submitted above, a Compliance Certificate (i) stating that the Loan Parties are in compliance with the financial covenants set forth in Section 6.17, and no Default or Event of Default specified herein has occurred, or if any such condition or event existed or exists, specifying it and describing what action the Loan Parties have taken or propose to take with respect thereto, (ii) setting forth, in reasonable detail, figures supporting the calculation of the financial covenants set forth herein, (iii) supplementing certain Schedules and disclosures required under this Agreement and (iv) certifying to compliance with Section 6.21;
(d)    promptly (but in any event within five (5) Business Days) after any officer of a Loan Party obtaining knowledge of any condition or event which constitutes a Default or an Event of Default, a certificate of such person specifying the nature and period of the existence thereof, and what action such Loan Party has taken or is taking or proposes to take in respect thereof;
(e)    within thirty (30) days after the end of each month, (i) a SBAC Borrowing Base Certificate duly executed by SBAC and (ii) a SBF Borrowing Base Certificate duly executed by SBF (it being understood that the Borrowers, at their option, may furnish additional interim Borrowing Base Certificates setting forth such information);

(f)    within thirty (30) days after the end of each month, (i) an accounts receivable aging report for each Borrower and (ii) an accounts payable aging report for SBAC, each in form reasonably acceptable to the Administrative Agent;
(g)    within thirty (30) days after the end of each month, a report commonly referred to as a “monthly loan tape (Data Tape)” showing accounts receivable under all Warranty Service Payment Plan Agreements included as Collateral; and
(h)    promptly following any request therefor, such other information regarding the results of operations, business affairs and financial condition of the Borrowers or any Subsidiary as the Administrative Agent or any Lender may reasonably request.
Section 6.4.    Field Examinations.
The Administrative Agent is hereby authorized to perform field examinations of the Loan Parties’ assets; provided, however, that so long as no Default or Event of Default exists, such field examinations shall not be conducted more frequently than semi-annually. Said field examinations shall be at the sole reasonable cost and expense of the Borrowers.
Section 6.5.    Use of Proceeds of Loans.
The proceeds of the Loans will be used to refinance existing indebtedness outstanding on the Closing Date, to finance capital expenditures, for working capital purposes and other general corporate purposes of the Borrowers, and to fund certain Transaction Costs associated with this Agreement.
Section 6.6.    Organization Existence, Etc.
Each Loan Party will preserve and maintain its organizational existence, and preserve and maintain its material rights, franchises, and Licenses, and its material patents and copyrights (for the scheduled duration thereof), trademarks, trade names, and service marks, and its qualifications to do business as a foreign organization in all jurisdictions where it conducts business or other activities making such qualification necessary, where the failure to be so qualified as a foreign organization, or where the failure to preserve and maintain such Intellectual Property, would reasonably be expected to have a Material Adverse Effect.
Section 6.7.    Inspection.
The Loan Parties will permit the Administrative Agent or a designated representative of the Administrative Agent to visit and inspect any of the properties and Places of Business of the Loan Parties, including the books and records of the Loan Parties (and to make extracts therefrom), and to discuss its affairs, finances and accounts with its officers, all at such reasonable times and as often as may reasonably be requested; provided, however, that so long as no Event of Default has occurred and is continuing, such inspections shall not be conducted more frequently than twice in any twelve (12) month period. Said inspections shall be at the sole reasonable cost and expense of the Borrowers.

Section 6.8.    Maintenance of Properties.
The Loan Parties shall maintain or cause to be maintained in good repair, working order and condition all material properties used or useful in its business (casualty and condemnation and normal wear and tear excepted); provided, however, that nothing contained herein shall restrict the power of the Loan Parties to dispose of assets in the ordinary course of business.
Section 6.9.    Notice of Suit, Proceedings, Adverse Change.
Each Loan Party shall promptly give the Administrative Agent notice in writing if it becomes aware (a) of all threatened in writing or actual actions or suits (at law or in equity) and of all threatened in writing or actual investigations or proceedings by or before any court, arbitrator or any governmental department, commission, board, bureau, agency or other instrumentality, state, federal or foreign, affecting such Loan Party which the governing body or manager of such Loan Party believes in good faith is likely to materially and adversely affect the financial condition of such Loan Party or to impair the right or ability of such Loan Party to carry on its business as now conducted or to pay the Obligations or perform its duties under the Loan Documents; (b) of any material adverse change in the condition (financial or otherwise) of a Loan Party; and (c) of any seizure or levy upon any part of the properties of a Loan Party under any process or by a receiver.
Section 6.10.    Hazard and Public General Liability Insurance.
The Loan Parties shall timely procure and maintain hazard insurance and public general liability insurance in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where they operate. Each Loan Party shall also furnish to the Administrative Agent, upon request, certificates reflecting said insurance and providing for notice to the Administrative Agent of not less than thirty (30) days (or in the case of non-payment, ten (10) days) prior to any modification or cancellation of said policies. Attached as Schedule 6.10 are other requirements with respect to insurance.
Section 6.11.    Debts, Taxes and Liabilities.
Each Loan Party shall pay and discharge (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its income and profits or against its properties, prior to the date on which penalties attach thereto, unless contested in good faith, and (b) all material lawful claims which, if unpaid, might become a lien or charge upon any of its properties, unless contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.
Section 6.12.    Notification of Change of Name, Jurisdiction or Business Location.

The Loan Parties shall notify the Administrative Agent prior to (a) changing the name of any Loan Party, (b) changing the jurisdiction of organization of any Loan Party, or (c) changing the location of a Place of Business or the office where the records of such Loan Party are kept, and in such case, shall execute such documents as the Administrative Agent may reasonably request to reflect said change of name, change of jurisdiction or change of location, as the case may be; provided, however, the principal Place of Business of the Loan Parties may not be kept out of or removed from Duval County, Florida without the prior written consent of the Administrative Agent.
Section 6.13.    Financial Projections and Budgets.
As soon as practicable and upon the reasonable request of the Administrative Agent, the Loan Parties shall furnish to the Administrative Agent information regarding the financial or operational future of the Loan Parties, including without limitation, forecasts, projections and budgets. The Administrative Agent and the Lenders hereby acknowledge and agree such projections shall be based upon the Loan Parties’ reasonable good faith estimate at such time taking into account current economic conditions.
Section 6.14.    Required Principal Payments.
The aggregate outstanding principal balance of (a) the SBAC Revolving Loans shall never exceed the lesser of the SBAC Borrowing Base and the SBAC Revolving Commitments and (b) the SBF Revolving Loans shall never exceed the lesser of the SBF Borrowing Base and the SBF Revolving Commitments. Should the principal balance outstanding under any Loan ever exceed any of the foregoing limits, Borrowers covenant to make a principal payment to the Administrative Agent in an amount sufficient to bring the aggregate principal balance to within the foregoing limits in the manner and within the time limit required under Section 2.11.
Section 6.15.    Maintenance of Bank Accounts.
During the term of this Agreement, the Loan Parties shall maintain their primary depository and treasury management services accounts with Fifth Third, but only so long as Fifth Third offers treasury management products and services that meet the treasury management needs of the Loan Parties.
Section 6.16.    Reserved.
Section 6.17.    Financial Covenants.
(a)    Minimum Interest Coverage Ratio. The Loan Parties shall maintain a minimum Interest Coverage Ratio of 2.00:1:00 calculated on a trailing 12-month basis, to be tested at each Fiscal Quarter end, commencing December 31, 2023.

(b)    Maximum Tangible Net Worth Ratio. The Loan Parties shall maintain a Tangible Net Worth Ratio equal to or less than 5.00:1.00, to be tested at each Fiscal Quarter end, commencing December 31, 2023.
Section 6.18.    Additional Subsidiaries.
As soon as practicable and in any event within thirty (30) days (or such longer period as the Administrative Agent may agree to) after any Person becomes a Subsidiary of a Loan Party, the Loan Parties shall provide the Administrative Agent with written notice thereof and shall amend Schedule 5.15 attached hereto to reflect the new Subsidiary. If a Loan Party has used its cash or other financial assets to acquire the Subsidiary (for example, the Subsidiary was not contributed into such Loan Party by its corporate parent), such Loan Party shall cause the stock or membership interests of the Subsidiary to be pledged to the Administrative Agent, for the benefit of the Lenders. If the Loan Parties wish the assets of the Subsidiary to be included within the Borrowing Base, the Loan Parties shall (a) cause such Subsidiary to executed a Guaranty Supplement and a supplement to Security Agreement (or, if so requested by the Administrative Agent and the Lenders, to join this Agreement as a co-borrower), and (b) deliver such other documentation as the Administrative Agent may reasonably request to perfect the Administrative Agent’s Lien upon the Subsidiary’s assets in form, content and scope reasonably satisfactory to the Administrative Agent in its Permitted Discretion.
Section 6.19.    Compliance with Sanctions.
    (a)     Each Loan Party shall at all times comply in all material respects with the requirements of all Sanctions Programs applicable to such Loan Party and shall cause each of its Subsidiaries to comply in all material respects with the requirements of all Sanctions Programs applicable to such Subsidiary.
    (b)    No Loan Party will use any proceeds of the Loans to finance or otherwise fund, directly or, to the knowledge of the Loan Parties, indirectly, (i) any activity or business with or related to any Sanctioned Person or any Sanctioned Country in violation of any Sanctions Program or (ii) in any other manner that will result in a violation of any Sanctions Program by any Person (including any Person participating in the Loans, whether as lender, underwriter, advisor, investor, or otherwise).
Section 6.20.    Beneficial Owner Certification and Additional Information.
The Borrowers shall provide to the Administrative Agent and the relevant Lenders: (a) to the extent required by law, a new Beneficial Owner Certification when the individual(s) to be identified as a Beneficial Owner have changed, and (b) such other information and documentation as may reasonably be requested by the Administrative Agent or any Lender from time to time for purposes of compliance by the Administrative Agent or such Lender with applicable “know your customer” and anti-money laundering rules and regulations.

Section 6.21.    Minimum Insurance Company Rating.
The Borrowers will and will cause each applicable Approved Insurer to maintain a rating of B+ or better with AM Best or a similar rating agency throughout the term of this Agreement.
Section 6.22.    Collateral Assignments.
Promptly, and in any event within ten (10) Business Days (or such later time as to which the Administrative Agent may agree) of entering into a Payment Plan Agreement, Premium Finance Agreement and/or Trust Agreement, the applicable Borrower will (and/or will cause the applicable Subsidiary Loan Party to) execute and deliver to the Administrative Agent a Collateral Assignment with respect to such Payment Plan Agreement, Premium Finance Agreement and/or Trust Agreement, as applicable, to which such Borrower or such Subsidiary Loan Party is party.
Section 6.23.    Post-Closing Matters.
The Borrowers will and will cause each Subsidiary Loan Party, as applicable, to execute and deliver the documents and complete the tasks set forth on Schedule 4.1(d), in each case within the time limits specified on such schedule.
Section 6.24.    Further Assurances.
The Borrowers will, and will cause each Subsidiary Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing UCC, Collateral Assignments and other financing statements, mortgages and deeds of trust) that may be required under applicable law, or that the Required Lenders or the Administrative Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority (subject to Permitted Liens) of the security interests created or intended to be created by the Security Documents. In addition, with respect to any assets acquired by any Loan Party after the Closing Date of the type constituting Collateral and as to which the Administrative Agent does not have a perfected security interest, the Borrowers will, at their cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected security interests with respect to such of its assets and properties as the Administrative Agent or the Required Lenders shall designate. Such security interests and Liens will be created under the Security Documents and other security agreements, mortgages, deeds of trust and other instruments and documents in form and substance reasonably satisfactory to the Administrative Agent, and the Borrowers shall deliver or cause to be delivered to the Administrative Agent all such instruments and documents (including legal opinions, title insurance policies and lien searches) as the Administrative Agent shall reasonably request to evidence compliance with this Section. The Borrowers agree to provide such evidence as the Administrative Agent shall reasonably request as to the perfection and priority status of each such security interest and Lien.

ARTICLE VII

RESERVED
ARTICLE VIII

NEGATIVE COVENANTS
The Borrowers covenant and agree that so long as the Termination Conditions have not been satisfied:
Section 8.1.    Merger or Consolidation, Sale of Assets.
Without the prior written consent of the Administrative Agent, no Loan Party shall (a) consolidate with or merge into or with any other Person, in any case unless such Loan Party is the surviving entity, (b) make any Acquisition, or (c) sell, transfer or otherwise dispose of all or a substantial part of its assets to another Person.
Section 8.2.    Additional Indebtedness.
Except for Permitted Indebtedness, no Loan Party shall, without the prior written consent of the Administrative Agent, incur, create or assume Indebtedness.
Section 8.3.    Extension of Credit.
Except for (a) advances made to Premium Finance Customers in the ordinary course of SBAC’s premium finance business, (b) advances made to SBAC’s customers in the ordinary course of SBAC’s warranty finance and vehicle service contract business, (c) advances made by SBF in connection with and in the ordinary course of financing Warranty Service Payment Plan Agreements and (d) advances made from one Loan Party to another Loan Party, no Loan Party shall, without the prior written consent of the Administrative Agent, lend any money or otherwise extend credit to any Person or entity (whether or not such loan would be evidenced by any note, bond, debenture or similar instrument).
Section 8.4.    Liens.
Except for Permitted Liens, purchase money equipment loans, and Liens hereafter granted to secure Permitted Indebtedness, the Loan Parties will not, without the prior written consent of the Administrative Agent, voluntarily or involuntarily incur, create, assume or suffer to exist any Lien on its assets.
Section 8.5.    Other Agreements.
The Loan Parties will not enter into any arrangements, contractual or otherwise, which would materially and adversely affect their duties or the rights of the Administrative Agent or the Lenders under the Loan Documents or which is inconsistent with or limits or abrogates the Loan Documents. For the avoidance of doubt, the foregoing shall not restrict the Loan Parties entering into the Permitted Senior Loan Documents or any amendments thereof.
Section 8.6.    Dividends; Distributions by SBAC.
SBAC shall not declare or make, directly or indirectly, any Restricted Payments or incur any obligation (contingent or otherwise) to do so, unless (i) no Event of Default has occurred and is continuing or would result therefrom and (ii) SBAC shall first provide written notice thereof to the Administrative Agent which notice shall demonstrate the Loan Parties’ compliance with the financial covenants set forth in Section 6.17 after giving effect to such Restricted Payment.
ARTICLE IX

EVENTS OF DEFAULT
Section 9.1.    Events of Default.
If any of the following events (each, an “Event of Default”) shall occur:
(a)    Payment. The failure by the Borrowers to pay, whether by acceleration or otherwise: (i) any fees when due to the Administrative Agent and the Lenders and such failure shall continue unremedied for a period of fifteen (15) days thereafter or (ii) any interest or principal amount owed hereunder when due and such failure shall continue unremedied for a period of ten (10) days thereafter;
(b)    Covenants. The Borrowers shall fail to deliver the documents or instruments, or to take or cause to be taken such actions as required by, and within the time frames set forth on Schedule 4.1(d), or the Borrowers shall fail to observe or perform any covenant or agreement contained in Section 6.6 (with respect to the Borrowers or any Loan Party’s existence), Section 6.17, or ARTICLE VIII;
(c)    Loan Documents. The occurrence of any default or event of default (i) under any Loan Document or other agreement executed in connection with this Agreement or the failure of the Loan Parties to perform or comply with any covenant, promise or obligation contained in this Agreement (other than those specified in clauses (a) and (b) above and clause (o) below), such other agreement or any other agreement to which a Loan Party and the Administrative Agent are parties; provided that, the Loan Parties shall have the right to cure such failure within thirty (30) days (or, with respect to a default solely relating to Section 6.21, within ninety (90) days) after the earlier of the date (A) any officer or representative of a Loan Party becomes aware of such failure or (B) notice of such failure is given to the Loan Parties by the Administrative Agent before such failure shall constitute an Event of Default hereunder or (ii) under, or the failure of a Loan Party to perform any covenant, promise or obligation contained in, any other agreement to which such Loan Party and the Administrative Agent are parties (other than any Permitted Senior Loan Document) having an aggregate principal amount in excess of $250,000, giving effect to any applicable periods of grace and rights to cure provided therein;
(d)    Representation or Warranty. Any representation or warranty of a Loan Party contained in this Agreement, any other Loan Document or any other agreement with the Administrative Agent or any statement or representation made in any certificate, report or opinion delivered pursuant to this Agreement (including any covenant compliance certificate, Borrowing Base Certificate or financial statements) shall prove to be incorrect in any material respect as of the date made or deemed made;
(e)    Third-Party Debt. The failure of a Loan Party to pay when due any principal, interest or other amount due under any Indebtedness of such Loan Party (after any applicable grace period specified in connection with such Indebtedness) to any creditor other than the Administrative Agent or any event shall occur or condition shall exist under any agreement or instrument relating to such Indebtedness, if the effect of such event or condition is to accelerate, or permit the acceleration of, such Indebtedness; provided, that the foregoing shall not apply to the Obligations or the Permitted Senior Indebtedness, and shall only apply to Indebtedness having an outstanding principal amount in excess of $250,000;
(f)    Dissolution, Etc. Subject to Section 8.1 of this Agreement, the dissolution, liquidation, merger, consolidation, termination or suspension of usual business of a Loan Party;
(g)    Reserved.
(h)    Change of Control. The occurrence of a Change of Control;
(i)    Voluntary Bankruptcy. Any Loan Party shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official for such Loan Party or any substantial part of the property of such Loan Party, (ii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for such Loan Party or for a substantial part of the assets of such Loan Party, (iii) file an answer admitting the material allegations of a petition filed against such Loan Party in any such proceeding, (iv) make a general assignment for the benefit of creditors, or (v) take any action for the purpose of effecting any of the foregoing;
(j)    Involuntary Bankruptcy. An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of a Loan Party or the debts of such Loan Party or any substantial part of the assets of such Loan Party, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for a Loan Party or for a substantial part of the assets of such Loan Party, and in any such case, such proceeding or petition shall remain undismissed for a period of sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(k)    Judgment. The entry of a judgment against a Loan Party in excess of $250,000 which remains unstayed, unsatisfied or unbonded for thirty (30) days following the entry of the judgment, or the issuance or service of any attachment, levy or garnishment against a Loan Party or its property or the repossession or seizure of property of such Loan Party;
(l)    Sale. The sale or transfer by a Loan Party of all or substantially all of its assets other than a sale or transfer of all or substantially all of a Loan Party’s assets to another Loan Party;
(m)    Enforceability. Any provision of this Agreement, the Security Agreement, the Collateral Assignments, or any other Loan Document shall, due to any act or failure to act by a Loan Party, cease to be valid and binding on, or enforceable against such Collateral or such Loan Party shall so state in writing, or it shall terminate or seek to terminate its obligations under such agreements;
(n)    Inspection. The Loan Parties refuse to permit the Administrative Agent to inspect, examine, verify or audit the Collateral in accordance with the provisions of this Agreement or any Loan Document;
(o)    Reports. Any Loan Party fails to perform its obligations under Section 6.3, and such failure shall continue for a period of five (5) Business Days;
(p)    ERISA. Any of the following events shall occur or exists with respect to a Loan Party or any employee benefit or other plan established, maintained or to which contributions have been made by such Loan Party, any affiliate of such Loan Party or any other Person that, together with such Loan Party, would be treated as a single employer under § 4001 of ERISA: (i) any prohibited transaction (as defined in § 406 of ERISA or § 4975 of the Code), (ii) any reportable event (as defined in § 4043 of ERISA and the regulations issued thereunder), (iii) the filing under § 4041 of ERISA of a notice of intent to terminate any such plan or the termination of such plan, or (iv) the institution of proceedings by the PBGC under § 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such plan;
(q)    Impairment. If the Administrative Agent reasonably believes the Administrative Agent’s security interest in the Collateral to be impaired. The previous provision to the contrary notwithstanding, the Administrative Agent shall give the Borrowers and applicable Loan Party written notice with supporting documentation in the event the Administrative Agent considers the Collateral to be impaired and the Borrowers shall have thirty (30) days after receipt of such notice to cure such default, the sufficiency of which cure shall be subject to the reasonable written approval by the Administrative Agent;
(r)    Condemnation. All or any material part of a Loan Party’s assets shall be nationalized, expropriated, condemned or otherwise seized by any Governmental Authority;
(s)    Material Adverse Change. A change in the financial condition, operations, business, or prospects of a Loan Party shall occur having a Material Adverse Effect;

(t)    Permitted Senior Loan Documents. An event of default (after giving effect to any applicable cure or grace periods) has occurred under any of the Permitted Senior Loan Documents and such event of default continues for more than thirty (30) calendar days; or
(u)     Trust Agreement. The Trust Agreement is terminated or a default on the part of the Grantor or Beneficiaries thereunder occurs which is not cured as provided therein;
then, and in every such event (other than an event with respect to the Borrowers described in clause (i) or (j) of this Section 9.1) and at any time thereafter during the continuance of such event, the Administrative Agent may, and upon the written request of the Required Lenders shall, by notice to the Borrowers, take any or all of the following actions, at the same or different times: (i) terminate the Revolving Commitments, whereupon the Revolving Commitment of each Lender shall terminate immediately, (ii) declare the principal of and any accrued interest on the Loans, and all other Obligations owing hereunder, to be immediately due and payable, whereupon the same shall become, due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers, (iii) exercise all remedies contained in any other Loan Document, and (iv) exercise any other remedies available at law or in equity; and if an Event of Default specified in either clause (i) or (j) shall occur, the Revolving Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon, and all fees, and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.
Notwithstanding the foregoing or any other provision in this Agreement to the contrary, with respect to the Collateral of any Loan Party, the Administrative Agent’s right to exercise voting or proxy rights, transfer or register such Collateral pursuant to this Agreement shall be subject to any required prior consent, approval, authorization or other required action of the Applicable Insurance Regulatory Authority or other applicable Governmental Authority.
Section 9.2.    Application of Proceeds from Collateral.
All proceeds from each sale of, or other realization upon, all or any part of the Collateral by the Administrative Agent or any of the Lenders during the existence of an Event of Default shall be applied as follows:
(a)    first, to the reimbursable expenses of the Administrative Agent incurred in connection with such sale or other realization upon the Collateral and to the payment of any Protective Advances funded by the Administrative Agent pursuant to Section 2.3 and interest thereon, until the same shall have been paid in full;
(b)    second, to the fees, indemnities and other reimbursable expenses of the Administrative Agent then due and payable pursuant to any of the Loan Documents until the same shall have been paid in full;
(c)    third, to all indemnities and reimbursable expenses, if any, of the Lenders then due and payable pursuant to any of the Loan Documents ratably among the Lenders in proportion to the respective amounts described in this clause (c), until the same shall have been paid in full;
(d)    fourth, to the payment of principal and interest on the Swing Loans, to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof, until paid in full;
(e)    fifth, to the fees due and payable under clauses (b) and (c) of Section 2.13 of this Agreement and interest (other than on Swing Loans) then due and payable under the terms of this Agreement, until the same shall have been paid in full;
(f)    sixth, to the aggregate outstanding principal amount of the Loans (other than Swing Loans) and, to the extent secured by Liens granted in connection with the Loan Documents, the Net Mark-to-Market Exposure of the Borrowers and the Subsidiary Loan Parties, until the same shall have been paid in full, allocated pro rata among the Lenders and any Hedging Counterparties holding Net Mark-to-Market Exposure on their respective pro rata shares of the aggregate amount of such Loans and Net Mark-to-Market Exposure;
(g)    seventh, to all other Obligations (including Treasury Management Obligations of the Borrowers and the Subsidiary Loan Parties), to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof, until the same shall have been paid in full; and
(i)    eighth, to the extent any proceeds remain, to the Borrowers or other parties lawfully entitled thereto;
provided that Excluded Hedging Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section 9.2.
All amounts allocated pursuant to the foregoing clauses second through seventh to the Lenders as a result of amounts owed to the Lenders under the Loan Documents shall be allocated among, and distributed to, the Lenders pro rata based on their respective Pro Rata Shares.
ARTICLE X

THE ADMINISTRATIVE AGENT
Section 10.1.    Appointment and Authority.
(a)    Each of the Lenders hereby irrevocably designates and appoints Fifth Third to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrowers nor any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions (other than this paragraph (a), Section 10.8 and Section 10.10). It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
(b)    The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacity as a potential party to a Hedging Transaction or Treasury Management Bank) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto (including, without limitation, to enter into additional Loan Documents or supplements to existing Loan Documents on behalf of the Secured Creditors). In connection therewith, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to this ARTICLE X for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of ARTICLE X and ARTICLE XI (including Section 11.3, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.
Section 10.2.    Exculpatory Provisions.
(a)    The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
    (i)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing;
    (ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

    (iii)    shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates that is communicated to, or in the possession of, the Administrative Agent, arranger or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein.
(b)    The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.2 and Section 9.1) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default is given to the Administrative Agent by the Borrowers or a Lender.
(c)    The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in ARTICLE IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
Section 10.3.    Non-Reliance on Administrative Agent and Other Lenders.
Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
Section 10.4.    Reliance by the Administrative Agent.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 10.5.    Delegation of Duties.
The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
Section 10.6.    Rights as a Lender.
The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
Section 10.7.    Enforcement.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent for the benefit of all the Lenders, provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 11.7 (subject to the terms of Section 2.20), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 9.1 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.20, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
Section 10.8.    Resignation of Administrative Agent.
(a)    The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers and subject to the consent of the Borrowers (provided no Event of Default has occurred and is continuing at the time of such resignation), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrowers and such Person, remove such Person as Administrative Agent and, in consultation with the Borrowers, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 11.3 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.
Section 10.9.    Reserved.
Section 10.10.    Collateral and Guaranty Matters.
(a)    Each of the Lenders (including in its or any of its Affiliate’s capacities as a Hedging Counterparty or a Treasury Management Bank) irrevocably authorizes the Administrative Agent, and the Administrative Agent shall:
    (i)    release any Lien on any Collateral granted to or held by the Administrative Agent (or any sub-agent thereof), for the ratable benefit of the Secured Creditors, under any Loan Document (A) upon the satisfaction of the Termination Conditions, (B) that is sold or disposed of to a Person that is not a Loan Party or (C) if approved, authorized or ratified in writing in accordance with Section 11.2;
    (ii)    subordinate any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document to the holder of any Permitted Lien; and
    (iii)    release any Guarantor from its obligations under any Loan Documents if such Person ceases to be a Subsidiary.
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty Agreement pursuant to this Section 10.10. In each case as specified in this Section 10.10, the Administrative Agent will, at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty Agreement, in each case in accordance with the terms of the Loan Documents and this Section 10.10.
(b)    The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.
Section 10.11.    Acknowledgments Regarding Erroneous Payments.
(a)    Each Lender hereby agrees that (i) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates were erroneously transmitted (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (ii) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 10.11 shall be conclusive, absent manifest error.
(b)     Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(c)    Each Borrower and each other Loan Party hereby agrees that (x) in the event a Payment (or portion thereof) is not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) a Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by any Borrower or any other Loan Party, except, in each case, to the extent such Payment is, and solely with respect to the amount of such Payment that is, comprised of funds of any Borrower or any other Loan Party.
(d)    Each party’s obligations under this Section 10.11 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.
ARTICLE XI

MISCELLANEOUS
Section 11.1.    Notices.
(a)    Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or electronic mail, as follows:
To the Borrowers:    South Bay Acceptance Corporation
    South Bay Funding LLC
    10751 Deerwood Park Blvd.
    Suite 200
    Jacksonville, Florida 32256
    Attention: Chief Financial Officer
    (with a copy to the General Counsel)
    Phone Number: (904) 350-9660
    Email: generalcounsel@fortegra.com
With copies to (which shall not constitute notice):
    Tiptree Financial Inc.
    780 Third Avenue, 21st Floor
    New York, New York 10017
    Fax Number: (212) 446-1409
    Attention: Neil C. Rifkind
and    Sidley Austin LLP
    2021 McKinney, Ste. 2000
    Dallas, Texas 75201
    Attention: Kelly M. Dybala
    Phone Number: (214) 981-3426
    Email: kdybala@sidley.com

To the Administrative
Agent:    Fifth Third Bank
    Fifth Third Center
    38 Fountain Square Plaza
    Cincinnati, Ohio 45263
    Attention: Agency Services
    Telephone: (513) 534-4224
    Facsimile: (513) 534-0875
    Email: AgencyServices@53.com
To any other Lender:    the address set forth in the Register
Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the mail or if delivered, upon delivery; provided that notices delivered to the Administrative Agent shall not be effective until actually received by the Administrative Agent at its address specified in this Section 11.1.
(b)    Any agreement of the Administrative Agent and the Lenders herein to receive certain notices by telephone, facsimile or other electronic transmission is solely for the convenience and at the request of the Borrowers. The Administrative Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrowers to give such notice and the Administrative Agent and the Lenders shall not have any liability to the Borrowers or other Person on account of any action taken or not taken by the Administrative Agent and the Lenders in reliance upon such telephonic or facsimile notice. The obligation of the Borrowers to repay the Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Administrative Agent and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent and the Lenders of a confirmation which is at variance with the terms understood by the Administrative Agent and the Lenders to be contained in any such telephonic or facsimile notice.
(c)    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to ARTICLE II unless such Lender and Administrative Agent have agreed to receive notices under such Article by electronic communication and have agreed to the procedures governing such communications. The Administrative Agent or a Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(d)    Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(e)    (i)    Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications on Debt Domain, Intralinks, SyndTrak or a substantially similar electronic transmission system (the “Platform”).
    (ii)    The Platform is provided “as is” and “as available”. The Administrative Agent and its Related Parties do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any of the Administrative Agent or its Related Parties in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties have any liability to any Loan Party, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material that any Loan Party provides to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through the Platform.
Section 11.2.    Waiver; Amendments.
(a)    No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or any other Loan Document, and no course of dealing between the Borrowers and the Administrative Agent or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrowers therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 11.2, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default or Event of Default at the time.
(b)    Subject to the provisions hereof regarding Conforming Changes, no amendment or waiver of any provision of this Agreement or the other Loan Documents, nor consent to any departure by the Borrowers therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrowers and the Required Lenders or the Borrowers and the Administrative Agent with the consent of the Required Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no amendment or waiver shall: (i) increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.1 or 4.2, or the waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender), (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby (it being understood that any waiver of default interest set forth in Section 2.12(c) or any modification, waiver or amendment to the financial covenant definitions or financial ratios or any component thereof in this Agreement shall not constitute a reduction in the interest rates or the commitment fees for purposes of this clause (ii)), (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Revolving Commitment, without the written consent of each Lender affected thereby (it being understood that a waiver of any condition precedent set forth in Section 4.1 or 4.2, or the waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments, the waiver of any default interest set forth in Section 2.12(c) or any modification, waiver or amendment to the financial covenant definitions or financial ratios or any component thereof in this Agreement shall not constitute any of the foregoing), (iv) change Section 2.20(b) or Section 2.20(c) in a manner that would alter the pro rata payments or the pro rata sharing of payments required thereby or Section 9.2 in a manner that would alter the application of proceeds required thereby, in each case, (v) change any of the provisions of this Section 11.2 or the definition of “Required Lenders”, “Required SBAC Lenders”, “Required SBF Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender affected thereby; (vi) release either Borrower or any Guarantor or limit the liability of either Borrower under the Loan Documents or any such Guarantor under the Guaranty Agreement, without the written consent of each Lender except as otherwise permitted by Section 10.10; (vii) release all or substantially all Collateral securing any of the Obligations, without the written consent of each Lender; (viii) subordinate the Obligations to any other Indebtedness without the consent of all Lenders; or (ix) waive any condition precedent set forth in Section 4.1, without the consent of each Lender, provided further that no such agreement shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent without the prior written consent of the Administrative Agent.

Notwithstanding anything contained herein to the contrary, (x) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Lender and (y) this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrowers and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Section 2.17, Section 2.19 and Section 11.3), such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement. Notwithstanding anything herein or otherwise to the contrary, any Event of Default occurring hereunder shall continue to exist (and shall be deemed to be continuing) until such time as such Event of Default is waived in writing in accordance with the terms of this Section, notwithstanding (i) any attempted cure or other action taken by the Borrowers or any other Person subsequent to the occurrence of such Event of Default or (ii) any action taken or omitted to be taken by the Administrative Agent or any Lender prior to or subsequent to the occurrence of such Event of Default (other than the granting of a waiver in writing in accordance with the terms of this Section).
(c)    Notwithstanding anything to the contrary contained in this Section 11.2, (i) guarantees, collateral security agreements, pledge agreements and related documents (if any) executed by the Loan Parties in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be amended, supplemented and/or waived with the consent of the Administrative Agent at the request of the Borrowers without the input or need to obtain the consent of any other Lenders if such amendment or waiver is delivered in order (x) to comply with local law or advice of local counsel, (y) to cure ambiguities, omissions or defects or (z) to cause such guarantees, collateral security agreements, pledge agreement or other document to be consistent with this Agreement and the other Loan Documents, (ii) the Borrowers and the Administrative Agent may, without the input or consent of any other Lender (other than each applicable Additional Lender, in the case of Section 2.22), effect amendments to this Agreement and the other Loan Documents as may be necessary in the reasonable opinion of the Borrowers and the Administrative Agent to effect the provisions of Section 2.22 and (iii) if the Administrative Agent and the Borrowers have jointly identified any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document (including the schedules and exhibits thereto), in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrowers shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.
Section 11.3.    Expenses; Indemnification.
(a)    The Borrowers shall pay (i) all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent and its Affiliates, including the reasonable and documented out-of-pocket fees, charges and disbursements of counsel for the Administrative Agent and its Affiliates, in connection with syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (provided that reimbursement of legal expenses shall be limited to the expenses of one counsel to the Administrative Agent and its Affiliates taken as a whole and, if reasonably necessary, one local counsel in any relevant and material jurisdiction), and (ii) all out-of-pocket costs and expenses (including, without limitation, the fees, charges and disbursements of outside counsel (provided that reimbursement of legal expenses shall be limited to the expenses of one counsel to the Administrative Agent and its Affiliates and the Lenders taken as a whole and, if reasonably necessary, one local counsel in any relevant and material jurisdiction)) incurred by the Administrative Agent and its Affiliates or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section 11.3, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
(b)    The Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee (provided that reimbursement of legal expenses shall be limited to the expenses of one counsel to the Indemnitees taken as a whole, and, solely in the case of an actual or perceived conflict of interest, one additional counsel to the affected Indemnitees taken as a whole, and, if reasonably necessary, one local counsel in any relevant and material jurisdiction)), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrowers or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby (including, without limitation, the Indemnitee’s reliance on any Communication executed using an Electronic Signature, or in the form of an Electronic Record), the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) the use by any Person of any information or materials obtained by or through SyndTrak or other internet web sites, (iv) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrowers or any of their Subsidiaries, or any Environmental Liability of the Borrowers or any of their Subsidiaries, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrowers or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by the Borrowers or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrowers or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) relate to the presence or Release of Hazardous Materials or any violation of Environmental Laws that first occurs at any property after such property is transferred to an Indemnitee by means of foreclosure, deed-in-lieu of foreclosure or similar transfer, and is not an Environmental Liability of the Borrowers or any of their Subsidiaries. Clause (b) of this Section 11.3 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)    [RESERVED].
(d)    To the extent that the Borrowers fail to pay any amount required to be paid to the Administrative Agent or any Related Party of any of the foregoing, under clauses (a), (b) or (c) hereof, each Lender severally agrees to pay to the Administrative Agent or such Related Party as applicable, such Lender’s Pro Rata Share (determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.
(e)    To the extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated herein or therein, any Loan or the use of proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent such liability is determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnitee’s gross negligence, willful misconduct or bad faith.
(f)    All amounts due under this Section 11.3 shall be payable promptly after written demand therefor.
Section 11.4.    Successors and Assigns.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraphs (b), (h) or (i) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section and (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (g) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of any Revolving Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
    (i)    Minimum Amounts.
        (A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it (under either facility hereunder) or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
        (B)    in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of any Revolving Commitment (which for this purpose includes Loans and Revolving Credit Exposure outstanding thereunder) or, if the applicable Revolving Commitment is not then in effect, the principal outstanding balance of the Revolving Credit Exposure or Term Loan of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $2,000,000 and shall be in increments of $500,000 in excess thereof, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed); provided that each Borrower shall be deemed to have consented to any such lower amount unless it shall object thereto by written notice to the Administrative Agent within ten Business Days after having received written notice thereof.
    (ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Revolving Commitments assigned.
    (iii)    Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:
        (A)    the consent of the Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (I) an Event of Default has occurred and is continuing at the time of such assignment or (II) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that each Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten Business Days after having received written notice thereof; and

        (B)    the consent of the Swing Line Lender shall be required for any assignment of Revolving Commitments or Revolving Credit Exposure.
    (iv)    Assignment and Acceptance. The parties to each assignment shall deliver to the Administrative Agent (A) a duly executed Assignment and Acceptance, (B) a processing and recordation fee of $3,500, (C) an Administrative Questionnaire unless the assignee is already a Lender and (D) the documents required under Section 2.19.
    (v)    No Assignment to Borrowers or Defaulting Lenders. No such assignment shall be made to (A) the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).
    (vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural person.
    (vii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested, but not funded by, the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to acquire (and fund as appropriate) its full pro rata share of all Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 11.4, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 2.17, Section 2.19 and Section 11.3 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph (or paragraph (h) or (i)) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 11.4. If the consent of the Borrowers to an assignment is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified above), the Borrowers shall be deemed to have given its consent ten Business Days after the date written notice thereof has actually been delivered by the assigning Lender (through the Administrative Agent) to the Borrowers, unless such consent is expressly refused by the Borrowers prior to such tenth Business Day.
(c)    The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in Cincinnati, Ohio a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitments of, and principal amount (and stated interest thereon) of the Loans and Revolving Credit Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Information contained in the Register with respect to any Lender shall be available for inspection by such Lender at any reasonable time and from time to time upon reasonable prior notice; information contained in the Register shall also be available for inspection by the Borrowers at any reasonable time and from time to time upon reasonable prior notice. In establishing and maintaining the Register, the Administrative Agent shall serve as the Borrowers’ agent solely for tax purposes and solely with respect to the actions described in this Section, and the Borrowers hereby agree that, to the extent Fifth Third serves in such capacity, Fifth Third and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees”. The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereunder as a Lender for all purposes of this Agreement.
(d)    Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person, the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. A Lender who sells a participation shall (acting solely for this purpose as an agent of the Borrowers) maintain at one of its offices a copy of each agreement or instrument effecting such sale and the participation so transferred on a register substantially similar to the Register (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for purposes of this Agreement.
(e)    Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement;

provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following to the extent affecting such Participant: (i) increase the Revolving Commitment of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.1 or 4.2, or the waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of such Lender), (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder (it being understood that any waiver of any default interest set forth in 2.12(c) or any modification, waiver or amendment to the financial covenant definitions or financial ratios or any component thereof in this Agreement shall not constitute a reduction in the interest rates or the commitment fees for purposes of this clause (ii)), (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Revolving Commitment (it being understood that a waiver of any condition precedent set forth in Section 4.1 or 4.2, or the waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments, the waiver of any default interest set forth in Section 2.12(c) or any modification, waiver or amendment to the financial covenant definitions or financial ratios or any component thereof in this Agreement shall not constitute any of the foregoing), (iv) change Section 2.20(b) or Section 2.20(c) in a manner that would alter the pro rata sharing of payments required thereby, (v) change any of the provisions of this Section 11.4 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, (vi) release any Guarantor or limit the liability of any Guarantor under any guaranty agreement except to the extent such release is expressly provided under the terms of the Guaranty Agreement, or (vii) release all or substantially all Collateral (if any) securing any of the Obligations. Subject to paragraph (f) of this Section 11.4, the Borrowers agree that each Participant shall be entitled to the benefits of Section 2.17 and Section 2.19 (subject to the requirements and limitations therein, including the requirements under Section 2.19(g))to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 11.4. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.7 as though it were a Lender, provided such Participant agrees to be subject to Section 2.20 as though it were a Lender.
(f)    A Participant shall not be entitled to receive any greater payment under Section 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. A Participant shall not be entitled to the benefits of Section 2.19 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.19(e) as though it were a Lender.
(g)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank;

provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(h)    The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.
(i)    Notwithstanding anything to the contrary herein, if at any time the Administrative Agent assigns all of its Revolving Commitments and Revolving Loans pursuant to subsection (b) above, the Administrative Agent may terminate the Swing Loans. In the event of such termination of the Swing Loans, the Borrowers shall be entitled to appoint another Lender to act as the successor Lender of Swing Loans hereunder (with such Lender’s consent); provided, however, that the failure of the Borrowers to appoint a successor shall not affect the resignation of the Administrative Agent as the Swing Line Lender. If the Administrative Agent terminates the Swing Loans, it shall retain all of the rights of the maker of Swing Loans provided hereunder with respect to Swing Loans made by it and outstanding as of the effective date of such termination, including the right to require Lenders to make Revolving Loans or fund participations in outstanding Swing Loans pursuant to Section 2.2.
Section 11.5.    Governing Law; Jurisdiction; Consent to Service of Process.
(a)    This Agreement and the other Loan Documents shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof) of the State of New York. EACH LOAN DOCUMENT (OTHER THAN AS OTHERWISE EXPRESSLY SET FORTH IN A LOAN DOCUMENT) WILL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
(b)    The parties hereto hereby irrevocably and unconditionally submit, for themselves and their property, to the exclusive jurisdiction of the United States District Court of the Southern District of New York, and of any state court and courts of the State of New York sitting in New York County and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York state court or, to the extent permitted by applicable law, such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrowers or their properties in the courts of any jurisdiction.
(c)    The parties hereto irrevocably and unconditionally waive any objection which they may now or hereafter have to the laying of venue of any such suit, action or proceeding described in paragraph (b) of this Section 11.5 and brought in any court referred to in paragraph (b) of this Section 11.5. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 11.1. Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.
Section 11.6.    WAIVER OF JURY TRIAL.
EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 11.7.    Right of Setoff.
In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender and each of their respective Affiliates shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrowers, any such notice being expressly waived by the Borrowers to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrowers at any time held or other obligations at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrowers against any and all Obligations held by such Lender or any of its respective Affiliates, irrespective of whether such Lender or any such Affiliate shall have made demand hereunder and although such Obligations may be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.21 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and its respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees promptly to notify the Administrative Agent and the Borrowers after any such set-off and any application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application. Each Lender agrees to apply all amounts collected from any such set-off to the Obligations before applying such amounts to any other Indebtedness or other obligations owed by the Borrowers and any of their Subsidiaries to such Lender.
Section 11.8.    Electronic Execution; Electronic Records; Counterparts; .
This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Loan Parties and each of the Administrative Agent, the Swing Line Lender, and each Lender (collectively, each a “Credit Party”) agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered.  Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication.  For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Credit Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document.  All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, none of the Administrative Agent, Swing Line Lender nor any Loan Party is under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent, Swing Line Lender and/or any Loan Party has agreed to accept such Electronic Signature, the Administrative Agent and each of the Credit Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party and/or any Credit Party without further verification and (b) upon the request of the Administrative Agent or any Credit Party, any Electronic Signature shall be promptly followed by such manually executed counterpart.  For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

Neither the Administrative Agent nor Swing Line Lender shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s or Swing Line Lender’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Administrative Agent and Swing Line Lender shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it, in good faith, to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).
Each of the Loan Parties and each Credit Party hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document based solely on the lack of paper original copies of this Agreement, such other Loan Document, and (ii) waives any claim against each Credit Party and each Loan Party for any liabilities arising solely from any Credit Party’s and/or any Loan Party’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Loan Parties or any Credit Party, as applicable, to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
Section 11.9.    Survival.
All covenants, agreements, representations and warranties made by the Borrowers herein, in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the Termination Conditions have not been satisfied. Section 2.17, Section 2.19, and Section 11.3 and ARTICLE X shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the satisfaction of the Termination Conditions or the termination of this Agreement or any provision hereof. All representations and warranties made herein, in the Loan Documents in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and the making of the Loans.

Section 11.10.    Severability.
Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Section 11.11.    Confidentiality.
Each of the Administrative Agent and the Lenders agree to maintain the confidentiality of any information relating to the Borrowers or any of their Subsidiaries or any of their respective businesses (except to the extent expressly designated in writing as public information at the time delivered to it by the Borrowers or any Subsidiary) other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrowers or any of their Subsidiaries, except that such information may be disclosed (i) to any Related Party of the Administrative Agent or any such Lender including without limitation accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information by the Persons who have agreed to keep such information confidential), (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (provided that the Person disclosing any such information pursuant to this clause (ii) shall provide the Borrowers with reasonably prompt notice of such disclosure provided that such Person shall not incur any liability from its failure to do so), (iii) to the extent requested by any regulatory agency or authority purporting to have jurisdiction over it (including any self-regulatory authority such as the National Association of Insurance Commissioners), (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section 11.11, or which becomes available to the Administrative Agent, any Lender or any Related Party of any of the foregoing on a non-confidential basis from a source other than the Borrowers, (v) in connection with the exercise of any remedy hereunder or under any other Loan Documents or any suit, action or proceeding relating to this Agreement or any other Loan Documents or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 11.11, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (B) any actual or prospective party (or its Related Parties) to any swap or derivative or similar transaction under which payments are to be made by reference to the Borrowers and their obligations, this Agreement or payments hereunder or (vii) with the consent of the Borrowers. Any Person required to maintain the confidentiality of any information as provided for in this Section 11.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information.

Section 11.12.    Interest Rate Limitation.
Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which may be treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 11.12 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.
Section 11.13.    Waiver of Effect of Corporate Seal.
The Borrowers (i) represent and warrant that neither them nor any other Loan Party is required to affix its corporate seal to this Agreement or any other Loan Document pursuant to any Requirement of Law or regulation, (ii) agree that this Agreement is delivered by Borrowers under seal and (iii) waive any shortening of the statute of limitations that may result from not affixing the corporate seal to this Agreement or such other Loan Documents.
Section 11.14.    Patriot Act.
The Administrative Agent and each Lender hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act. Each Loan Party shall, and shall cause each of its Subsidiaries to, provide to the extent commercially reasonable, such information and take such other actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.
Section 11.15.    Independence of Covenants.
All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 11.16.    All Obligations to Constitute Joint and Several Obligations.
All Obligations shall constitute joint and several obligations of the Borrowers and shall be secured by the Administrative Agent’s Lien upon all of the Collateral, and by all other Liens heretofore, now or at any time hereafter granted by each Borrower to the Administrative Agent, for the benefit of the Lenders, to the extent provided in the Loan Documents under which such Lien arises. The Borrowers expressly represent and acknowledge that they are part of a common enterprise with each other and that any financial accommodations by the Lenders to either Borrower hereunder and under the other Loan Documents are and will be of direct and indirect interest, benefit and advantage to the other. Each Borrower acknowledges and agrees that each Borrower shall be liable, on a joint and several basis, for all of the Loans and other Obligations, regardless of which Borrower actually may have received the proceeds of any of the Loans or other extensions of credit or the amount of such Loans received or the manner in which the Administrative Agent or any Lender accounts between the Borrowers for such Loans or other extensions of credit on its books and records, and further acknowledges and agrees that Loans and other extensions of credit to either Borrower inure to the mutual benefit of both Borrowers and that the Administrative Agent and the Lenders are relying on the joint and several liability of the Borrowers in extending the Loans and other financial accommodations hereunder.
Section 11.17.    Amendment and Restatement.
This Agreement shall become effective on the Closing Date and shall supersede all provisions of the Prior Credit Agreement as of such date. From and after the Closing Date, all references made to the Prior Credit Agreement in any Loan Document or in any other instrument or document shall, without more, be deemed to refer to this Agreement. The Borrowers hereby acknowledge and agree that the Liens created and provided for by the Security Documents continue to secure, among other things, the Obligations which shall remain outstanding on the Closing Date as well as those hereafter arising under this Agreement and the other Loan Documents; and the rights and remedies of the Administrative Agent under the Security Documents and the Liens created and provided for thereunder remain in full force and effect and shall not be affected, impaired or discharged hereby. Nothing herein contained shall in any manner affect or impair the priority of the liens and security interests created and provided for by the Security Documents as to the Indebtedness which would be secured thereby prior to giving effect to this Agreement.
Section 11.18.    Acknowledgment and Consent to Bail-In of Affected Financial Institutions.
Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto (including any party becoming a party hereto by virtue of an Assignment and Acceptance) acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

    (a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
    (b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any applicable Resolution Authority.
Section 11.19.    Certain ERISA Matters.
(a)     Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans or the Commitments;
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement;
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B)

such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement; or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to, the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers, that neither the Administrative Agent nor any of its Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
Section 11.20. Acknowledgment Regarding any Supported QFCs .
To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Transactions or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and, each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the FDIC under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)    As used in this Section 11.20, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
ARTICLE XII

THE GUARANTEES
Section 12.1. The Guarantees .
To induce the Lenders to provide the credits described herein and in consideration of benefits expected to accrue to the Borrowers by reason of the Commitments and the Loans and for other good and valuable consideration, receipt of which is hereby acknowledged, each Subsidiary Loan Party party hereto (including any Subsidiary Loan Party executing a Guaranty Supplement substantially in the form attached hereto as Exhibit E or such other form reasonably acceptable to the Administrative Agent) and the Borrowers (as to the Obligations of another Loan Party) hereby unconditionally and irrevocably guarantees jointly and severally to the Administrative Agent, the Lenders and their Affiliates that are parties to any document evidencing the Hedging Obligations or Treasury Management Obligations, the due and punctual payment of all present and future Obligations, including, but not limited to, the due and punctual payment of principal of and interest on the Loans, and the due and punctual payment of all other Obligations now or hereafter owed by the Borrowers under the Loan Documents and the due and punctual payment of all Hedging Obligations and Treasury Management Obligations, in each case as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, according to the terms hereof and thereof (including all interest, costs, fees, and charges after the entry of an order for relief against either Borrower or such other obligor in a case under the United States Bankruptcy Code or any similar proceeding, whether or not such interest, costs, fees and charges would be an allowed claim against such Borrower or any such obligor in any such proceeding); provided, however that, with respect to any Guarantor, subject to Section 12.10, Hedging Obligations guaranteed by such Guarantor shall exclude all Excluded Hedging Obligations. In case of failure by the Borrowers or other obligor punctually to pay any Obligations guaranteed hereby, each Guarantor hereby unconditionally, jointly and severally agrees to make such payment or to cause such payment to be made punctually as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, and as if such payment were made by the Borrowers or such obligor.
Section 12.2. Guarantee Unconditional .
The obligations of each Guarantor under this Article XII shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged, or otherwise affected by:
    (a)    any extension, renewal, settlement, compromise, waiver, or release in respect of any obligation of any Loan Party or other obligor or of any other guarantor under this Agreement or any other Loan Document or by operation of law or otherwise;
    (b)    any modification or amendment of or supplement to this Agreement or any other Loan Document or any agreement relating to Hedging Obligations or Treasury Management Obligations;
    (c)    any change in the corporate existence, structure, or ownership of, or any proceeding under any Debtor Relief Law affecting, either Borrower or other obligor, any other guarantor, or any of their respective assets, or any resulting release or discharge of any obligation of any Loan Party or other obligor or of any other guarantor contained in any Loan Document;
    (d)    the existence of any claim, set-off, or other rights which any Loan Party or other obligor or any other guarantor may have at any time against the Administrative Agent, any Lender or any other Person, whether or not arising in connection herewith;
    (e)    any failure to assert, or any assertion of, any claim or demand or any exercise of, or failure to exercise, any rights or remedies against any Loan Party or other obligor, any other guarantor, or any other Person or property;

    (f)    any application of any sums by rights of set-off, counterclaim, or similar rights to any obligation of any Loan Party or other obligor, regardless of what obligations of any Loan Party or other obligor remain unpaid, including the Obligations;
    (g)    any invalidity or unenforceability relating to or against any Loan Party or other obligor or any other guarantor for any reason of this Agreement or of any other Loan Document or any agreement relating to Hedging Obligations or Treasury Management Obligations or any provision of applicable law or regulation purporting to prohibit the payment by any Loan Party or other obligor or any other guarantor of the principal of or interest on any Loan or any other amount payable under the Loan Documents or any agreement relating to Hedging Obligations or Treasury Management Obligations; or
    (h)    any other act or omission to act or delay of any kind by the Administrative Agent, any Lender or any other Person or any other circumstance whatsoever that might, but for the provisions of this clause (h), constitute a legal or equitable discharge of the obligations of any Guarantor under this Article XII.
Section 12.3. Discharge Only upon Termination Conditions; Reinstatement in Certain Circumstances .
Each Guarantor’s obligations under this Article XII shall remain in full force and effect until the Termination Conditions are satisfied. If at any time any payment of the principal of or interest on any Loan or any other amount payable by any Loan Party or other obligor or any Guarantor under the Loan Documents or any agreement relating to Hedging Obligations or Treasury Management Obligations is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy, or reorganization of such Loan Party or other obligor or of any guarantor, or otherwise, each Guarantor’s obligations under this Article XII with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.
Section 12.4. Subrogation .
Each Guarantor agrees it will not exercise any rights which it may acquire by way of subrogation, reimbursement or indemnification by any payment made hereunder, or otherwise, until all the Obligations (other than any contingent or indemnification obligations not then due) shall have been paid in full or collateralized in a manner reasonably acceptable to the Lender or Affiliate of a Lender to whom such obligations are owed subsequent to the termination of all the Commitments. If any amount shall be paid to a Guarantor on account of such subrogation, reimbursement or indemnification rights at any time prior to the Termination Conditions being satisfied, such amount shall be held in trust for the benefit of the Administrative Agent, the Lenders, and their Affiliates and shall forthwith be paid to the Administrative Agent for the benefit of the Lenders and their Affiliates or be credited and applied upon the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement.
Section 12.5. Subordination .

Each Guarantor hereby subordinates the payment of all indebtedness, obligations, and liabilities of either Borrower or any other Loan Party owing to such Guarantor, whether now existing or hereafter arising, to the indefeasible payment in full in cash of all Obligations (other than any contingent obligations not due and owing); provided, however, that such Guarantor may receive distributions, dividends and principal and interest payments on account of such subordinated indebtedness so long as (i) all sums then due and payable by the Borrowers to the Lenders have been paid in full on or prior to such date, and (ii) no Event of Default shall have occurred and be continuing. During the existence of any Event of Default, subject to Section 12.4 above, any such indebtedness, obligation, or liability of either Borrower or any other Loan Party owing to such Guarantor shall be enforced and performance received by such Guarantor as trustee for the benefit of the holders of the Obligations and the proceeds thereof shall be paid over to the Administrative Agent for application to the Obligations (whether or not then due), but without reducing or affecting in any manner the liability of such Guarantor under this Article XII.
Section 12.6. Waivers .
To the extent permitted by applicable law, each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest, and any notice not provided for herein, as well as any requirement that at any time any action be taken by the Administrative Agent, any Lender or any other Person against either Borrower or any other Loan Party or other obligor, another guarantor, or any other Person.
Section 12.7. Limit on Recovery .
Notwithstanding any other provision hereof, the right of recovery against each Guarantor under this Article XII shall not exceed $1.00 less than the lowest amount which would render such Guarantor’s obligations under this Article XII void or voidable under applicable law, including fraudulent conveyance law.
Section 12.8. Stay of Acceleration .
If acceleration of the time for payment of any amount payable by either Borrower or other Loan Party or other obligor under this Agreement or any other Loan Document, or under any agreement relating to Hedging Obligations or Treasury Management Obligations, is stayed upon the insolvency, bankruptcy or reorganization of either Borrower or such other Loan Party or obligor, all such amounts otherwise subject to acceleration under the terms of this Agreement or the other Loan Documents, or under any agreement relating to Hedging Obligations or Treasury Management Obligations, shall nonetheless be payable by the Guarantors hereunder forthwith on demand by the Administrative Agent made at the request or otherwise with the consent of the Required Lenders.
Section 12.9. Benefit of Guarantors .
The Loan Parties are engaged in related businesses and integrated to such an extent that the financial strength and flexibility of the Borrowers and the other Loan Parties has a direct impact on the success of each Guarantor. Each Guarantor will derive substantial direct and indirect benefit from the extensions of credit hereunder, and each Guarantor acknowledges that this guarantee is necessary or convenient to the conduct, promotion and attainment of its business.
Section 12.10. Keepwell .
Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of its obligations under this Article XII in respect of Hedging Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 12.10 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 12.10, or otherwise under this Section, voidable under applicable Requirements of Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 12.10 shall remain in full force and effect until discharged in accordance with Section 12.3. Each Qualified ECP Guarantor intends that this Section 12.10 constitute, and this Section 12.10 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
Section 12.11. Guarantor Covenants .
Each Guarantor shall take such action as the Borrowers are required by this Agreement to cause such Guarantor to take, and shall refrain from taking such action as the Borrowers are required by this Agreement to prohibit such Guarantor from taking.
[SIGNATURE PAGES TO FOLLOW]

    IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed on the date first above written.

BORROWERS:
SOUTH BAY ACCEPTANCE CORPORATION, a California corporation

By: /s/Michael F. Grasher Title: Chief Financial Officer

SOUTH BAY FUNDING LLC, a Delaware limited liability company

By: /s/Michael F. Grasher Title: Chief Financial Officer

AGENT:
FIFTH THIRD BANK, NATIONAL ASSOCIATION, as the Agent, Incremental Lender and Lender

By: /s/Jane Badger Title: Senior Vice President

BANKUNITED, N.A., as a Lender

By:/s/Jeff Landroche Title: Senior Vice President

SYNOVUS BANK, as a Lender

By: /s/Joe Grass Title: Director

CITIZENS BANK, N.A., as a Lender

By: /s/Kenneth D. Stover Title: Vice President

RENASANT BANK, as a Lender

By: /s/Alex Falgiano Title: Managing Director